UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
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2025
Notice of Annual Meeting and Proxy Statement

Steelcase®

Letter from the President and CEO

At Steelcase, we are a purpose-driven company focused on helping the world work better. We deliver on our purpose by creating places that work better, support performance, foster collaboration, and help people thrive. Our work includes designing with intention and operating responsibly, because we believe a world that works better is also better for the planet. This belief guides our strategy, informs our decisions, and shapes the partnerships we build with organizations around the world.

The nature of work has changed more dramatically in the past five years than it has in generations. It has been shaped by new technologies, evolving expectations, and a growing demand for spaces that support flexibility, connection, and wellbeing. Companies are looking for more than products. They are seeking research-backed insight, thoughtful design, and trusted partners who understand how space can help them make the most of these changes.

In fiscal year 2025, we were proud to deliver on that promise, through both our solutions and our results.

We finished fiscal year 2025 with revenue of $3.2 billion and net income of $120.7 million. This represents a 49% improvement as compared to our fiscal 2024 net income of $81.1 million. Our gross margin improved by 110 basis points, and our adjusted earnings per share exceeded our target. The fourth quarter marked our eleventh consecutive quarter of year-over-year improvement in revenue and net income.

These results were driven by strong performance in the Americas, where we achieved order growth of 6% for the full year and 12% in the fourth quarter. We also generated strong free cash flow and returned $84 million to shareholders through dividends and share repurchases. Total liquidity at year-end was $558 million, exceeding our total debt and underscoring the strength of our balance sheet. That financial strength positions us to continue investing in our strategy and driving long-term value for our customers, our people, and our shareholders.

Our strategy for sustainable and profitable growth focuses on three pillars, each of which is grounded in our commitment to customers and in the belief that Steelcase succeeds when we stay close to those we serve:

Lead the transformation of the workplace

Expand our reach within markets

Strengthen profitability and reinvest in the business

i

Lead the Transformation of the Workplace

As new ways of working continue to emerge, organizations are looking for seamless work experiences that integrate people, place, and technology. Employees and organizations alike expect more from their spaces—environments that support wellbeing and enable high performance in a constantly changing world. We believe Steelcase is uniquely positioned to meet those expectations and lead the transformation of the workplace.

Through the end of fiscal year 2025, our win rates remained high, contributing to market share gains, and we drove six consecutive quarters of year-over-year order growth in the Americas. We saw strong growth from large corporate and government customers. We are proud to be a trusted partner to so many organizations as they reimagine their spaces and shape the future of work.

Our strength lies not only in our products, but in the insights that stem from our research. Over the last several years, we have developed what we believe is one of the most comprehensive datasets of real-world workplace configurations in our industry. Drawing on millions of installed workplace applications, this resource allows us to identify trends and track how environments are adapting in real time.

These insights fuel innovation and help us design solutions that perform today and adapt for tomorrow. As a result, we introduced new offerings across seating, desking, and lounge systems, including additions to our WorkValet®, Orangebox®, and HALCON® lines.

We launched new design-forward collections that reflect the power of collaboration and brand equity, including the Jean Nouvel Seating Collection, the Frank Lloyd Wright Galesburg and Rockford Collections, and the Coalesse Ensemble™ Lounge. These introductions deepen our partnerships with globally recognized design talent and extend our leadership in premium aesthetics and performance.

We also continued advancing hybrid collaboration tools that support seamless work experiences. The Ocular® Collection grew with the addition of Ocular View, Coupe Tables, Coupe Towers, and Sightline Tables, offering solutions that support hybrid collaboration in both open and enclosed environments. These innovations help teams stay connected across physical and digital spaces while ensuring environments are optimized for acoustic quality, technology access, and video equity.

Sustainability remains central to our design philosophy. We design for sustainability at scale across our portfolio. By rethinking how we design task seating and partnering with leading plastics suppliers, we have significantly increased recycled content in chairs like Steelcase Series® 1 and Steelcase Series 2, Leap®, Amia®, Think®, Gesture®, and Steelcase Karman®. We also reduce waste and emissions from the start, as seen in the Steelcase® Flex Perch stool, made from recycled electronics plastic, and the lightweight Steelcase Karman chair, designed to use fewer materials. Through Circular by Steelcase, we help customers keep products out of landfills through repair, reuse, and recycling. The CarbonNeutral® product certification is now available across more seating and desk lines, supporting customer climate goals while advancing our shared commitment to a healthier planet.

At every step, we focused on purposeful design and high performance.

Expand Our Reach Within Markets

In fiscal year 2025, we achieved year-over-year order growth across all customer segments in the Americas, except consumer. This underscores our ability to broaden our reach and strengthen our market presence.

Education
We supported school districts investing in modern, flexible learning environments. Smith System® played a key role, offering age-appropriate, high-performance solutions for the K–12 space. In higher education, Steelcase Learning remained a trusted partner in designing for active learning and belonging.

Healthcare
We collaborated with several leading healthcare organizations as they reimagined their spaces in response to shifting patient needs and organizational priorities. Our ability to deliver at scale helped us support these critical projects.

Small and Midsize Businesses
AMQ® delivered strong double-digit revenue growth by offering high-quality, easy-to-deploy solutions. We continue enhancing these offerings to better serve customer needs with speed and simplicity.

Our Portfolio
Through Viccarbe®, HALCON®, Orangebox®, Coalesse® and other brands, we offer a wide range of aesthetics, applications and price points. This approach helps us meet customers where they are across geographies and segments and support their evolving needs. In particular, we continue to see opportunity to deepen our presence in growth markets like India.

Strengthen Profitability and Reinvest in the Business

We are actively driving profitability improvements, improving operational efficiency and making targeted investments that create value for our stakeholders.

In fiscal year 2025, we expanded our gross margin by 110 basis points, supported by cost-saving actions across our operations. These included installing new technologies, relocating production lines to boost efficiency, insourcing select product lines, and closing select distribution centers to streamline our network.

In our International segment, we drove improvements early in the year through cost reductions and restructuring actions. Midway through the year, we anticipated the overall demand environment would begin to strengthen and we saw positive signals from large and national accounts. However, demand from small and midsize businesses remained soft, prompting us to consider additional steps to further lower our cost structure.

We also made progress on our Business Transformation work, including preparation for a new enterprise resource planning system in the Americas. This system is foundational to how we will operate in the future, enabling faster decision-making, better visibility, and smarter processes across the business.

Looking Ahead

Work is becoming more dynamic. More complex. More deeply connected to how people think, feel, and engage. The workplace is no longer just a setting. It's a catalyst for innovation, for engagement, and for progress.

In this moment of transformation, Steelcase is focused on what matters most: insight, design, and the ability to help organizations navigate change with confidence.

Our strategy is clear. Our execution is disciplined. And our purpose remains steady, grounding our efforts to deliver spaces that perform, adapt, and inspire. This is the work that moves us forward.

This is how we're
helping the world work better.

Sara Armbruster
President and CEO

Notice of Annual Meeting
of Shareholders of Steelcase Inc.

The Board of Directors of Steelcase Inc. (the “Company”) cordially invites all shareholders to attend the Company’s 2025 Annual Meeting of Shareholders as follows:

Date and Time:	July 9, 2025 at 11:00 a.m. EDT

Location:	via live webcast at www.virtualshareholdermeeting.com/SCS2025

The Annual Meeting of Shareholders is being held to allow you to vote on the following proposals and any other matters properly brought before the shareholders:
1.    Election of ten nominees to the Board of Directors
2.    Advisory vote to approve named executive officer compensation
3.    Approval of the Steelcase Inc. Incentive Compensation Plan
4.    Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2026

If you were a shareholder of record as of the close of business on May 12, 2025, you are eligible to vote.

You may vote either online during the meeting or by proxy, which allows your shares to be voted at the meeting even if you are not able to participate. If you choose to vote by proxy, please carefully review the enclosed proxy statement and proxy card and select your preferred method of voting: by telephone, by internet, or by signing and mailing the proxy card. You can withdraw your proxy and vote your shares at the meeting if you decide to do so.

Every vote is important, and we urge you to vote your shares as soon as possible.

These proxy materials are being sent and made available to shareholders beginning May 28, 2025.

By Order of the Board of Directors,

Megan A. Blazina
Vice President, Chief Legal Officer and Secretary

May 28, 2025

Steelcase Inc. 901 44th St SE, Grand Rapids, MI 49508

Information About the Meeting and Voting

How can I attend the Meeting, and can I ask questions during the Meeting?
Our 2025 Annual Meeting of Shareholders (the “Meeting”) will be a virtual meeting, conducted via live webcast only; no physical meeting will be held. Holders of record of Class A Common Stock or Class B Common Stock at the close of business on May 12, 2025 (the “Record Date”) will be able to attend the Meeting by logging in at www.virtualshareholdermeeting.com/SCS2025 at 11:00 a.m. EDT on July 9, 2025. To vote or ask a question during the Meeting, shareholders must log into the Meeting using their 16-digit Control Number provided with the Meeting notice. If you encounter any difficulties accessing the Meeting, please call the technical support number that will be posted on the Meeting login page.

The Board of Directors has adopted procedures to provide for a fair and orderly proceeding, and these procedures will be accessible during the Meeting. These procedures include guidelines for submitting questions, and all questions that meet the stated guidelines will be answered during the Meeting, time permitting.

Can I listen to the Meeting if I cannot attend it live?
An audio replay of the Meeting will be available on our website shortly after the conclusion of the Meeting and for at least 90 days thereafter. You will be able to find the replay on our investor relations website at ir.steelcase.com, under “News & Events – Events & Presentations”.

On what am I voting?
You are being asked to vote on the following proposals and any other matters properly coming before the Meeting:
Proposal 1: Election of ten nominees to the Board of Directors
Proposal 2: Advisory vote to approve named executive officer compensation
Proposal 3: Approval of the Steelcase Inc. Incentive Compensation Plan
Proposal 4: Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2026

The Board of Directors recommends that you vote FOR each of the nominees listed in Proposal 1 and FOR Proposals 2, 3 and 4. As of May 28, 2025, we are not aware of any other matters to be considered at the Meeting.

Who is entitled to vote, and how many votes does each shareholder have?
Holders of record of Class A Common Stock or Class B Common Stock at the close of business on the Record Date may vote at the Meeting. At the close of business on the Record Date, there were 95,425,947 shares of Class A Common Stock and 19,217,685 shares of Class B Common Stock outstanding. Each shareholder has one vote per share of Class A Common Stock owned and ten votes per share of Class B Common Stock owned.

How can I vote?
If you are a registered shareholder (that is, you hold your Steelcase stock directly in your name), you can vote as follows:
By telephone: follow the instructions on the proxy card and vote by 11:59 p.m. EDT on July 8, 2025
By mail: complete, sign and date the accompanying proxy card and return it in the enclosed postage-paid envelope; only proxy cards received and processed before 11:00 a.m. EDT on July 9, 2025 will be voted
By internet: follow the instructions on the proxy card and vote by 11:59 p.m. EDT on July 8, 2025
Online during the Meeting: log on to www.virtualshareholdermeeting.com/SCS2025 at 11:00 a.m. EDT on July 9, 2025, using your 16-digit Control Number provided with the Meeting notice, and follow the instructions for voting shares

You may specify how your shares should be voted with respect to each of the proposals. If you use the proxy card provided by us and do not specify a choice, your shares will be voted FOR the election of each of the nominees listed in Proposal 1 and FOR each of Proposals 2, 3 and 4. For any other matters that properly come before the Meeting, your shares will be voted in the discretion of the proxy holders.

If you hold your stock in “street name” (that is, your shares are registered in the name of a bank, broker or other nominee, which we collectively refer to as your “broker”), you must vote your shares in the manner required by your broker.

What should I do if I received more than one proxy card?
If you received more than one proxy card, it is likely that some of your shares are registered differently than the others or you hold shares in more than one account. You should complete, sign and return all proxy cards, or make sure that you complete the voting instructions for each card if voting by telephone or internet, to ensure all your shares are voted.

May I revoke my proxy?
If you appoint a proxy, you may revoke it at any time before it is exercised by notifying our corporate secretary in writing, by delivering a later-dated proxy to our corporate secretary, or by attending and voting online during the Meeting.

What is the quorum requirement for the Meeting?
Michigan law and our By-laws require a quorum for the Meeting, which means that holders of a majority of the voting power entitled to vote at the Meeting must be present or represented by proxy in order to transact business at the Meeting. Abstentions will be counted in determining whether a quorum has been reached.

How many votes are needed to approve the proposals?
Assuming a quorum has been reached,
•For Proposal 1, in order to be elected, a nominee must receive the affirmative vote of a majority of the votes cast with respect to such nominee. If any incumbent director receives more “against” than “for” votes, our By-laws require the director to tender their resignation, and the Nominating and Corporate Governance Committee must make a recommendation to the Board of Directors regarding whether to accept such resignation.

•Proposals 2 and 4 are advisory votes, which are not binding on our company or our Board of Directors. In order to be approved, Proposals 2 and 4 must receive the affirmative vote of the majority of the votes cast for that proposal.
•For Proposal 3 to be approved, it must receive the affirmative vote of the majority of votes cast for the proposal.

How will broker non-votes and abstentions be treated?
Under the rules of the New York Stock Exchange (“NYSE”), brokers who hold shares on behalf of their customers (that is, shares held in street name) can vote on certain items when they do not receive instructions from their customers. However, brokers are not authorized to vote on non-routine matters if they do not receive instructions from their customers. Proposals 1, 2 and 3 are non-routine matters under NYSE rules; therefore, if you do not give your broker voting instructions on those proposals, your shares will not be treated as votes cast and will have no effect in determining the outcome of those matters. Proposal 4 is considered a routine matter under NYSE rules, and therefore, your broker may vote your shares on that proposal if it does not receive instructions from you.

If you abstain from voting on a proposal, your shares will not be counted as voting for or against that proposal, and therefore, abstentions will have no effect on the adoption of the proposal.

Why didn’t I receive printed copies of this proxy statement and the annual report?
We make our proxy materials available to our shareholders electronically via the internet and send them a notice which lists the address of a website where they can view, print or request printed copies of our proxy materials and submit voting instructions. The notice also provides an email address and toll-free telephone number for requesting printed copies of our proxy materials. Unless you request otherwise, you will not receive a printed copy of our proxy materials. If you wish to receive printed copies of these materials each year, you can make a permanent request.

What if I have the same address as another shareholder?
We send a single copy of our notice to any household at which two or more shareholders reside if they appear to be members of the same family. This practice is known as “householding” and helps reduce our printing and mailing costs. Any shareholder residing at the same address as another shareholder who would like to request a single document or separate documents should call 1-866-540-7095 or write to Broadridge Financial Solutions, Householding Department, 51 Mercedes Way, Edgewood, New York 11717, to express their preference, and we will deliver any requested documents promptly.

Who will pay for this proxy solicitation?
We will bear the cost of soliciting proxies. Proxies may be solicited by e-mail, mail, telephone or in person by our directors, officers and employees. We may also reimburse brokers and other fiduciaries for reasonable expenses they incur in forwarding these proxy materials at our request to the beneficial owners of our Class A Common Stock and Class B Common Stock. Proxies are being solicited on behalf of our Board of Directors.

When and how are shareholder proposals for next year’s Annual Meeting to be submitted?
We must receive any shareholder proposals to be included in our proxy statement for our 2026 Annual Meeting of Shareholders by January 28, 2026. Other shareholder proposals to be presented during the 2026 Annual Meeting must be received no earlier than March 11, 2026 and no later than April 10, 2026. All shareholder proposals must be sent in the manner and meet the requirements specified in our
By-laws.

Proposal 1 — Election of Directors

All of the members of our Board of Directors are elected annually. There are ten nominees for election this year, each of whom is currently a member of the Board.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES DESCRIBED IN THE FOLLOWING PAGES.

Sara E. Armbruster President and Chief Executive Officer, Steelcase Inc. Age 54 Director since 2021
Ms. Armbruster has been our President and Chief Executive Officer since 2021. She served as our Executive Vice President during 2021 and as our Vice President, Strategy, Research and Digital Transformation from 2018 to 2021. She joined Steelcase in 2007.

Ms. Armbruster’s role as our President and Chief Executive Officer and her experience in various leadership positions at our company led the Board of Directors to recommend she serve as a director.

Other public company directorships:
•Winnebago Industries, Inc. (since 2019)

Committees:
•Executive

Timothy C. E. Brown Chair Emeritus, IDEO LP Age 62 Director since 2016 Independent
Mr. Brown has been Chair Emeritus of IDEO LP, a global innovation and design firm, since March 2024 and Vice Chair of kyu, a collective of creative organizations, since 2020. He was Chief Executive Officer and President of IDEO from 2000 to 2019, and his other roles at IDEO include Chair (2023 to 2024), Co‑Chair (during 2023), Chair and Co-Chief Executive Officer (2022 to 2023) and Executive Chair (2019 to 2022).
Mr. Brown’s global experience, background with innovation and technology, and his experience as the chief executive officer of a global company led the Board of Directors to recommend he serve as a director.

Committees:
•Corporate Business Development
•Executive
•Nominating and Corporate Governance (Chair)

Connie K. Duckworth Former Partner and Managing Director, Goldman, Sachs & Co. Age 70 Director since 2010 Independent
Ms. Duckworth was Chairman and Chief Executive Officer of ARZU, Inc., a non-profit organization that empowered Afghan women weavers by sourcing and selling the rugs they weave, from 2003 to 2019. She retired as a Partner and Managing Director of Goldman, Sachs & Co. in 2001 following a 20-year career at that firm.

Ms. Duckworth’s experience as a former partner and managing director of Goldman Sachs, serving on the boards of directors of other public companies and as a non-profit entrepreneur led the Board of Directors to recommend she serve as a director.

Other public company directorships:
•MP Materials Corp. (since 2020)
•Equity Residential (2015 to 2022)
•Smurfit-Stone Container Corporation (2004 to 2010)

Committees:
•Corporate Business Development
•Nominating and Corporate Governance

Sanjay Gupta Executive Vice President and Chief Transformation Officer, Novant Health Age 56 Director since 2022 Independent
Mr. Gupta has been Executive Vice President and Chief Transformation Officer of Novant Health, a regional healthcare provider, since October 2023. Prior to joining Novant Health, Mr. Gupta was Chief Marketing Officer & Chief Digital Officer of Guaranteed Rate, Inc. from 2022 to 2023. He was with TIAA from 2019 to 2022, serving as Advisor to the CEO from 2021 to 2022, EVP, Head of Client Solutions & Outcomes from 2020 to 2021 and Chief Customer Officer from 2019 to 2020. He served as Executive Vice President, Marketing, Innovation and Corporate Relations at Allstate Insurance Company from 2012 to 2017.

Mr. Gupta’s digital marketing experience, his experience serving on the board of directors and audit committee of another public company, and his global lived experience led the Board of Directors to recommend he serve as a director.

Other public company directorships:
•ICF International (2015 to 2018)

Committees:
•Audit
•Compensation

Todd P. Kelsey President and Chief Executive Officer, Plexus Corp. Age 60 Director since 2017 Independent
Mr. Kelsey is President and Chief Executive Officer of Plexus Corp., an electronics design, manufacturing and sustaining services company. He has been Plexus’ Chief Executive Officer since 2016 and served as Plexus’ President from 2016 to 2022 and from 2024 to the present. He joined Plexus in 1994.

Mr. Kelsey’s global experience, technology background and current role as the chief executive officer of a global company led the Board of Directors to recommend he serve as a director.

Other public company directorships:
•Plexus Corp. (since 2016)

Committees:
•Audit (Chair)
•Compensation
•Executive

Jennifer C. Niemann President and Chief Executive Officer, Forward Space, LLC Age 56 Director since 2017
Ms. Niemann has been President and Chief Executive Officer and the majority owner of Forward Space, LLC, an independent Steelcase dealership, since 2014. From 1992 to 2014, she held various positions at Steelcase, including Chief Executive Officer of Red Thread, a Steelcase-owned dealership, from 2011 to 2014.

Ms. Niemann’s experience with our company, having served as an employee for more than 20 years and as current owner of a Steelcase dealership, and her understanding of and commitment to creating long-term, sustainable value for our company and our various stakeholders as a member of one of the founding families of our company led the Board of Directors to recommend she serve as a director.

Committees:
•Corporate Business Development (Chair)
•Executive

Robert C. Pew III Board Chair, Steelcase Inc.; private investor Age 74 Director since 1987 Independent
Mr. Pew has been a private investor since 2004. From 1974 to 1984 and from 1988 to 1995, he held various positions at Steelcase, including President, Steelcase North America and Executive Vice President, Operations. From 1984 to 1988, Mr. Pew was a majority owner of an independent Steelcase dealership.

Mr. Pew’s experience with our company, having served as a director for more than 35 years, as an employee for more than 15 years and as an owner of a Steelcase dealership for four years, and his understanding of and commitment to creating long-term, sustainable value for our company and our various stakeholders as a member of one of the founding families of our company led the Board of Directors to recommend he serve as a director.

Committees:
•Executive (Chair)

Cathy D. Ross Former Executive Vice President and Chief Financial Officer, Federal Express Corporation Age 67 Director since 2006 Independent
Ms. Ross was Executive Vice President and Chief Financial Officer of Federal Express Corporation, an express transportation company and subsidiary of FedEx Corporation, from 2010 until her retirement in 2014 following a 30-year career with FedEx in a variety of financial positions.

Ms. Ross’s experience in senior management of a global public company, her experience serving on the boards of directors of other public companies and her qualification as an audit committee financial expert led the Board of Directors to recommend she serve as a director.

Other public company directorships:
•Ball Corporation (since 2017)
•Avon Products, Inc. (2016 to 2018)

Committees:
•Audit
•Nominating and Corporate Governance

Catherine C. B. Schmelter Executive Vice President and President, Consumer Self-Care Americas and Global Portfolio Optimization, Perrigo Company plc Age 56 Director since 2019 Independent
Ms. Schmelter has been Executive Vice President and President, Consumer Self-Care Americas and Global Portfolio Optimization of Perrigo Company plc, a provider of self-care products, since September 2023. Prior to joining Perrigo, Ms. Schmelter was with TreeHouse Foods, Inc. from 2016 to 2022, serving as Senior Vice President, Chief Transformation Officer from 2020 to 2022, Senior Vice President, Division President, Meal Solutions from 2019 to 2020 and President, Condiments and Head of Sales - Foodservice & Canada from 2017 to 2019. Ms. Schmelter was with Kraft Foods Group from 2005 to 2015, serving as Vice President, Meals from 2012 to 2015.

Ms. Schmelter’s experience in strategy, branding, sales, marketing, innovation and finance led the Board of Directors to recommend she serve as a director.

Committees:
•Compensation (Chair)
•Executive
•Nominating and Corporate Governance

Linda K. Williams Vice President, Global Head of FP&A Finance, Google Cloud, Google LLC Age 55 Director since 2020 Independent
Ms. Williams has been Vice President, Global Head of FP&A Finance, Google Cloud of Google LLC since January 2024. She served as Vice President, Global Head of Go-to-Market Finance, Google Cloud of Google from 2021 to 2024. Prior to joining Google, she was with Hewlett Packard Enterprise (and its predecessor companies) from 1997 to 2021, serving as Senior Vice President, HPE Products and Services Chief Financial Officer in 2021, Chief Audit Executive and Vice President of Enterprise Risk Management from 2019 to 2021, and Vice President and Chief Financial Officer, HPE Pointnext Services Division from
2015 to 2019.

Ms. Williams’ experience in a variety of financial, audit and risk management roles at global public companies and her qualification as an audit committee financial expert led the Board of Directors to recommend she serve as a director.

Committees:
•Audit
•Compensation

Board Demographics

These charts set forth demographic information for our Board of Directors.

Age

50 to 59
5
60 to 69
3
70 to 75
2

Tenure

< 5 years
3
5 to 9 years
4
10 to 15 years
> 15 years
3

Gender

4
6
Female
Male

Demographic Background

1
1
8
White
African American or Black
Asian

Director Independence

On an annual basis, the Nominating and Corporate Governance Committee assesses the independence of our directors by reviewing and considering all relevant facts and circumstances, and the Committee presents its findings and recommendations to our Board of Directors. The independence of our directors is assessed using the listing standards of the NYSE, and the Board adopted categorical standards to guide the determination of each director’s independence. A copy of those categorical standards for director independence is available on our investor relations website at ir.steelcase.com, under “ESG – Corporate Governance.”

Our Board of Directors has determined that the following 8 of our 10 directors are independent: Timothy Brown, Connie Duckworth, Sanjay Gupta, Todd Kelsey, Robert Pew, Cathy Ross, Catherine Schmelter and Linda Williams. Sara Armbruster is not independent because she is our President and Chief Executive Officer (“CEO”), and Jennifer Niemann is not independent because she is the majority owner of an independent Steelcase dealership, as described in Related Person Transactions on page 21, under the heading “Transactions During Fiscal Year 2025 – Independent Dealer Relationship.” With respect to our independent directors, the Board reviewed and considered all transactions, relationships and arrangements between our company and the various companies with which any such directors or members of their immediate families were affiliated as an employee, officer or owner. For fiscal year 2025, we sold goods and services to, or purchased goods and services from, companies affiliated with Timothy Brown, Connie Duckworth, Sanjay Gupta, Todd Kelsey, Robert Pew, Catherine Schmelter and Linda Williams or members of their immediate families. None of such transactions were material, and all fell within our categorical standards for director independence.

Board Meetings

Our Board of Directors met twelve times during fiscal year 2025. Each of our directors attended at least 75% of the total number of meetings of the Board and the committees on which they served during the year. The Board’s policy is that each director is expected to attend our annual meeting of shareholders, and each of our directors attended our 2024 Annual Meeting of Shareholders.

Committees of the Board of Directors

Five standing committees assist our Board of Directors in fulfilling its responsibilities.
The Audit, Compensation, Corporate Business Development, and Nominating and Corporate Governance Committees operate under written charters adopted by the Board that are reviewed and assessed at least annually. Their current charters are available on our investor relations website at ir.steelcase.com, under “ESG – Corporate Governance.” The Executive Committee does not operate under a written charter.

Audit Committee
Current members:
Todd P. Kelsey, Chair
Sanjay Gupta
Cathy D. Ross
Linda K. Williams

Number of meetings
in fiscal year 2025:
8

Member qualifications:
All committee members
meet the enhanced
independence and
financial literacy standards
for Audit Committee
members under the
NYSE listing standards.

The Board has determined
Todd Kelsey, Cathy Ross
and Linda Williams qualify
as Audit Committee
Financial Experts.

Principal responsibilities:
•appoints our independent auditor, evaluates its independence, reviews and approves its services and fees in advance, reviews its performance and, if circumstances warrant, makes decisions regarding its replacement or termination
•reviews and concurs with the appointment, replacement, reassignment or dismissal of the head of our internal audit group, reviews their annual performance evaluation and compensation, and reviews the group’s budget and staffing
•reviews the scope of the internal and independent annual audit plans and monitors progress and results
•reviews our critical accounting policies and practices
•reviews the adequacy and effectiveness of our accounting and internal control policies and procedures
•reviews our financial reporting, including our annual and interim financial statements, as well as the type and presentation of information included in our earnings press releases
•reviews the process by which we monitor, assess and manage our exposure to risk
•reviews and concurs with the appointment, replacement, reassignment or dismissal of the head of our corporate compliance function
•reviews compliance with our Global Business Standards and legal and regulatory requirements, as well as the progress and results of corporate compliance projects
•oversees our information technology systems and security

Compensation Committee
Current members:
Catherine C. B. Schmelter, Chair
Sanjay Gupta
Todd P. Kelsey
Linda K. Williams

Number of meetings
in fiscal year 2025:
6

Member qualifications:
All committee members
meet the enhanced
independence standards
for Compensation
Committee members under
the NYSE listing standards.

Principal responsibilities:
•establishes our executive compensation philosophy
•reviews and approves the compensation of our executive officers and submits the compensation of our CEO to the Board of Directors for ratification
•reviews executive and non-executive compensation programs and benefit plans to assess their competitiveness, reasonableness and alignment with our compensation philosophy
•makes awards, approves performance targets, certifies performance compared to targets and takes other actions under our incentive compensation programs
•reviews the Compensation Discussion and Analysis and other executive compensation disclosures contained in our annual proxy statements

Corporate Business Development Committee
Current members: Jennifer C. Niemann, Chair Timothy C. E. Brown Connie K. Duckworth Number of meetings in fiscal year 2025: 4
Principal responsibilities:
•reviews and oversees the development and implementation of our growth strategies
•reviews and makes recommendations to our Board of Directors with respect to investments in our growth strategies and business acquisitions or divestitures for which Board approval is required

Executive Committee
Current members:
Robert C. Pew III, Chair
Sara E. Armbruster
Timothy C. E. Brown
Todd P. Kelsey
Jennifer C. Niemann
Catherine C. B. Schmelter

Number of meetings
in fiscal year 2025:
None

Member qualifications:
The committee members
consist of our Board Chair,
our CEO and the chairs of
each other committee.

Principal responsibilities:
•exercises the powers of our Board of Directors when necessary between regular meetings, subject to any legal or regulatory limitations
•performs such other duties as assigned by the Board from time to time

Nominating and Corporate Governance Committee
Current members: Timothy C. E. Brown, Chair Connie K. Duckworth Cathy D. Ross Catherine C. B. Schmelter Number of meetings in fiscal year 2025: 5 Member qualifications: All committee members are independent.
Principal responsibilities:
•establishes procedures for identifying and evaluating potential director nominees and recommends nominees for election to our Board of Directors
•reviews the suitability for continued service of directors when their terms are expiring or a significant change in responsibility occurs, including a change in employment
•reviews at least annually the composition of our Board to ensure it reflects an appropriate balance of knowledge, experience, skills, expertise and diversity
•makes recommendations to our Board regarding its size, the frequency and structure of its meetings, other aspects of its governance procedures and the functioning and composition of Board committees
•reviews our Corporate Governance Principles and Code of Business Conduct at least annually and recommends appropriate changes to our Board
•oversees our strategy and policies with respect to environmental, social and governance (“ESG”) matters and reviews our performance against our ESG goals
•considers and makes recommendations to the Board regarding any corporate governance issues that may arise from time to time
•oversees the annual self-evaluation of our Board and annual evaluation of our CEO
•reviews director compensation and recommends appropriate changes to our Board
•administers our Related Person Transactions Policy and the Board’s policy on disclosing and managing conflicts of interest
•considers any waiver requests under our Code of Ethics and Code of Business Conduct
•reviews the annual budget established for the Board and monitors spending against such budget

Other Corporate Governance Matters
Corporate Governance Principles

Our Board of Directors is committed to monitoring the effectiveness of policy-making and decision-making at the Board and management levels. Fundamental to its corporate governance philosophy is the Board’s commitment to upholding our reputation for honesty and integrity. Equally fundamental is its commitment to serving as an independent overseer of our management and operations. Our Board adopted a set of Corporate Governance Principles, a copy of which can be found on our investor relations website at ir.steelcase.com, under “ESG – Corporate Governance.” Our Corporate Governance Principles provide that no director will be nominated for appointment or re-election to the Board once they have reached age 75, and there have been no waivers or exceptions to this policy.

Pursuant to our Corporate Governance Principles, the Nominating and Corporate Governance Committee oversees the annual self-assessment of the performance of the Board and each committee, and the self-assessment process has included a peer evaluation of each member of the Board. On a periodic basis (generally once every three years), the Board has engaged an outside consulting firm to facilitate the Board’s performance assessment.

Board of Directors Leadership Structure

The leadership structure of our Board of Directors involves a Board Chair who is not our principal executive officer. Robert Pew serves as non-executive Board Chair, and Sara Armbruster serves as our CEO. As a matter of practice, our Board has chosen to keep the roles of Board Chair and CEO separate for many years, reflecting sound corporate governance practices and balancing responsibilities, with an independent director serving as our Board Chair. Our Board has determined that this structure is appropriate as it allows Ms. Armbruster to focus on the day-to-day leadership of our business, while Mr. Pew is able to focus on the leadership of our Board and its oversight of our company.

Executive Sessions of Non-Management Directors

Our Board of Directors regularly meets in executive session without any members of management present. During these sessions, Robert Pew, as our Board Chair, presides. Our Corporate Governance Principles provide that if our Board Chair were to be a member of management, the non-management directors would designate a lead non-management director to preside at executive sessions.

Code of Ethics and Code of Business Conduct

Our Board of Directors adopted a Code of Ethics applicable to our CEO and senior financial officers, which include our Chief Financial Officer (“CFO”) and Chief Accounting Officer (“CAO”), as well as a Code of Business Conduct that applies to all of our employees and directors. Only our Nominating and Corporate Governance Committee may grant any waivers of either code for a director or executive officer. Each of these codes is available on our investor relations website at ir.steelcase.com, under “ESG – Corporate Governance.” If any amendment to, or waiver from, a provision of our Code of Ethics is made for our CEO, CFO, CAO, controller or persons performing similar functions, we will post such information in the Corporate Governance section of our investor relations website. To date, no such waivers have been requested or issued.

Risk Oversight

Our Board of Directors administers its oversight of our risk assessment and management practices in several ways. Our risk assessment and management practices are led by our Enterprise Risk Management Committee, which includes our CEO, our CFO, our Chief Legal Officer, our Chief Technology Officer and other senior members of our finance, legal and strategy teams. On a quarterly basis, the Audit Committee reviews a report from our Enterprise Risk Management Committee, which details the top enterprise risks we face and the actions being taken in response to those risks, as well as any significant changes from the previous report. On an annual basis, the Compensation Committee reviews a risk assessment of our employee compensation policies and practices prepared by management. In addition, risk identification and risk management have been discussed by the Board on a regular basis as part of its review of our financial performance and strategic planning. We believe our Board’s oversight of risk management is strengthened by having an independent director serve as our Board Chair.

ESG Governance

We focus on generating long-term value for our shareholders while also providing long-term value for all stakeholders, including our customers, employees, suppliers, partners and local communities. Our responsibility to help the world work better has always been part of who we are. To that end, the Nominating and Corporate Governance Committee has oversight over how we design for the wellbeing of people and the planet. Our ESG strategy and policies focus on six areas of significant impact: (1) helping communities thrive, (2) fostering inclusion, (3) acting with integrity, (4) reducing our carbon footprint, (5) designing for circularity and (6) choosing and using materials responsibly. More information about our goals and progress can be found in our Impact Report, available on our corporate website at steelcase.com/people-planet.

Executive Compensation Governance

The Compensation Committee has general oversight over our executive compensation processes and procedures, as detailed in the Committee’s principal responsibilities on page 13.

Delegations of Authority
Pursuant to its charter, the Compensation Committee may delegate its authority to subcommittees, provided that any such subcommittee must consist of at least two members, and the Committee may delegate appropriate responsibilities associated with our benefit and compensation plans to members of management.

The Compensation Committee has delegated to our CEO the authority to grant stock options, restricted stock and restricted stock units to employees. Under this delegated authority, our CEO cannot grant (1) options to acquire more than 5,000 shares, (2) more than 2,000 shares of restricted stock or (3) more than 2,000 restricted stock units in any year to any one individual, and she cannot grant, in the aggregate, (1) options to acquire more than 100,000 shares, (2) more than 40,000 shares of restricted stock or (3) more than 40,000 restricted stock units in any year. Our CEO cannot grant any stock options, restricted stock or restricted stock units to any executive officer.

Our CEO has the authority to designate those employees who will participate in our Management Incentive Plan; however, the Compensation Committee is required to approve participation in such plan by any executive officer or anyone else who directly reports to our CEO.

The Compensation Committee has delegated certain responsibilities with regard to our Retirement Plan to an investment committee and an administrative committee, each consisting of members of management. The Committee also has delegated to our executive officers all responsibilities associated with our broad-based health and welfare and retirement plans, including, without limitation, amending, merging and terminating plans and declaring discretionary, non-discretionary and matching contributions under our Retirement Plan.

Role of Executive Officers in Determining or Recommending Compensation
Our CEO develops and submits to the Compensation Committee her recommendation for the compensation of each of our executive officers, other than herself, in connection with annual reviews of their performance. The Committee reviews and discusses the recommendations made by our CEO, approves the compensation for each executive officer, and approves and submits the compensation of our CEO to the Board of Directors for ratification. In addition, our CFO and other members of our finance, human resources and compensation teams assist the Committee with establishing performance targets and payout scales for performance-based compensation, as well as with the calculation of actual financial performance and comparison to the performance targets, each of which requires the Committee’s approval. See Compensation Discussion and Analysis on page 38, under the heading “Compensation Program Overview – Compensation Program Highlights,” for more discussion regarding the role of our CEO in determining or recommending the amount or form of executive compensation.

Role of Compensation Consultants
Pursuant to its charter, the Compensation Committee has the sole authority to retain and terminate independent compensation consultants of its choosing to assist the Committee in carrying out its responsibilities. The Committee has appointed Compensation Advisory Partners, LLC (“CAP”) to serve as its independent compensation consultant reporting directly to the Committee. CAP provided information, insight and perspective for the Committee’s use in making decisions on all elements of executive compensation. See Compensation Discussion and Analysis beginning on page 46, under the heading “Compensation Consultant,” for more detail regarding the nature and scope of CAP’s assignment. We have not purchased any additional services from CAP beyond those provided to the Committee, and no potential conflicts of interest have been identified with regard to the work performed by CAP for the Committee.

Compensation Risk Assessment
During fiscal year 2025, our management conducted an assessment of our employee compensation policies and practices and concluded that any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on our company. The assessment was reviewed and discussed with the Compensation Committee, which concurred with management’s conclusions.

Compensation Committee Interlocks and Insider Participation
None of the members of our Compensation Committee was an officer or employee of our company during the fiscal year or was formerly an officer of our company, and none of our executive officers served on (1) the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on our Compensation Committee or (2) the compensation committee (or its equivalent) of another entity whose executive officer served on our Board of Directors.

Our Policy on Insider Trading

We have adopted and maintain a Policy on Insider Trading that governs the purchase, sale and/or other dispositions of our securities by our directors, officers and employees. Our policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, as well as applicable listing standards, and a copy of the policy was included as Exhibit 19.1 to our annual report on Form 10-K for fiscal year 2025 filed with the Securities and Exchange Commission (“SEC”) on April 18, 2025.

Under our policy, our directors, officers and employees are prohibited from engaging in any hedging transactions with regard to our stock, including prepaid variable forwards, equity swaps, collars, exchange funds or any other transactions in which the director, officer or employee continues to own the securities without the full risks and rewards of ownership. Our directors and executive officers are also prohibited from engaging in speculative transactions involving our stock, including excessive trading, short sales, or buying or selling puts or calls.

Our policy also prohibits our executive officers from purchasing our company’s securities on margin, borrowing against our company’s securities in a margin account or otherwise pledging our company’s securities as collateral for a loan. Directors are also prohibited from engaging in such transactions unless (1) the applicable lender has agreed in writing that the securities will not be sold during any trading blackout period applicable to the director and (2) the specific transaction has been approved by the Nominating and Corporate Governance Committee or the Chair of that committee. No such transactions have been approved by the Nominating and Corporate Governance Committee or its Chair.

Consideration of Candidates for Director

The Nominating and Corporate Governance Committee considers candidates suggested by its members, other directors and senior management in anticipation of potential or expected vacancies on our Board of Directors. After identifying a potential candidate, the Committee collects and reviews publicly available information to assess whether they should be considered further. If the candidate warrants further consideration, the Board Chair, our CEO, the Committee Chair or another member of the Committee will initiate contact. Generally, if the person expresses a willingness to be considered, the Committee requests information from the candidate, reviews their qualifications and accomplishments and conducts one or more interviews with the candidate. Committee members may also contact references or others who have personal knowledge of the candidate’s accomplishments.

Nominees for director are selected on the basis of several criteria, the most fundamental of which is integrity. Directors are expected to be curious and demanding independent thinkers, and they must possess appropriate business judgment and be committed to representing the interests of our shareholders. Directors must possess knowledge, experience, skills or expertise that will enhance our Board of Directors’ ability to direct our business, and they must be willing and able to spend the time and effort necessary to effectively perform their responsibilities. Our Board is committed to diversity, and a candidate’s ability to add to the diversity of our Board is also considered. The Nominating and Corporate Governance Committee and our Board do not have a policy with regard to the consideration of diversity in identifying director nominees.

The Nominating and Corporate Governance Committee will consider candidates recommended by shareholders for nomination by the Board of Directors, taking into consideration the needs of the Board and the qualifications of the candidate. Shareholders must submit recommendations to our corporate secretary in writing and include the following information:
•the recommending shareholder’s name and evidence of ownership of our stock, including the number of shares owned and the length of time owned; and
•the candidate’s name, résumé or a listing of qualifications to be a director of our company and the candidate’s consent to be named as a director if selected by the Committee and nominated by the Board.

Shareholders may also make their own nominations for director by following the process specified in our By-laws. Any shareholder who intends to nominate a director to be elected at our 2026 Annual Meeting of

Shareholders must give written notice of such intent, delivered no earlier than March 11, 2026 and no later than April 10, 2026.

Shareholder Communications

Our Board of Directors has adopted a process for interested parties to send communications to the Board. To contact the Board, any of its committees, our Board Chair (or the lead non-management director, if one were to be subsequently appointed) or any of our other directors, please send a letter addressed to: Board of Directors, c/o Megan A. Blazina, Secretary, Steelcase Inc., 901 44th St SE, Grand Rapids, MI 49508. All such letters will be opened by the Secretary. Any contents that are not advertising, promotions of a product or service or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board of Directors or any committee or group of directors, the Secretary will send them to each director who is a member of the committee or group to which the envelope is addressed.

Available Information

The following materials are available on our investor relations website at ir.steelcase.com, under “ESG – Corporate Governance”:
•Code of Ethics for Chief Executive and Senior Financial Officers;
•Code of Business Conduct;
•Corporate Governance Principles; and
•the charters of our Audit, Compensation, Corporate Business Development, and Nominating and Corporate Governance Committees.

We will send you a copy of any of these materials upon request and without charge. Please send any such request to us either by email at ir@steelcase.com or by mail at: Steelcase Inc., Investor Relations, 901 44th St SE, Grand Rapids, MI 49508.

Related Person Transactions
Our Policy

We have a written Related Person Transactions Policy under which the Nominating and Corporate Governance Committee is responsible for reviewing and approving transactions with us in which certain “related persons,” as defined in the policy, have a direct or indirect material interest. Related persons include our directors and executive officers, members of their immediate family and persons who beneficially own more than 5% of any class of our voting securities. A copy of our policy is posted on our investor relations website at ir.steelcase.com, under “ESG – Corporate Governance.”

Under the policy, our Chief Legal Officer determines whether any identified potential related person transaction requires review and approval by the Nominating and Corporate Governance Committee, in which case the transaction is presented at the next Committee meeting for approval, ratification or other action. In those instances where it is not practicable or desirable to wait until the next meeting, the Committee has delegated authority to the Committee Chair to consider the transaction in accordance with the policy. If management becomes aware of an existing related person transaction which has not been approved by the Committee, the transaction is presented for appropriate action at the next Committee meeting.

The Nominating and Corporate Governance Committee is authorized to approve related person transactions that are in, or are not inconsistent with, the best interests of our company and our shareholders. In considering any transaction, the Committee considers all relevant factors, including, as applicable: (1) the benefits to us, (2) the impact on a director’s independence, (3) the availability of other sources for comparable products or services, (4) the terms of the transaction, and (5) the terms available to unrelated third parties, or to employees generally, for comparable transactions.

Certain categories of transactions have been identified as permissible without approval by the Nominating and Corporate Governance Committee, as the transactions involve no meaningful potential to cause disadvantage to us or to give advantage to the related person. These categories of permissible transactions include, for example, the sale or purchase of products or services at prevailing prices in the ordinary course of business if (1) the amount involved does not exceed 5% of our gross revenues or the gross revenues of the related person, (2) our sale or purchase decision is not influenced by the related person while acting in any capacity for us and (3) the transaction does not result in a commission, enhancement or bonus or other direct benefit to an individual related person.

Transactions During Fiscal Year 2025

Independent Dealer Relationship
Forward Space, LLC is an independent Steelcase dealer, and Director Jennifer Niemann is the majority owner, President and Chief Executive Officer of Forward Space. The Nominating and Corporate Governance Committee reviews and approves the transactions between Steelcase and Forward Space annually under our Related Person Transactions Policy, and the transactions are on terms which are substantially similar to those offered to other independent dealers in the U.S.

Our transactions with Forward Space during fiscal year 2025 consisted of the following:
•we sold approximately $36.9 million in products and services to Forward Space;
•we subleased showroom space to Forward Space for approximately $178,000 in rent;
•we purchased approximately $50,000 in delivery and installation services from Forward Space; and
•we paid approximately $1.3 million in commissions, incentives and rebates to Forward Space.

Our dealer relationship with Forward Space is continuing in fiscal year 2026.

Related Person Employee
We employ Mary-Louise Hooker as a Senior Consultant, Channel Development, which is not an executive officer position. Ms. Hooker is the sister of Lizbeth O’Shaughnessy, who served as our Senior Vice President, Chief Administrative Officer, General Counsel and Secretary during fiscal year 2025. The Nominating and Corporate Governance Committee reviewed and approved Ms. Hooker’s employment and related compensation under our Related Person Transactions Policy. For fiscal year 2025, Ms. Hooker earned $199,157 in total compensation, which included her base salary, an annual cash award under our Employee Bonus Plan, company retirement plan contributions and life insurance premiums paid by us. She also participated in other benefit programs on the same terms as other U.S. employees of Steelcase in comparable positions.

Shareholder Purchases
The following companies are, or were during fiscal year 2025, beneficial owners of more than 5% of our Class A Common Stock, and they or their respective affiliates purchased products and related services from us or our dealers, in the following amounts, during fiscal year 2025:

•BlackRock, Inc. – approximately $3.2 million;
•Fifth Third Bancorp – approximately $345,000; and
•The Vanguard Group – approximately $1.9 million.

In each case, the purchases represented less than 5% of our annual revenues and the other party’s annual revenues, and the purchases were made in the ordinary course of business at prevailing prices not more favorable to the other party than those available to other customers for similar purchases. These transactions are reviewed by the Nominating and Corporate Governance Committee annually. Approval of the transactions is not required under our Related Person Transactions Policy because BlackRock, Inc., Fifth Third Bancorp and The Vanguard Group are institutional shareholders holding our stock with no apparent purpose or effect of changing or influencing control of our company.

Director Compensation
Standard Arrangements

Our standard compensation arrangements for our non-employee directors for fiscal year 2025 were as follows:

Type of Compensation	Director	Board Chair
Board Annual Retainer	$215,000	$322,500
Committee Chair Annual Retainers:
Audit Committee	$20,000
Compensation Committee	$15,000
Corporate Business Development Committee	$15,000
Nominating and Corporate Governance Committee	$15,000
Audit Committee Member Annual Retainer	$10,000

The board, board chair and committee chair retainers for fiscal year 2025 were payable 40% in cash and 60% in shares of our Class A Common Stock, and Audit Committee member retainers were payable in cash. Each director was permitted to elect to receive all or a part of the cash portion of their board, board chair and committee chair retainers in shares of our Class A Common Stock. All shares granted to our directors as part of their non-cash director compensation were granted in the form of our Class A Common Stock under our Incentive Compensation Plan. The number of shares issued was based on the fair market value of the Class A Common Stock on the date the shares were issued.

Sara Armbruster did not receive additional compensation for her service as a director or committee member because she is an employee.

All directors are reimbursed for reasonable out-of-pocket expenses incurred to attend Board and committee meetings.

Outside directors who are not retirees of our company are eligible to participate in our Benefit Plan for Outside Directors, which provides access to medical, dental and vision coverage for the directors and their qualifying dependents that is comparable to the health insurance benefits provided to U.S. employees under our Employee Benefit Plan. Participating directors are responsible for paying the applicable premiums for all coverage elected under the plan.

The Nominating and Corporate Governance Committee reviews and evaluates the reasonableness and competitiveness of our compensation and benefit programs and practices for our non-employee directors on an annual basis, utilizing data from peer groups of similarly sized companies. The data includes information regarding board annual retainers, committee chair annual retainers and other fees as well as prevalence of amounts paid in shares or cash and benefits provided. The Committee reviews the comparison data to assess whether or not the non-employee director compensation and benefits are within a competitive range and also determines if the structure is reasonable. The Committee’s recommendations with regard to non-employee director compensation and benefits are reviewed and approved by the full Board of Directors.

Non-Employee Director Deferred Compensation Plan

Each of our outside directors is eligible to participate in our Non-Employee Director Deferred Compensation Plan. Under this plan, directors may defer all or part of their retainers until they no longer serve on our Board of Directors. A participating director may elect to have the deferred amount deemed invested in Class A Common Stock or several other investment funds, but any portion which would have otherwise been payable in shares of our Class A Common Stock must be deferred as a deemed investment in Class A Common Stock.

Director Stock Ownership Guidelines

Each non-employee director is required to own and maintain shares of our Class A Common Stock, Class B Common Stock or deemed shares invested in our Class A Common Stock under our Non-Employee Director Deferred Compensation Plan equal in value to at least five times the portion of the board annual retainer which is payable in cash. This requirement must be achieved within five years from the director’s initial appointment to the Board of Directors. All of our non-employee directors who have served on the Board for five years or more are in compliance with the stock ownership guidelines.

Fiscal Year 2025 Director Compensation Table

The following table shows the compensation earned by each of our non-employee directors in fiscal year 2025.

Name	Fees Earned or Paid in Cash [1]	Stock Awards [2]	All Other Compensation [3]	Total
Timothy C. E. Brown	$92,000	$138,000	$—	$230,000
Connie K. Duckworth	$86,000	$129,000	$—	$215,000
Sanjay Gupta	$96,000	$129,000	$—	$225,000
Todd P. Kelsey	$94,000	$141,000	$—	$235,000
Jennifer C. Niemann	$92,000	$138,000	$—	$230,000
Robert C. Pew III	$129,000	$193,500	$—	$322,500
Cathy D. Ross	$96,000	$129,000	$—	$225,000
Catherine C. B. Schmelter	$92,000	$138,000	$1,706	$231,706
Peter M. Wege II [4]	$48,000	$64,500	$1,478	$113,978
Linda K. Williams	$96,000	$129,000	$—	$225,000
Kate Pew Wolters [4]	$43,000	$64,500	$3,073	$110,573
1    The amounts shown in this column reflect the portion of the directors’ retainers payable in cash, including any of such amounts which our directors elected to defer under our Non-Employee Director Deferred Compensation Plan.
2    The amounts shown in this column reflect the portion of the directors’ retainers payable in shares of our Class A Common Stock, including any of such amounts which our directors elected to defer under our Non-Employee Director Deferred Compensation Plan.
The following table shows: (a) the number of shares of our Class A Common Stock issued to those directors who received all or a part of this portion of their retainers in the form of shares and (b) the number of shares deemed credited under the Non-Employee Director Deferred Compensation Plan to those directors who elected to defer all or a part of this portion of their retainers as a deemed investment in Class A Common Stock. The grant date fair value of the shares of Class A Common Stock issued was calculated using the closing price of a share of our Class A Common Stock on the payment date multiplied by the number of shares issued in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”). The assumptions made in the valuation of such awards are disclosed in Note 17 to the consolidated financial statements included in our annual report on Form 10-K for fiscal year 2025 filed with the SEC on April 18, 2025.

Director	Shares Issued	Deferred Stock Credited
Timothy C. E. Brown	—	10,655
Connie K. Duckworth	9,959	—
Sanjay Gupta	9,959	—
Todd P. Kelsey	10,883	—
Jennifer C. Niemann	10,651	—
Robert C. Pew III	14,940	—
Cathy D. Ross	—	9,959
Catherine C. B. Schmelter	—	10,655
Peter M. Wege II	5,063	—
Linda K. Williams	9,959	—
Kate Pew Wolters	5,063	—

3    The amounts shown in this column reflect amounts reimbursed for the payment of taxes relating to (1) retirement gifts we gave to Peter Wege and Kate Pew Wolters and (2) a Steelcase chair we gave to Catherine Schmelter.
4    Peter Wege and Kate Pew Wolters retired from our Board of Directors in July 2024.

Holdings of Deferred Stock

The following table indicates the total number of shares deemed credited under our Non-Employee Director Deferred Compensation Plan as of the end of fiscal year 2025 to those directors who have deferred all or a portion of their retainer as a deemed investment in Class A Common Stock:

Director	Deferred Stock as of Fiscal Year End
Timothy C. E. Brown	102,368
Todd P. Kelsey	54,179
Cathy D. Ross	190,657
Catherine C. B. Schmelter	68,898

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors, executive officers and those who beneficially own more than 10% of our Class A Common Stock to file reports of initial ownership and changes in their beneficial ownership of shares of Class A Common Stock with the SEC. Based on our review of the reports filed with the SEC, and written representations that no Form 5 reports were required, we believe, for transactions during fiscal year 2025, all Section 16(a) reports were filed on a timely basis except that one Form 4, reporting three transactions, and one Form 5, reporting one transaction, by Director Jennifer C. Niemann were filed late.

Stock Ownership of Management
and Certain Beneficial Owners

The tables on the following pages show the amount of Class A Common Stock and Class B Common Stock beneficially owned by certain persons. Generally, a person “beneficially owns” shares if the person has, or shares with others, the right to vote or dispose of those shares or if the person has the right to acquire voting or disposition rights within 60 days. Except as stated in the notes following the tables, each person has the sole power to vote and dispose of the shares shown in the tables as beneficially owned.

Each share of Class B Common Stock can be converted into one share of Class A Common Stock at the option of the holder. Ownership of Class B Common Stock is, therefore, deemed to be beneficial ownership of Class A Common Stock under the SEC’s rules and regulations. However, except as expressly set forth below, the number of shares of Class A Common Stock and the percentages shown for Class A Common Stock in the following tables do not account for this conversion right in order to avoid duplication in the number of shares and percentages that would be shown in the tables.

Directors and Executive Officers

The following table shows the amount of common stock beneficially owned as of May 12, 2025 by (a) each director, (b) each of the executive officers named in the Summary Compensation Table and (c) all of our directors and current executive officers as a group. The address of each director and executive officer is 901 44th Street SE, Grand Rapids, MI 49508.

In addition to the amounts shown below, certain of our directors also have deemed investments in our Class A Common Stock under our Non-Employee Director Deferred Compensation Plan, as shown in Director Compensation on page 25, under the heading “Holdings of Deferred Stock.”

	Class A Common Stock [1]		Class B Common Stock
Name	Shares Beneficially Owned	Percent of Class	Shares Beneficially Owned	Percent of Class
Sara E. Armbruster	490,255	*	—	—
Timothy C. E. Brown	265	*	—	—
Connie K. Duckworth	128,288	*	—	—
Donna K. Flynn	40,359	*	—	—
Sanjay Gupta	37,054	*	—	—
Todd P. Kelsey	44,990	*	—	—
Steven D. Miller	43,491	*	—	—
Jennifer C. Niemann [2]	75,240	*	2,079,131	10.8%
Lizbeth S. O’Shaughnessy	292,405	*	—	—
Robert C. Pew III [3]	298,700	*	3,778,250	19.7%
Cathy D. Ross	3,611	*	—	—
Catherine C. B. Schmelter	—	—	—	—
Allan W. Smith, Jr.	102,910	*	—	—
David C. Sylvester	474,723	*	—	—
Linda K. Williams	55,620	*	—	—
Directors and current executive officers as a group (17 persons) [4]	1,881,841	2.0%	5,857,381	30.5%
*    = Less than 1%
1    If the number of shares each director or executive officer could acquire upon conversion of their Class B Common Stock were included as shares of Class A Common Stock beneficially owned, the following directors and executive officers would be deemed to beneficially own the number of shares of Class A Common Stock and the percentage of the total shares of Class A Common Stock listed opposite their names:

Name	Number of Shares	Percent of Class A
Jennifer C. Niemann	2,154,371	2.2%
Robert C. Pew III	4,076,950	4.1%
Directors and current executive officers as a group (17 persons)	7,739,222	7.6%
2    Includes 100 shares of Class A Common Stock and 110,087 shares of Class B Common Stock of which Ms. Niemann shares the power to vote and dispose.
3    Includes 500 shares of Class A Common Stock of which Mr. Pew shares the power to vote and dispose.
4    Includes all ten directors (one of whom is an executive officer) and all seven other current executive officers, only four of whom are named in the table. The numbers shown include the shares described in notes 2 and 3 above.

Beneficial Owners of More than Five Percent of Our Common Stock

The following table shows the amount of common stock beneficially owned as of May 12, 2025 by each person, other than our directors and executive officers, who is known by us to beneficially own more than 5% of our Class A Common Stock or more than 5% of our Class B Common Stock. The information set forth in this table is based on the most recent Schedule 13D or 13G filing made by such persons with the SEC, except as otherwise noted.

The percentages listed in the Percent of Class column for Class B Common Stock set forth in the table below and on the previous page add up to more than 100% because (1) as described in the notes to the tables, some of the persons listed in the tables share the power to vote and dispose of shares of Class B Common Stock with one or more of the other persons listed and (2) except as otherwise noted, the numbers of Shares Beneficially Owned are based on the most recent filings by such persons with the SEC, which, in certain cases, are dated, as mentioned in the notes to the table.

	Class A Common Stock [1]		Class B Common Stock
Name	Shares Beneficially Owned	Percent of Class	Shares Beneficially Owned	Percent of Class
Fifth Third Bancorp, Fifth Third Financial Corporation and Fifth Third Bank, National Association [2]	3,612,180	3.8%	7,802,587	40.6%
The Vanguard Group [3]	9,765,893	10.2%	—	—
BlackRock, Inc. [4]	7,317,090	7.7%	—	—
Kate Pew Wolters [5]	267,883	*	5,631,354	29.3%
Pzena Investment Management LLC [6]	5,239,449	5.5%	—	—
LSV Asset Management [7]	4,806,409	5.0%	—	—
Dimensional Fund Advisors LP [8]	4,752,105	5.0%	—	—
Anne Hunting [9]	242,487	*	4,351,970	22.6%
ABJ Investments, Limited Partnership and Olive Shores Del, Inc. [10]	1,258,491	1.3%	3,000,000	15.6%
James T. Osborne [11]	—	—	1,574,468	8.2%
CRASTECOM B Limited Partnership [12]	—	—	1,459,753	7.6%
*     = Less than 1%
1     If the number of shares each shareholder could acquire upon conversion of their Class B Common Stock were included as shares of Class A Common Stock beneficially owned, the following holders of Class B Common Stock would be deemed to beneficially own the number of shares of Class A Common Stock and the percentage of the total shares of Class A Common Stock listed opposite their names:

Name	Number of Shares	Percent of Class A
Fifth Third Bancorp, Fifth Third Financial Corporation and Fifth Third Bank, National Association	11,414,767	11.1%
Kate Pew Wolters	5,989,237	5.9%
Anne Hunting	4,594,457	4.6%
ABJ Investments, Limited Partnership and Olive Shores Del, Inc.	4,258,491	4.3%
James T. Osborne	1,574,468	1.6%
CRASTECOM B Limited Partnership	1,459,753	1.5%
2     The address of Fifth Third Bancorp, Fifth Third Financial Corporation and Fifth Third Bank, National Association (collectively, “Fifth Third”) is Fifth Third Center, 38 Fountain Square Plaza, Cincinnati, OH 45263. Fifth Third has (a) the sole power to vote 335,989 shares of Class A Common Stock and 700,258 shares of Class B Common Stock, (b) the shared power to vote 914,173 shares of Class A Common Stock, (c) the sole power to dispose of 52,850 shares of Class A Common Stock and 33,445 shares of Class B Common Stock, and (d) the shared power to dispose of 3,331,601 shares of Class A Common Stock and 7,769,142 shares of Class B Common Stock. We believe there is substantial duplication between the shares which Fifth Third beneficially owns and the shares which are beneficially owned by some of the other persons listed in this table and the previous table, because, among other reasons, Fifth Third or its affiliates serves as a co-trustee of a number of trusts of which our directors and other beneficial owners of more than 5% of our common stock serve as co-trustees; however, we are not able to determine the extent of such duplication based on the information reported by Fifth Third.
3     The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355. The Vanguard Group has the sole power to vote no shares of Class A Common Stock, the shared power to vote 80,792 shares of Class A Common Stock and the shared power to dispose of 176,647 shares of Class A Common Stock.
4     The address of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001. BlackRock has the sole power to vote only 7,136,069 shares of Class A Common Stock.
5     The address of Ms. Wolters is 901 44th Street SE, Grand Rapids, MI 49508. The shares reported include 2,931,428 shares of Class B Common Stock of which Ms. Wolters shares the power to dispose. The information reported is based on information disclosed to us by Ms. Wolters prior to her retirement as a director in July 2024 and a subsequent conversion of Class B Common Stock into Class A Common Stock.
6     The address of Pzena Investment Management, LLC is 320 Park Avenue, 8th Floor, New York, NY 10022. Pzena Investment Management has the sole power to vote only 3,821,455 shares of Class A Common Stock.
7     The address of LSV Asset Management is 1 N. Wacker Drive, Suite 4000, Chicago, IL 60606.
8     The address of Dimensional Fund Advisors LP is 6300 Bee Cave Road, Building One, Austin, TX 78746. Dimensional Fund Advisors has the sole power to vote only 4,637,664 shares of Class A Common Stock.
9     The address of Ms. Hunting is 1421 Lake Road, Lake Forest, IL 60045. The shares reported include 4,476,971 shares of which Ms. Hunting shares the power to vote and dispose. The information reported is based upon a Schedule 13G amendment dated December 31, 2001 and a subsequent conversion of Class B Common Stock into Class A Common Stock. No further shareholding information has been reported by Ms. Hunting after December 31, 2001.
10     The address of ABJ Investments, Limited Partnership and Olive Shores Del, Inc. is P.O. Box 295, Cimarron, CO 81220. Olive Shores Del is the sole general partner of ABJ Investments. The information reported is based upon a Schedule 13G amendment dated December 31, 2007 in which those entities reported that they had ceased to be the beneficial owner of more than 5% of our Class A Common Stock and thus were no longer subject to reporting on Schedule 13G. No further shareholding information has been reported by ABJ Investments or Olive Shores Del after December 31, 2007.
11    The address of James T. Osborne is 881 Private Rd., Winnetka, IL 60093. Mr. Osborne has the sole power to vote and dispose of 82,926 shares of Class B Common Stock and the shared power to vote and dispose of 165,900 shares of Class B Common Stock. The information reported is based upon a Schedule 13G dated December 31, 1998. No further shareholding information has been reported by Mr. Osborne after such date.
12    The address of CRASTECOM B Limited Partnership is 888 S. Michigan Ave., Chicago, IL 60605. Director Jennifer Niemann is the sole managing partner of CRASTECOM, and the shares owned by CRASTECOM are included the shares beneficially owned by Ms. Niemann in the table on page 27.

Proposal 2 — Advisory Vote to Approve
Named Executive Officer Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act require that we allow our shareholders the opportunity to vote to approve the compensation of our named executive officers as set forth in this proxy statement. We currently hold an advisory vote to approve named executive officer compensation annually. We expect that the next vote will be held at our 2026 Annual Meeting of Shareholders.

The compensation of our named executive officers is set forth in Executive Compensation, Retirement Programs and Other Arrangements, beginning on page 50. The Compensation Discussion and Analysis, beginning on page 31, describes our executive compensation policies and practices and analyzes the compensation received by our named executive officers in fiscal year 2025. As described in Compensation Discussion and Analysis, our executive compensation philosophy is designed to value the contribution of our employees, motivate achievement of strategic objectives that will contribute to our success, and share profits through broad-based incentive plans designed to reward enterprise profitability and efficient use of capital. Our Board of Directors believes the compensation programs for our named executive officers effectively meet the primary objectives of paying for performance, aligning pay with shareholders’ interest and retaining highly qualified executives.

The vote on this proposal is not intended to address any specific element of executive compensation. Instead, the vote relates to the executive compensation of our named executive officers, as set forth in this proxy statement pursuant to the rules of the SEC. This vote is advisory and not binding on our company or our Board of Directors, but in the event of any significant vote against this proposal, the Compensation Committee will consider whether any actions are appropriate to respond to shareholder concerns.

Accordingly, our Board of Directors asks our shareholders to vote on the following resolution at the Meeting:

RESOLVED, that the compensation of the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2025 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

Compensation Committee Report

We reviewed and discussed with management the Compensation Discussion and Analysis which follows this report. Based on such review and discussions, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the SEC and distribution to the Company’s shareholders.

Compensation Committee:
Catherine C. B. Schmelter (Chair)
Sanjay Gupta
Todd P. Kelsey
Linda K. Williams

Compensation Discussion and Analysis

This section describes the compensation program for the following executive officers (the “named executive officers” or “NEOs”) for fiscal year 2025:

Name	Current Position
Sara E. Armbruster	President and Chief Executive Officer
David C. Sylvester	Senior Vice President, Chief Financial Officer
Allan W. Smith, Jr.	Senior Vice President, President, Americas and Chief Product Officer
Steven D. Miller	Vice President, Chief Technology Officer
Donna K. Flynn	Vice President, Chief People Officer
Lizbeth S. O’Shaughnessy	Former Senior Vice President, Chief Administrative Officer, General Counsel and Secretary

Executive Summary

Company Overview
At Steelcase, we help people do their best work by creating places that work better. Through our community of brands that includes Steelcase®, AMQ®, Coalesse®, Designtex®, HALCON™, Orangebox®, Smith System® and Viccarbe®, we offer a comprehensive portfolio of furniture and interior architectural products and services designed to support all the ways people work in all the places where work happens. Our solutions are inspired by the insights gained from our human-centered research process. We are a global company, headquartered in Grand Rapids, Michigan, U.S.A., with approximately 11,300 employees. Steelcase was founded in 1912 and became publicly traded in 1998, and our Class A Common Stock is listed on the New York Stock Exchange under the symbol “SCS”.

We focus on translating our research-based insights into products, applications and experiences that help organizations around the world amplify the performance of their people, teams and enterprises. We help our customers create workplaces that support attraction and retention of talent, employee well-being and engagement, organizational culture and productivity, and other needs of their people, while also optimizing the value of their real estate investments. Our global scale and reach allow us to provide a consistent experience to global customers while offering local differentiation through our local dealer network and tailored solutions.

We market our products and services to businesses and organizations primarily through a network of dealers, and we also sell to consumers in markets around the world through web-based and retail distribution channels.
Strategic Priorities
Our strategic priorities are designed to further our purpose of helping the world work better. As organizations transform their workplaces, we are helping them create offices where people want to be – spaces that foster productivity and collaboration wherever work happens. We are focused on delivering innovative solutions and exceeding customer expectations. We also aim to expand our business in areas such as education, healthcare and small to midsize businesses, while continuing to extend our competitive advantage with our dealer partnerships and enhance the digital tools that improve customer experience. Our strategic priorities also include simplifying our processes, maximizing efficiency, reallocating resources toward our highest priorities and maintaining a strong balance sheet to support reinvestment in our business. We believe we are positioning our company for sustainable, profitable growth while supporting our customers as they navigate the ever-evolving workplace.

Fiscal Year 2025 Strategic Achievements
•Launched several new products, including Orangebox® Be My Guest™ pod, Coalesse Ensemble™ Lounge, Jean Nouvel Seating Collection, the Frank Lloyd Wright Galesburg and Rockford Collections, as well as made significant additions to the Ocular® Collection with Ocular View, Coupe 3 & 5 Tables, Coupe Towers and Sightline Tables
•Introduced the Migration® Desk Collection with three new products – Migration Intro, Migration Pro and Migration Pro with Boost
•Launched Orangebox Campers & Dens™ in the Americas
•Drove strong order growth, win rates and market share gains in the Americas segment
•Made operational investments and footprint reductions to drive additional efficiencies and cost reductions
•Implemented restructuring actions in the International segment to lower our cost structure

•Advanced our business transformation initiative, including further development of a new enterprise resource planning system
•Launched our commitment to a net-zero future by targeting to cut our carbon emissions over 90% by 2050 compared to fiscal year 2020
•Earned a gold rating from EcoVadis for the fifth consecutive year, ranking in the top 5% of companies globally for sustainability, received a B from CDP for its 2024 Climate Change Disclosure and scored an A on CDP’s most recent Supplier Engagement Leaderboard in 2023
•Recognized as one of the World's Most Admired Companies by Fortune for the 19th year, honored as one of America's Most Responsible Companies by Newsweek, and named one of the 50 most community-minded companies by Points of Light

Financial Highlights
In fiscal year 2025, our earnings improved compared to fiscal year 2024, despite flat revenue, driven by a gain from the sale of land and favorable tax items. Our gross margin improved by 110 basis points, driven by benefits from cost reduction initiatives. Revenue growth in the Americas, driven by large corporate, government and education customers, was mostly offset by soft demand across many of the major markets in our International segment. In response to the soft demand and uncertain macroeconomic conditions, we implemented restructuring actions in our International segment.

In fiscal year 2025 compared to fiscal year 2024, orders grew 4% (adjusted for the impact of a divestiture, currency translation effects and the impact of an additional week in the current year), which included 6% growth in the Americas partially offset by a decline of 4% in International.

Our liquidity, which is comprised of cash and cash equivalents, short-term investments and the net cash surrender value of Company-owned life insurance, increased $72.8 million during fiscal year 2025. As of February 28, 2025, total liquidity was $558.3 million and total debt was $447.1 million.

We recorded net income of $120.7 million and diluted earnings per share of $1.02 in fiscal year 2025 compared to net income of $81.1 million and diluted earnings per share of $0.68 in fiscal year 2024.

In fiscal year 2025, the results included:
•a $42.1 million gain from the sale of land, which had the effect of increasing net income by $21.2 million and diluted earnings per share by $0.17 after taking into account the related variable compensation expense and tax effects;
•$19.9 million of favorable tax items related to the U.S. foreign-derived intangible income deduction and enacted regulations under U.S. Internal Revenue Code Section 987, which had the effect of increasing net income by $12.2 million and diluted earnings per share of $0.10 after taking into account the related variable compensation impacts; and

•a non-cash pension settlement charge of $15.2 million which had the effect of decreasing net income by $11.7 million and diluted earnings per share by $0.10 after taking into account the related tax effects.

Operating income of $158.1 million in fiscal year 2025 represented an improvement of $40.3 million compared to operating income of $117.8 million in the prior year. The improvement was driven by $30.1 million of higher gains on the sale of fixed assets (primarily land), $45.4 million of higher revenue in the Americas and $11.7 million of lower restructuring costs, partially offset by $22.5 million of higher variable compensation expense (driven by the gain on the sale of land and the favorable tax items).

Incentive Design Changes for Fiscal Year 2025
The Compensation Committee, with input from CAP and management, conducted an in-depth review of our executive incentive programs and, as a result, made several changes and enhancements for fiscal year 2025 to the incentive compensation design to (1) enhance the linkage between our strategy and incentive programs, (2) soften the impact of significant macroeconomic cyclicality and (3) maintain strong alignment with shareholder experience. This resulted in changes to both our annual and long-term incentive awards. Highlights of the fiscal year 2025 incentive compensation programs are described below.

Fiscal Year 2025 Management Incentive Plan
The following provides an overview of the changes to annual incentive awards granted under our Management Incentive Plan (“MIP”) for fiscal year 2025:
•The financial performance measures of return on invested capital (“ROIC”) and net income remained unchanged from fiscal year 2024.
•The net income portion of MIP was subject to a strategic goal modifier that adjusted the amount earned, either positively or negatively, by up to 10%. For fiscal year 2025, the strategic goal modifier was based on the Compensation Committee’s assessment of driving progress across our broad set of short-term and long-term initiatives to advance diversity, equity and inclusion globally.
•Additionally, our CEO’s ability to adjust the ROIC portion based on individual performance of each NEO, other than herself, was discontinued, in order to further strengthen the alignment across the entire management team.

Fiscal Year 2025 Long-Term Incentives
We continue to believe that performance-based compensation is critical in aligning the interests of our named executive officers and shareholders. We believe that retaining key talent is very important especially during challenging economic cycles. Consistent with our executive compensation philosophy we maintained our long-term incentive mix and continued to deliver the majority of long-term incentive awards in the form of performance units, weighted at 60%, and a smaller portion in the form of time-based restricted stock units, weighted at 40%.

The fiscal year 2025 design for the performance units continued to use a mix of financial measures and our total shareholder return (“TSR”) relative to companies in the S&P MidCap 400 Index (“rTSR”). The new design encompasses performance over a three-year period, compared to our prior design which used discrete consecutive annual performance goals that were averaged and modified by rTSR. The performance unit awards granted in fiscal year 2025 will be earned using the following performance measures:
•60% will be earned based on average ROIC over the three years in the performance period, to emphasize the importance of focusing on long-term efficient use of capital;

•20% will be earned based on annual organic revenue growth for each of the three years in the performance period, with the goal set at the time of grant for the entire three-year period, to balance long-term performance while mitigating the volatility of our cyclical industry; and
•20% will be earned based on rTSR over the three years in the performance period, to further align the interests of our NEOs with shareholder value creation.

Performance units awarded in fiscal years 2023 and 2024 (“legacy performance units”) will be earned based on average performance achievement of three consecutive one-year performance periods, modified up or down based on our three-year rTSR. The performance measures applicable to year 3 of the performance units granted in fiscal year 2023 and year 2 of the performance units granted in fiscal year 2024 were the same performance measures used under the legacy performance units for fiscal year 2024:
•operating income relative to the target set forth in our financial plan, with a weighting of 75%; and
•revenue relative to the target set forth in our financial plan, with a weighting of 25%.

Implication of Long-Term Incentive Design Changes on the Summary Compensation Table
The amounts reported for fiscal year 2025 in the “Stock Awards” column of the Summary Compensation Table on page 50 are higher than the amounts reported for fiscal year 2024, due in part to the change in our performance unit design. Pursuant to the SEC’s rules, the amounts reported in the Stock Awards column of the table reflect the grant date fair values of those stock awards which are considered granted during the year under the applicable accounting rules. For the performance units granted in fiscal year 2025, the entire award was considered granted in fiscal year 2025, while for the legacy performance units, because the performance goals are established annually, one-third of each award is considered granted when the goals for that year are established. Accordingly, the amounts reported in the Stock Awards column of the Summary Compensation Table for fiscal year 2025 included the accounting values for the entire fiscal year 2025 performance unit awards and one-third of each of the performance units awarded in fiscal years 2023 and 2024, while the amounts for fiscal year 2024 included the accounting values for one-third of each of the performance units awarded in fiscal years 2022, 2023 and 2024.

The chart below illustrates the difference between the amounts reported in the Stock Awards column of the Summary Compensation Table for Sara Armbruster for fiscal years 2025 and 2024. The amount reported for fiscal year 2025 included a total of $2,076,821 associated with the legacy performance units.

Fiscal Year 2025 Incentive Outcomes
In fiscal year 2025, the incentive compensation earned by our NEOs consisted of (1) fiscal year 2025 MIP awards, (2) fiscal year 2023 long-term incentive program performance units and (3) restricted stock units granted in fiscal year 2023.

Fiscal year 2025 MIP awards, which were paid in cash, were earned as follows:

	ROIC	Net Income
Earned as % of Target	137%		200%
Strategic Goal Modifier	Not Applicable	X	105%
Earned as Modified	137%		210%
Additional details can be found under the heading “Compensation Program for Fiscal Year 2025 – Components of Executive Compensation – Management Incentive Plan,” beginning on page 40.

Fiscal year 2023 long-term incentive program performance units, earned over a three-year performance period, were earned at 112.1% of target, based on a three-year average payout multiple achieved in each of three consecutive one-year performance periods and modified by our three-year rTSR, as follows:

	FY 2023	FY 2024	FY 2025	Payout Multiple (% of Target)
Performance Results	82%	165%	92%		113%
rTSR Modifier				X	99.2%
Total Performance Result					112.1%
Additional details can be found under the heading “Compensation Program for Fiscal Year 2025 – Components of Executive Compensation – Long-Term Incentive Awards,” beginning on page 43.

Restricted stock units granted in fiscal year 2023 vested at the end of fiscal year 2025 and were settled in shares of our Class A Common Stock.

Shareholder Engagement
Our say-on-pay shareholder advisory vote received 97.5% approval at our 2024 Annual Meeting of Shareholders, which occurred after our fiscal year 2025 compensation decisions were approved by the Compensation Committee. Our fiscal year 2025 compensation program changes were not in response to any shareholder criticism.

We regularly engage with and seek input from shareholders regarding our financial performance, strategic initiatives and governance practices. In fiscal year 2025, management extended invitations to various shareholders to solicit feedback on our company, including our compensation practices. The Compensation Committee values input from shareholders and considers their perspectives in determining the structure of executive compensation.

Compensation Program Overview

Compensation Philosophy and Guiding Principles
Our compensation philosophy is designed to value the contribution of our employees, motivate achievement of strategic objectives that will contribute to our success, and share profits through broad-based incentive plans designed to reward enterprise profitability and efficient use of capital. Further, our program principles help us ensure significant alignment between our executives and our shareholders.

The guiding principles for our compensation program are:

Pay for performance:
•Our key principle is to ensure we motivate our executives to achieve our business objectives by placing a significant portion of executive compensation at risk subject to our performance.
•Actual payouts are determined based on the achievement of our results for the applicable performance period.

Align pay with shareholder interests:
•A significant portion of our executives’ compensation is paid in shares to drive alignment with our shareholders.
•We maintain stock ownership requirements that are market competitive.

Attract and retain top executive talent:
•Our compensation programs are designed to attract and retain highly qualified executives.
•We evaluate our compensation programs and our compensation levels to ensure that compensation opportunities are reasonable compared to similarly sized companies.
•In making compensation decisions, we review market data as one reference but also consider internal equity, experience in the role, individual performance and general affordability.

Compensation Practices Checklist
Our compensation programs incorporate the following best practices:

Link pay to performance	X	No significant perquisites
Provide an appropriate mix of fixed and variable compensation	X	No hedging, pledging or speculative transactions
Target a majority of our CEO’s compensation in equity	X	No single-trigger acceleration upon a change in control
Require meaningful stock ownership guidelines	X	No employment contracts with our NEOs
Mitigate undue risk through clawback provisions	X	No dividends on unearned performance shares
Conduct an annual compensation risk assessment to ensure compensation programs do not have excessive risk	X	No guaranteed bonuses
Use an outside, independent compensation consultant to provide objective compensation advice

Compensation Program Highlights
Our compensation framework consists of the following components: base salary, annual MIP, and long-term incentives in the form of performance units and restricted stock units. The following chart illustrates how these components are aligned to our guiding principles and how they are designed:

Compensation Component	Guiding Principles	Component Design

Base Salary	Maintain market competitiveness to attract and retain top executive talent.	Salaries are based on market data, experience in the position and individual performance and internal equity.

Management Incentive Plan	Align pay with shareholder interests by driving focus on key operating priorities, financial objectives and results to create long-term shareholder value.
Annual cash award; awards granted in fiscal year 2025 were earned based on (1) ROIC and (2) net income, subject to a strategic goal modifier based on progress across our broad set of short-term and long-term initiatives to advance diversity, equity and inclusion.

Long-Term Incentives — Performance Units	Pay for performance by closely tying performance measures to financial objectives and results. Align pay with shareholder interests by paying long-term incentives in shares.
Our long-term incentive awards are more heavily weighted towards performance, with 60% awarded in performance units.

Performance units are earned over a three-year performance period.

Performance measures for fiscal years 2025 through 2027 are average ROIC over the three years in the performance period, annual organic revenue growth for each of the three years in the performance period and rTSR over the three years in the performance period.

Long-Term Incentives — Restricted Stock Units	Attract and retain top executive talent with a portion of incentives in restricted stock units. Align pay with shareholder interests by paying long-term incentives in shares.	Restricted stock units, which represent 40% of the awards under our long-term incentive program, vest over three fiscal years.

The Compensation Committee reviews and approves the base salary and incentive compensation awards for each of our executive officers each year, taking into account the recommendations of our CEO (except as to her own compensation), the individual performance of each executive officer and our compensation philosophy and guiding principles described beginning on page 37. Following approval by the Committee, the compensation of our CEO is submitted to our Board of Directors for ratification.

Incentive compensation awards for our executive officers are approved by the Compensation Committee, typically at regularly scheduled meetings at the beginning of each fiscal year, but awards may also be approved at any other regularly scheduled meeting or at a special meeting. We do not have any program or practice to time the grant of equity-based awards relative to the release of any material non-public information.

The following chart shows the target mix of base salary, MIP award, and long-term compensation awarded in fiscal year 2025 to Ms. Armbruster and the average of the four other NEOs. The MIP awards and performance units are shown at the target level of performance, and the restricted stock units and performance units are valued using the closing price of a share of our Class A Common Stock on the date the awards were approved. The chart illustrates the following:
•a significant portion of NEO compensation is performance-based;
•total target compensation is earned in a mix of cash and equity; and
•the mix of compensation for the CEO is more heavily weighted to performance and equity compared to the average of the other NEOs.

100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
Equity
Cash
26%
38%
20%
16%
Performance Based
CEO
Equity
Cash
19%
29%
22%
30%
Performance Based
Average of Other NEOs
Restricted Units
Performance Units
MIP Award
Base Salary

Compensation Program for Fiscal Year 2025

Target Compensation Levels by NEO
The Compensation Committee approved the following target compensation levels for fiscal year 2025:

Name	Base Salary	MIP Target (% of Base Salary)	Long-Term Incentive Target (% of Base Salary)
Sara E. Armbruster	$1,025,000	125%	430%
David C. Sylvester	$700,000	80%	200%
Allan W. Smith, Jr.	$663,500	80%	205%
Steven D. Miller	$455,000	65%	135%
Donna K. Flynn	$440,000	65%	135%
Lizbeth S. O’Shaughnessy	$571,000	65%	150%

Components of Executive Compensation
Base Salary
Guiding Principle:
Attract and retain top executive talent.

Element Design:
Salaries are based on market data, experience in the position and individual performance and internal equity; individual salaries are reviewed annually.

Fiscal Year 2025 Results:
The table below shows the base salary changes for fiscal year 2025, effective June 1, 2024.

Name	FY 2024 Base Salary	FY 2025 Base Salary	% Change
Sara E. Armbruster	$975,000	$1,025,000	5.1%
David C. Sylvester	$670,000	$700,000	4.5%
Allan W. Smith, Jr.	$635,000	$663,500	4.5%
Steven D. Miller	$425,000	$455,000	7.1%
Donna K. Flynn	$415,000	$440,000	6.0%
Lizbeth S. O’Shaughnessy	$551,500	$571,000	3.5%

Management Incentive Plan
Guiding Principle:
Align pay with shareholder interests.

Element Design:
Annual cash award earned based on our ROIC and net income, as modified based on progress across our broad set of short-term and long-term initiatives to advance diversity, equity and inclusion.

The MIP allows participants to annually earn cash compensation based on our performance. For fiscal year 2025, the MIP awards were earned based on the following performance measures:

Performance Measure	Performance Measure Definition	Rationale for Performance Measure Use

ROIC
Equals our net operating profit after-tax divided by average invested capital.
Net operating profit after tax represents our net income plus after-tax interest expense, adjusted to the extent approved by the Compensation Committee.
Average invested capital represents our average shareholders’ equity and average long-term debt, adjusted to the extent approved by the Compensation Committee.

ROIC is used as a performance measure in our broad-based employee bonus plan and is intended to measure and reward for our profitability in relation to our average invested capital.

Net Income	Equals net income, adjusted to the extent approved by the Compensation Committee.	Net income is used to support the current year’s strategic goals and motivate our executives to achieve our profitability objectives.

Strategic Goal Modifier
Represents the Compensation Committee’s assessment of management’s performance based on progress across our broad set of short-term and long-term initiatives to advance diversity, equity and inclusion.
This was selected as the strategic measure for accountability to our global commitments to nurturing our culture.

The sizes of the MIP awards for fiscal year 2025 were established as a percentage of the applicable NEO’s base salary as follows:

Name	Total MIP Target (% of Base Salary)	ROIC Portion (% of Base Salary)	Net Income Portion (% of Base Salary)
Sara E. Armbruster	125%	30%	95%
David C. Sylvester	80%	30%	50%
Allan W. Smith, Jr.	80%	30%	50%
Steven D. Miller	65%	30%	35%
Donna K. Flynn	65%	30%	35%
Lizbeth S. O’Shaughnessy	65%	30%	35%

The net income payout multiple may be adjusted up or down by up to 10% depending on the Compensation Committee’s assessment of management’s performance related to the fiscal year 2025 strategic goal modifier.

The fiscal year 2025 MIP targets for Sara Armbruster, Steven Miller, Donna Flynn and Lizbeth O’Shaughnessy were increased by 5% of base salary from fiscal year 2024 to provide targets more in line with market median levels.

Fiscal Year 2025 MIP Performance Measures and Results:
The fiscal year 2025 ROIC and net income performance required to earn the threshold, target and maximum levels are shown in the table below, with interpolation used if the actual results do not fall directly on one of the performance levels. In setting the ROIC target at 8.25%, the Compensation Committee considered our actual ROIC in fiscal year 2024 and our estimated weighted average cost of capital, which is based on our ten-year historical cost of debt and cost of equity calculations. As a profit-sharing company, the Committee set the ROIC threshold performance level at zero percent and the maximum performance level at ten percentage points above target. The net income target was set at the target level of net income in our fiscal year 2025 financial plan of $94.2 million, adjusted to the extent approved by the Committee. The Committee established the range for the performance levels based on market prevalence and a range for the net income target performance level to minimize immaterial variations from target.

Performance Measure	Threshold	Target	Maximum	Actual Performance	Payout Multiple (% of Target)
ROIC	0%	8.25%	18.25%	12.00%	137%
Amount Earned	0% of target	100% of target	200% of target
Net Income	65% of plan	95% to 105% of plan	120% of plan	120% of plan	200% Subject to a strategic goal modifier
Amount Earned	50% of target	100% of target	200% of target

Consistent with the provisions of the MIP, the Compensation Committee approved adjustments to fiscal year 2025 ROIC for (1) restructuring costs, (2) a loss on a pension plan settlement and (3) the expense associated with payout multiples exceeding 100% for those cash incentive compensation awards which were earned based on performance targets in our financial plan. The Committee approved adjustments to fiscal year 2025 net income for (1) restructuring costs, (2) fluctuations in foreign currency compared to our financial plan, (3) a gain on the sale of land, net of variable compensation impacts, and (4) a loss on a pension plan settlement.

The Compensation Committee reviewed our progress against the strategic goal modifier, including (1) progress towards building a workforce that reflects the communities where we live and work, (2) progress towards providing access to development opportunities to all employees, and (3) improved sense of belonging and engagement among our employees. Based on the progress on our initiatives, the Committee determined that the strategic goal modifier performance exceeded expectations and approved a positive modification of 5%, resulting in a total Net Income payout multiple of 210%.

Performance Measure	Payout Multiple (% of Target)
Net Income Result		200%
Strategic Goal Modifier Result of +5%	X	105%
Total Payout		210%

The following table shows the target amount compared to the amount earned by each NEO under their MIP awards for fiscal year 2025:

Name	Target MIP Award	Earned MIP Award	Earned MIP (% of Target)
Sara E. Armbruster	$1,264,741	$2,434,373	192%
David C. Sylvester	$553,660	$1,011,122	183%
Allan W. Smith, Jr.	$524,777	$958,375	183%
Steven D. Miller	$290,599	$512,348	176%
Donna K. Flynn	$281,708	$496,672	176%
Lizbeth S. O’Shaughnessy	$339,791	$599,077	176%

Long-Term Incentive Awards
Guiding Principles:
Pay for performance; align pay with shareholder interests; and attract and retain top executive talent.

Element Design:
The long-term incentive awards made to our NEOs in fiscal year 2025 consist of 60% performance units and 40% restricted stock units and are settled in Class A Common Stock.

The size of the NEOs’ target long-term incentive awards for fiscal year 2025 were established as follows, based on their base salaries at the time the awards were made and using the 20-trading day average closing price of a share of our Class A Common Stock for the period ending one week prior to the approval of the award by the Compensation Committee:

	Total Long-Term Incentive Award Target	Performance Units (60%)		Restricted Stock Units (40%)
Name	% of Base Salary	Target Number	Value	Number	Value
Sara E. Armbruster	430%	196,900	$2,516,382	131,300	$1,678,014
David C. Sylvester	200%	63,000	$805,140	42,000	$536,760
Allan W. Smith, Jr.	205%	61,200	$782,136	40,800	$521,424
Steven D. Miller	135%	27,000	$345,060	18,000	$230,040
Donna K. Flynn	135%	26,400	$337,392	17,600	$224,928
Lizbeth S. O’Shaughnessy	150%	38,900	$497,142	25,900	$331,002

The fiscal year 2025 long-term incentive target for Sara Armbruster was increased by 15% of base salary. This was intended to migrate Ms. Armbruster’s pay closer to market median given her successful CEO tenure since 2021 and to align with our intended compensation philosophy of targeting compensation competitively relative to market. The fiscal year 2025 long-term incentive targets for each of Allan Smith, Steven Miller and Donna Flynn were increased by 5% of base salary to provide targets more in line with market median levels.

Performance units granted in fiscal year 2025 will be earned based on performance achievement over a three-year performance period from fiscal year 2025 through fiscal year 2027. The Compensation Committee determined that changing from three consecutive one-year performance periods to a three-

year performance period with three-year goals aligns the interests of our NEOs and shareholders. Additional details can be found under the heading “Executive Summary – Incentive Design Changes for Fiscal Year 2025 – Fiscal Year 2025 Long-Term Incentives,” beginning on page 34. The Committee selected the following performance measures:
•60% of performance units will be earned based on average ROIC over the three years in the performance period, to promote sustained long-term value creation, and results will be calculated using the average of (1) fiscal year 2025 ROIC, (2) fiscal year 2026 ROIC and (3) fiscal year 2027 ROIC.
•20% of performance units will be earned based on annual organic revenue growth for each of the three years in the performance period, to balance long-term performance while mitigating the volatility of our cyclical industry, and results will be calculated using the average of (1) fiscal year 2025 payout multiple, (2) fiscal year 2026 payout multiple and (3) fiscal year 2027 payout multiple. One-third of this portion of the awards will be earned each year of the performance period based on the organic revenue growth for that year.
•20% of performance units will be earned based on rTSR over the three years in the performance period, to ensure shareholder alignment and provide a balance of absolute and relative performance measures in our long-term incentive program, and results will be calculated as a compounded annual growth rate by dividing the average share price for the 90 trading days immediately prior to the last day of the performance period, plus dividends paid over the performance period, by the average share price for the 90 trading days immediately prior to the first day of the performance period.

The Compensation Committee established the ranges for the performance levels as shown below:

Performance Measure	Threshold	Target	Maximum	Weight
Average ROIC	3.25%	8.25%	11.25%	60%
Amount Earned	0% of target	100% of target	200% of target
Organic Revenue Growth	0%	+5%	+8%	20%
Amount Earned	0% of target	100% of target	200% of target
rTSR	25th Percentile	50th Percentile	75th Percentile	20%
Amount Earned	50% of target	100% of target	200% of target

In addition, during the first three months of fiscal year 2025, the Compensation Committee established the performance measures applicable to year 3 of the performance units awarded in fiscal year 2023 and year 2 of the performance units awarded in fiscal year 2024 as operating income and revenue, weighted 75% and 25% respectively, and established the goals for those measures as illustrated below. The performance units earned will be modified either positively or negatively, based on our rTSR performance.

FY 2023
FY 2024
FY 2025
FY 2026
FY 2027
FY 2023 Performance Unit Award
Year 1
Operating Income: 75%
Revenue: 25%
Year 2
Operating Income: 75%
Revenue: 25%
Year 3
Operating Income: 75%
Revenue: 25%
Three-Year Relative TSR Modifier
FY 2024 Performance Unit Award
Year 1
Operating Income: 75%
Revenue: 25%
Year 2
Operating Income: 75%
Revenue: 25%
Year 3
Performance Measures
(To Be Established)
Three-Year Relative TSR Modifier
In Fiscal Year 2025 change made to new performance unit design
FY 2025 Performance Unit Award
Three-Year Average ROIC (60%)
Three-Year Annual Organic Revenue Growth (20%)
Three-Year Relative TSR (20%)

Earned performance units are settled in shares of our Class A Common Stock. Dividend equivalents on performance units are accrued during the performance period and paid only on the number of shares actually earned at the end of the performance period.

Restricted stock units granted in fiscal year 2025 will vest in full at the end of fiscal year 2027. Dividend equivalents on the restricted stock units are paid during the vesting period, based on dividends declared and paid on our Class A Common Stock during the vesting period.

Fiscal 2025 Performance Results:
The levels required to earn the threshold, target and maximum levels of performance and results for the fiscal year 2025 performance measures for the legacy performance units are shown in the table below. The targets were set based on the operating income and revenue in our fiscal year 2025 financial plan of $140.2 million and $3,274.4 million, respectively, subject to adjustment by the Compensation Committee. The Committee established the ranges for the performance levels based on market prevalence. Additionally, the Committee established a range for the target performance level for operating income to minimize immaterial variations from target.

Performance Measure	Threshold	Target	Maximum	Actual (% of plan)	Payout (% of Target)	Weight	Payout Multiple (% of Target)
Operating Income	65% of plan	95% to 105% of plan	120% of plan	100.6% of plan	100% of target	75%	75%
Amount Earned	50% of target	100% of target	200% of target
Revenue	90% of plan	100% of plan	105% of plan	96.7% of plan	66% of target	25%	17%
Amount Earned	0% of target	100% of target	200% of target
				Weighted Payout Multiple:			92%

Consistent with the provisions of our Incentive Compensation Plan (“ICP”), the Committee approved adjustments to fiscal year 2025 operating income for (1) restructuring costs, (2) fluctuations in foreign currency compared to our financial plan and (3) a gain on the sale of land, net of variable compensation impacts. The Committee approved adjustments to fiscal year 2025 revenue for fluctuations in foreign currency compared to our financial plan.

Fiscal Year 2023 Performance Units Payout:
Based on our performance during fiscal years 2023 through 2025, the performance units awarded in fiscal year 2023 were earned at 112.1% of target. For details regarding our performance results relative to the fiscal year 2023 and 2024 performance measures, see the Compensation Discussion and Analysis sections of our 2023 and 2024 proxy statements.

Fiscal Year	Payout Multiple (% of Target)
2023 performance measures		82%
2024 performance measures		165%
2025 performance measures		92%
Three-year average performance		113%
Fiscal year 2023-2025 rTSR modifier	X	99.2%
Total Payout		112.1%

Compensation Consultant

The Compensation Committee engaged CAP to serve as an independent compensation consultant reporting directly to the Committee. CAP provided information, insight and perspective for the Committee’s consideration in making decisions on all elements of executive compensation for fiscal year 2025. Specifically, CAP supported the Committee by:
•attending Committee meetings;
•reviewing various elements of executive compensation including base salary, incentive plan targets and awards;

•providing insights on market practices related to incentive design and working with management and the Committee on design changes, as needed;
•providing input on disclosures related to executive compensation programs;
•providing perspective on trends and developments in executive compensation; and
•completing additional projects, studies and analyses as requested by the Committee.

CAP does not provide any services to our company other than executive compensation consulting to the Compensation Committee.

Market Data Considered in Setting Compensation

Given the limited number of direct peers in the office furniture industry, the Compensation Committee uses survey data to benchmark against a large comparator group of companies for evaluating our executive compensation. The Committee reviewed data from Willis Towers Watson, based on for-profit companies that participated in their U.S. General Industry Executive Survey and provided long-term incentive awards. This data set is consistent with the methodology used with other publicly traded companies to enhance alignment with the competitive compensation market. The data included 870 companies and excluded not-for-profit companies and companies not providing competitive compensation packages that include long-term incentives. The Committee relied on Willis Towers Watson’s regression tool, with compensation for fiscal year 2025 benchmarked to $3.2 billion in revenue, which approximated our revenue for fiscal year 2023.

The survey provides information on base salaries, annual bonus targets, annualized expected values of long-term incentive compensation and target total direct compensation. The Compensation Committee does not specifically target each element of NEO compensation against the market data. Instead, the Committee reviews the data to assess whether or not each of these components of compensation and the total compensation of each of the NEOs are within a competitive range. In making its decisions, the Committee considers:
•roles and responsibilities of each NEO compared to the market position;
•individual performance;
•level of experience in the role and tenure with our company; and
•overall company performance.

Other Programs and Practices

Retirement Plans and Benefits
Each of the NEOs is eligible to participate in the following retirement benefit plans:
•our Retirement Plan;
•our Restoration Retirement Plan; and
•our Deferred Compensation Plan.

Our Retirement Plan is a tax-qualified defined contribution plan, open to eligible U.S.-based employees of Steelcase Inc. and certain of its subsidiaries and affiliates. Participants may elect to contribute a portion of their earnings to the 401(k) component of the Retirement Plan each year. For fiscal year 2025, we matched 4% of eligible pay each participant contributed, and we made a contribution of 6.75% of each participant’s eligible pay, to the Retirement Plan.

Our Restoration Retirement Plan is a non-qualified defined contribution plan which is unfunded. Participants in our MIP for whom contributions to our Retirement Plan are limited by eligible pay caps under Section 401(a)(17) of the Internal Revenue Code participate in the Restoration Retirement Plan. For fiscal year 2025, we made matching contributions and an annual contribution to participants’ bookkeeping accounts under the Restoration Retirement Plan at the same rate of contribution as our Retirement Plan for amounts in excess of the eligible pay caps.

Our Deferred Compensation Plan is a non-qualified defined contribution plan which is unfunded. In fiscal year 2025, participants could elect to defer up to 50% of their base salary and/or up to 75% of their earned MIP award into an unfunded account with our company on a tax-deferred basis. Our company does not make any contributions to the Deferred Compensation Plan.

Each of the NEOs, other than Steven Miller and Donna Flynn, participates in our Executive Supplemental Retirement Plan, which was originally adopted in 1981. This plan was intended to assist us with attracting and retaining highly qualified executives and to enable them to devote their full-time best efforts to our company. This plan was closed to new participants as of the beginning of fiscal year 2016. We do not have a policy or practice of granting our executive officers extra years of service credit under this or any other plan, other than upon an eligible termination of employment after a change in control under our Executive Severance Plan.

Each of these plans, other than our Retirement Plan, is discussed in Executive Compensation, Retirement Programs and Other Arrangements on page 57, under the heading “Fiscal Year 2025 Pension Benefits,” and on page 58, under the heading “Fiscal Year 2025 Nonqualified Deferred Compensation.”

In addition to these plans, upon a qualifying retirement (generally when the age at retirement and number of years of continuous service with our company equals 80 or more), David Sylvester, Allan Smith and Lizbeth O’Shaughnessy are eligible to receive retiree healthcare benefits, including medical, dental and vision insurance programs, in the same manner as all other U.S. employees of Steelcase Inc. who are qualified retirees. We currently allow eligible U.S. retirees to continue to receive healthcare benefits, but we reserve the right to change or eliminate this benefit at any time. Retirees under age 65 are required to pay a portion of the cost of the medical coverage. All retirees pay the full cost of dental and vision coverage. Retirees who are age 65 or older and eligible for Medicare receive a fixed amount that can be used for reimbursement of any supplemental healthcare premiums and other eligible out-of-pocket expenses.

Severance and Change in Control Benefits
During fiscal year 2025, each of the NEOs participated in our Executive Severance Plan, which provides for certain benefits in the event of certain terminations of employment with our company. This plan is intended to provide clarity to shareholders and executive management in the event of a severance and/or change in control, align the interests of executive management with the long-term interests of our shareholders, reinforce behavior that promotes maximum value in the event of any merger or acquisition activity and attract and retain executive management by maintaining competitive compensation programs. The value of the potential benefits under the Executive Severance Plan for each of the NEOs is detailed in Executive Compensation, Retirement Programs and Other Arrangements beginning on page 59, under the heading “Potential Payments upon Termination or Change in Control.”

Perquisites and Other Benefits
We provide very limited perquisites to our NEOs. The perquisites we provided during fiscal year 2025 to Ms. Armbruster include only home security system monitoring and maintenance. The aggregate incremental cost to our company of the perquisites or other personal benefits provided to our NEOs, other than Ms. Armbruster, in fiscal year 2025 was less than $10,000 per NEO.

The NEOs may elect to participate in other benefit programs on the same terms as other U.S. employees of our company, including, but not limited to, medical, dental, vision, life and disability insurance, wellbeing offerings, charitable gift matching and discounts on company products.

Stock Ownership Guidelines
Our Board of Directors established stock ownership guidelines to encourage stock ownership among our executives to further the objective of aligning our executives’ interests with those of our shareholders and has delegated to the Compensation Committee the authority to oversee, interpret, amend and restate the guidelines. The current guidelines for our NEOs who are current executive officers are:

Name	Ownership Guideline (Value of Stock)
Sara E. Armbruster	5x base salary
David C. Sylvester	3x base salary
Allan W. Smith, Jr.	3x base salary
Steven D. Miller	2x base salary
Donna K. Flynn	2x base salary

Executive officers have five years from the first equity award grant they receive after their hire or promotion to meet their holding requirements. Shares counted towards the ownership guideline include shares directly owned, restricted stock units and performance units at target level during the performance period. The Compensation Committee reviews compliance with the stock ownership guidelines annually. All of the NEOs are in compliance with our stock ownership guidelines.

Clawback, Non-Compete and Other Forfeiture Provisions
The Compensation Committee adopted a Clawback Policy that complies with the applicable requirements of the SEC and the NYSE. In the event of an accounting restatement of our financial statements, the Clawback Policy requires forfeiture or repayment of “erroneously awarded compensation” granted, vested or paid to our current or former executive officers. Under the Clawback Policy, “erroneously awarded compensation” means “covered compensation” that exceeds the amount that would have been granted, vested or paid based on the restated financial statements, on a pre-tax basis, and “covered compensation” is incentive compensation granted, vested or paid based upon the attainment of a financial reporting measure. For additional details regarding this policy, see Exhibit 97.1 to our annual report on Form 10-K for fiscal year 2024 filed with the SEC on April 12, 2024.

The MIP, our ICP and our Executive Severance Plan have additional clawback provisions which apply to our executive officers. Those plans provide that in the event our financial results are materially restated, the Compensation Committee may determine whether and which executive officers will forfeit the right to receive any future benefits and/or repay any prior benefits received under the plans. In the event of a material restatement due to fraud, if the Committee determines that an executive officer was responsible for or participated in the fraud, that executive officer will be required to forfeit any future benefits and repay any prior benefits paid in excess of the amounts that would have been paid based on our restated financial results.

We have existing non-competition agreements with our NEOs, whereby certain compensation will be forfeited or returned if the participant competes with us during a specified period after leaving our employment.

Executive Compensation, Retirement Programs
and Other Arrangements

This section and the tables in this section should be read in conjunction with the more detailed description of our executive compensation plans and arrangements included in the Compensation Discussion and Analysis beginning on page 31.
Summary Compensation Table

The following table shows compensation information for the fiscal years indicated for (1) Sara Armbruster, our CEO, (2) David Sylvester, our CFO, (3) our three other most highly paid executive officers as of the end of fiscal year 2025 and (4) one other individual who was an executive officer during fiscal year 2025 and would have been one of our three other most highly paid executive officers if she had been an executive officer at the end of the year.

Name and Principal Position	Fiscal Year	Salary [1]	Bonus		Stock Awards [2]	Non-Equity Incentive Plan Compensation [3]	Change in Pension Value and Nonqualified Deferred Compensation Earnings [4]	All Other Compensation [5]	Total

Sara E. Armbruster President and Chief Executive Officer	2025	$1,031,250	$—		$6,254,266	$2,434,373	$123,370	$330,630	$10,173,889
	2024	$966,346	$—		$3,009,609	$1,918,618	$85,641	$171,724	$6,151,938
	2023	$900,000	$—		$2,347,280	$831,992	$—	$71,132	$4,150,404

David C. Sylvester Senior Vice President, Chief Financial Officer	2025	$705,385	$—		$2,023,887	$1,011,122	$23,618	$165,228	$3,929,240
	2024	$663,942	$577,900	[6]	$1,054,564	$836,989	$5,805	$161,352	$3,300,552
	2023	$625,000	$—		$1,189,372	$447,967	$—	$47,459	$2,309,798

Allan W. Smith, Jr. Senior Vice President, President, Americas and Chief Product Officer	2025	$668,587	$—		$1,920,961	$958,375	$21,359	$156,558	$3,725,840
	2024	$628,942	$—		$934,801	$792,854	$5,245	$99,649	$2,461,491
	2023	$575,000	$—		$854,466	$411,881	$—	$41,777	$1,883,124

Steven D. Miller Vice President, Chief Technology Officer	2025	$455,673	$—		$816,162	$512,348	$—	$91,535	$1,875,718

Donna K. Flynn Vice President, Chief People Officer	2025	$441,731	$—		$814,745	$496,672	$—	$85,101	$1,838,249

Lizbeth S. O’Shaughnessy[7] Former Senior Vice President, Chief Administrative Officer, General Counsel and Secretary	2025	$532,808	$—		$1,255,080	$599,077	$22,542	$109,966	$2,519,473
	2024	$548,731	$—		$663,082	$472,382	$5,538	$77,539	$1,767,272
	2023	$528,000	$—		$776,025	$259,695	$—	$40,131	$1,603,851

1Fiscal year 2025 included 53 weeks, and fiscal years 2024 and 2023 included 52 weeks.

2The amounts shown in this column are the aggregate grant date fair values computed in accordance with ASC Topic 718 for performance units and restricted stock units granted during the applicable fiscal year.
a.The amounts shown for fiscal year 2025 relate to: (a) the performance units awarded in fiscal year 2025 with 60% based on our three-year average ROIC, 20% based on our annual organic revenue growth and 20% based on our rTSR, (b) one-third of the performance units awarded in fiscal year 2024, (c) one-third of the performance units awarded in fiscal year 2023 and (d) restricted stock units granted in fiscal year 2025.
i.The grant date fair value of the 60% of performance units awarded in fiscal year 2025 based on our three-year average ROIC and the 20% of performance units awarded in fiscal year 2025 based on our annual organic revenue growth is equal to the closing price of a share of our Class A Common Stock on the grant date multiplied by the target number of shares that may be earned. Assuming that the highest level of performance conditions will be achieved, the value of these performance units using the grant date fair values would be as follows: $3,856,090 for Sara Armbruster; $1,233,792 for David Sylvester; $1,198,541 for Allan Smith; $528,768 for Steven Miller; $517,018 for Donna Flynn; and $761,818 for Lizbeth O’Shaughnessy.
ii.The grant date fair value of the 20% of performance units awarded in fiscal year 2025 based on our rTSR was calculated using a Monte Carlo simulation valuation performed as of the date of grant multiplied by the target number of shares that may be earned.
iii.The grant date fair value of the one-third of the performance units awarded in fiscal year 2024 and the one-third of the performance units awarded in fiscal year 2023 was calculated using a Monte Carlo simulation valuation performed as of the date of grant. The performance conditions for these awards are set annually for each one-year period of the awards’ three-year performance periods. Consistent with the requirements of ASC Topic 718, the values included for fiscal year 2025 represent the value of one-third of the total target number of units awarded in fiscal years 2024 and 2023, reflective of the portion of each award considered granted in fiscal year 2025. Assuming that the highest level of performance conditions will be achieved, the value of these awards using the grant date fair values would be as follows:
1.For year 3 of the fiscal year 2023 awards: $1,595,158 for Sara Armbruster; $517,890 for David Sylvester; $435,820 for Allan Smith; $157,518 for Steven Miller; $166,970 for Donna Flynn; and $317,922 for Lizbeth O’Shaughnessy.
2.For year 2 of the fiscal year 2024 awards: $2,558,483 for Sara Armbruster; $856,919 for David Sylvester; $809,507 for Allan Smith; $329,250 for Steven Miller; $342,420 for Donna Flynn; and $542,604 for Lizbeth O’Shaughnessy.
iv.The grant date fair value of the restricted stock units was calculated using the closing price of a share of our Class A Common Stock on the grant date multiplied by the number of shares underlying the restricted stock units.
b.The amounts shown for fiscal year 2024 relate to: (a) one-third of the performance units awarded in fiscal year 2024, (b) one-third of the performance units awarded in fiscal year 2023, (c) one-third of the performance units awarded in fiscal year 2022 and (d) restricted stock units granted in fiscal year 2024.
i.The grant date fair value of the performance units was calculated using a Monte Carlo simulation valuation performed as of the date of grant. The performance conditions for these awards are set annually for each one-year period of the awards’ three-year performance periods. Consistent with the requirements of ASC Topic 718, the values included for fiscal year 2024 represent the value of one-third of the total target number of units awarded in fiscal years 2024, 2023 and 2022, reflective of the portion of each award considered granted in fiscal year 2024.
ii.The grant date fair value of the restricted stock units was calculated using the closing price of a share of our Class A Common Stock on the grant date multiplied by the number of shares underlying the restricted stock units.
c.The amounts shown for fiscal year 2023 relate to: (a) one-third of the performance units awarded in fiscal year 2023, (b) one-third of the performance units awarded in fiscal year 2022, (c) one-third of the three-year performance units awarded in fiscal year 2021 and (d) restricted stock units granted in fiscal year 2023.
i.The grant date fair value of the performance units was calculated using a Monte Carlo simulation valuation performed as of the date of grant. The performance conditions for these awards are set annually for each one-year period of the awards’ three-year performance periods. Consistent with the requirements of ASC Topic 718, the values included for fiscal year 2023 represent the value of one-third of the total target number of units awarded in fiscal years 2023, 2022 and 2021, reflective of the portion of each award considered granted in fiscal year 2023.
ii.The grant date fair value of the restricted stock units was calculated using the closing price of a share of our Class A Common Stock on the grant date multiplied by the number of shares underlying the restricted stock units.
The assumptions made in the valuation of such awards are disclosed in Note 17 to the consolidated financial statements included in our annual report on Form 10-K for fiscal year 2025 filed with the SEC on April 18, 2025.
3The amounts shown in this column represent MIP awards earned and paid in cash shortly after the end of the fiscal year.
4The amounts shown in this column represent the net change in actuarial present value of the applicable NEO’s accumulated benefit under our Executive Supplemental Retirement Plan. These changes are driven by the applicable officer’s period of service, for Sara Armbruster only, and changes in the discount rate. The discount rate changes were as follows: (a) in fiscal year 2025, a decrease from 5.4% to 5.0%; (b) in fiscal year 2024, a decrease from 5.5% to 5.4%; and (c) in fiscal year 2023, an increase from 3.0% to 5.5%. For fiscal year 2023, the changes in the actuarial present values of accumulated benefit under our Executive Supplemental Retirement Plan were reductions, so the amounts are reflected as zero in accordance with the SEC’s rules and regulations. The reductions for fiscal year 2023 were: Sara Armbruster, $318,217; David Sylvester, $157,910; Allan Smith, $143,268; and Lizbeth O’Shaughnessy, $150,937. Steven Miller and Donna Flynn are not participants in the Executive Supplemental Retirement Plan. Earnings under our Restoration Retirement Plan and Deferred Compensation Plan are not included because they are not earned at a preferential rate.
5The amounts shown in this column for fiscal year 2025 include the following:

Name	Company Contributions under Retirement or Pension Plans	Life Insurance Premiums	Other	Total All Other Compensation
Sara E. Armbruster	$314,888	$1,357	$14,385	$330,630
David C. Sylvester	$164,296	$932	$—	$165,228
Allan W. Smith, Jr.	$155,674	$884	$—	$156,558
Steven D. Miller	$90,943	$592	$—	$91,535
Donna K. Flynn	$84,523	$578	$—	$85,101
Lizbeth S. O’Shaughnessy	$109,198	$768	$—	$109,966
For Sara Armbruster, the amount shown in the “Other” column relates to a home security system and monitoring.
6The amount shown is a cash retention award earned pursuant to a Retention Award Agreement entered into in April 2021 in connection with our CEO transition and paid in April 2023.
7Lizbeth O’Shaughnessy served as an executive officer until January 15, 2025 and retired on February 1, 2025.

Fiscal Year 2025 Grants of Plan-Based Awards

The following table shows the awards granted to the NEOs during fiscal year 2025 under our incentive compensation plans.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date [1]	Approval Date [1]	Threshold	Target	Maximum	Threshold	Target	Maximum	All Other Stock Awards	Grant Date Fair Value of Stock and Option Awards

Sara E. Armbruster	4/11/24 [2]	4/11/24	$480,601	$1,264,741	$2,721,721
	4/11/24 [3]	4/14/22				16,909	56,366	135,278		$797,579
	4/11/24 [4]	4/13/23				29,139	97,133	233,119		$1,279,242
	4/11/24 [5]	4/11/24				19,690	196,900	393,800		$2,570,333
	4/11/24 [6]	4/11/24							131,300	$1,607,112

David C. Sylvester	4/11/24 [2]	4/11/24	$173,019	$553,660	$1,176,528
	4/11/24 [3]	4/12/22				5,490	18,300	43,920		$258,945
	4/11/24 [4]	4/13/23				9,759	32,533	78,079		$428,460
	4/11/24 [5]	4/11/24				6,300	63,000	126,000		$822,402
	4/11/24 [6]	4/11/24							42,000	$514,080

Allan W. Smith, Jr.	4/11/24 [2]	4/11/24	$163,993	$524,777	$1,115,152
	4/11/24 [3]	4/12/22				4,620	15,400	36,960		$217,910
	4/11/24 [4]	4/13/23				9,219	30,733	73,759		$404,754
	4/11/24 [5]	4/11/24				6,120	61,200	122,400		$798,905
	4/11/24 [6]	4/11/24							40,800	$499,392

Steven D. Miller	4/11/24 [2]	4/11/24	$78,238	$290,599	$612,493
	4/11/24 [3]	4/12/22				1,669	5,566	13,358		$78,759
	4/11/24 [4]	4/13/23				3,750	12,500	30,000		$164,625
	4/11/24 [5]	4/11/24				2,700	27,000	54,000		$352,458
	4/11/24 [6]	4/11/24							18,000	$220,320

Donna K. Flynn	4/11/24 [2]	4/11/24	$75,844	$281,708	$593,753
	4/11/24 [3]	4/12/22				1,770	5,900	14,160		$83,485
	4/11/24 [4]	4/13/23				3,900	13,000	31,200		$171,210
	4/11/24 [5]	4/11/24				2,640	26,400	52,800		$344,626
	4/11/24 [6]	4/11/24							17,600	$215,424

Lizbeth S. O’Shaughnessy	4/11/24 [2]	4/11/24	$91,482	$339,791	$716,174
	4/11/24 [3]	4/12/22				3,370	11,234	26,961		$158,961
	4/11/24 [4]	4/13/23				6,180	20,600	49,440		$271,302
	4/11/24 [5]	4/11/24				3,890	38,900	77,800		$507,801
	4/11/24 [6]	4/11/24							25,900	$317,016

1The grant date represents the date on which the applicable award was granted under ASC Topic 718, and the approval date represents the date on which the applicable award was approved by the Compensation Committee or, as applicable, the date on which the award was ratified by the Board of Directors.
2These lines show the potential payout opportunity for MIP awards for fiscal year 2025. Following the end of fiscal year 2025, actual performance resulted in these awards being earned as follows and paid in cash: (a) the portion based on ROIC performance was earned at 137% of target, (b) the portion based on net income performance was earned at 200% of target, positively modified by 5% based on the strategic goal modifier performance. The actual amounts earned in fiscal year 2025 were: Sara Armbruster, $2,434,373; David Sylvester, $1,011,122; Allan Smith, $958,375; Steven Miller, $512,348; Donna Flynn, $496,672; and Lizbeth O’Shaughnessy, $599,077.
3These lines show one-third of the performance unit awards made under our ICP which are to be earned based on a three-year average payout multiple for performance in three consecutive one-year performance periods from fiscal year 2023 through fiscal year 2025 and modified based on our rTSR performance over the three-year period. The amounts shown represent one-third of such awards as the performance measures and targets for the third one-year performance period were approved during fiscal year 2025. The performance measures for fiscal year 2025 for these awards are 75% based on operating income and 25% based on revenue. The grant date fair value was calculated using a Monte Carlo simulation fair value on the date of grant multiplied by the target number of shares that may be earned.
4These lines show one-third of the performance unit awards made under our ICP which are to be earned based on a three-year average payout multiple for performance in three consecutive one-year performance periods from fiscal year 2024 through fiscal year 2026 and modified based on our rTSR performance over the three-year period. The amounts shown represent one-third of such awards as the performance measures and targets for only the second one-year performance period were approved during fiscal year 2025. The performance measures for fiscal year 2025 for these awards are 75% based on operating income and 25% based on revenue. The grant date fair value was calculated using a Monte Carlo simulation fair value on the date of grant multiplied by the target number of shares that may be earned.
5These lines show the performance unit awards made under our ICP which are to be earned over the three-year period from fiscal year 2025 through fiscal year 2027. The performance measures for these awards are 60% based on three-year average ROIC, 20% based on annual organic revenue growth and 20% based on our rTSR performance. The grant date fair value was calculated using (1) the closing price of a share of our Class A Common Stock on the grant date for performance units based on ROIC and annual organic revenue growth and (2) a Monte Carlo simulation fair value on the date of grant for performance units based on our rTSR performance, and multiplied by the target number of shares that may be earned.
6These lines show restricted stock unit awards made under our ICP. The grant date fair value was calculated using the closing price of a share of our Class A Common Stock on the grant date multiplied by the number of shares underlying the restricted stock units.

The material terms of the MIP awards, performance units and restricted stock units reflected in the Fiscal Year 2025 Grants of Plan-Based Awards table can be found in Compensation Discussion and Analysis beginning on page 40, under the heading "Compensation Program for Fiscal Year 2025."

Fiscal Year 2025 Outstanding Equity Awards at Fiscal Year End

The following table shows the equity awards granted to the NEOs under our ICP which remained outstanding at the end of fiscal year 2025, consisting of unvested restricted stock units and unearned performance units. The market values shown in the table are based on the closing price of a share of our Class A Common Stock at the end of fiscal year 2025 of $12.16.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested

Sara E. Armbruster
Restricted stock units	194,300 [1]	$2,362,688
Restricted stock units	131,300 [2]	$1,596,608
Performance units			466,238 [3]	$5,669,454
Performance units			393,800 [4]	$4,788,608

David C. Sylvester
Restricted stock units	65,100 [1]	$791,616
Restricted stock units	42,000 [2]	$510,720
Performance units			156,158 [3]	$1,898,881
Performance units			126,000 [4]	$1,532,160

Allan W. Smith, Jr.
Restricted stock units	61,500 [1]	$747,840
Restricted stock units	40,800 [2]	$496,128
Performance units			147,518 [3]	$1,793,819
Performance units			122,400 [4]	$1,488,384

Steven D. Miller
Restricted stock units	25,000 [1]	$304,000
Restricted stock units	18,000 [2]	$218,880
Performance units			60,000 [3]	$729,600
Performance units			54,000 [4]	$656,640

Donna K. Flynn
Restricted stock units	26,000 [1]	$316,160
Restricted stock units	17,600 [2]	$214,016
Performance units			62,400 [3]	$758,784
Performance units			52,800 [4]	$642,048

Lizbeth S. O’Shaughnessy
Restricted stock units	41,200 [1]	$500,992
Restricted stock units	25,900 [2]	$314,944
Performance units			98,880 [3]	$1,202,381
Performance units			77,800 [4]	$946,048

1These restricted stock units will vest at the end of fiscal year 2026.
2These restricted stock units will vest at the end of fiscal year 2027.

3These performance units will be earned based on a three-year average payout multiple for performance in three consecutive one-year performance periods from fiscal year 2024 through fiscal year 2026 and modified based on our rTSR performance over fiscal years 2024 through 2026 and, if earned, will vest in full at the end of fiscal year 2026. The amounts shown represent two-thirds of such awards as the performance measures and targets for only the first two one-year performance periods were established by the end of fiscal year 2025. Because the performance as of the end of fiscal year 2025 was trending above the target performance goals for these awards, the number of shares and market values shown in the Equity Incentive Plan Awards columns are based upon the maximum number of shares under the award in accordance with the SEC’s rules and regulations.
4These performance units will be earned over the three-year period from fiscal year 2025 through fiscal year 2027 and, if earned, will vest in full at the end of fiscal year 2027. Because the performance as of the end of fiscal year 2025 was trending above the target performance goals for these awards, the number of shares and market values shown in the Equity Incentive Plan Awards columns are based upon the maximum number of shares under the award in accordance with the SEC’s rules and regulations.

Fiscal Year 2025 Stock Vested

The following table shows the stock awards (consisting of restricted stock units and performance units) previously granted to the NEOs which vested during fiscal year 2025.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting [1]
Sara E. Armbruster	452,361	$5,221,703
David C. Sylvester	98,142	$1,096,170
Allan W. Smith, Jr.	101,090	$1,161,486
Steven D. Miller	41,920	$489,290
Donna K. Flynn	31,641	$353,406
Lizbeth S. O’Shaughnessy	60,277	$673,281
1The amounts shown in this column are calculated by multiplying (a) the closing price of a share of our Class A Common Stock on the date of vesting by (b) the number of shares vested. These values do not reflect any deduction for shares forfeited to cover applicable tax withholding.

Fiscal Year 2025 Pension Benefits

The following table shows information regarding our only plan that provides for payments or other benefits to the NEOs at, following or in connection with retirement.

Name	Plan Name	Number of Years Credited Service [1]	Present Value of Accumulated Benefit [2]
Sara E. Armbruster	Executive Supplemental Retirement Plan	12	$1,545,865
David C. Sylvester	Executive Supplemental Retirement Plan	17	$2,101,830
Allan W. Smith, Jr.	Executive Supplemental Retirement Plan	12	$1,787,804
Steve D. Miller	None	—	$—
Donna K. Flynn	None	—	$—
Lizbeth S. O’Shaughnessy	Executive Supplemental Retirement Plan	14	$1,952,289
1The numbers shown in this column represent the number of full years the NEO has participated in the plan as of the end of fiscal year 2025. Benefits under this plan are based on age and years of service with our company, as well as a vesting schedule, as described in the narrative following this table.
2The amounts shown in this column represent the actuarial present value of the NEO’s accumulated benefits under the plan as of the end of fiscal year 2025. These amounts were calculated using the same assumptions used for financial reporting purposes under generally accepted accounting principles, which assumptions include that retirement will occur at normal retirement age or, if earlier, the time when retirement benefits are fully vested and the NEO becomes eligible for early retirement.

Executive Supplemental Retirement Plan
Our Executive Supplemental Retirement Plan (“SERP”) is an unfunded plan that provides certain defined benefits to participants who are approved by the Compensation Committee. Participants do not make contributions to the SERP, which pays the following benefits following a qualifying retirement, death or total disability:
•five annual payments equal to the sum of (1) 70% of the participant’s average base salary for the three consecutive calendar years through calendar year 2015 or through the participant’s final vesting year, if later, plus (2) $50,000, followed by
•ten annual payments of $50,000.

Participants are fully vested in the SERP after seven years of participation in the plan.

A participant is eligible for normal retirement from our company under the SERP at age 65. A participant is eligible for early retirement from our company under the SERP when the participant’s age plus years of service with our company equals or exceeds 80. None of the NEOs is age 65 or older, but David Sylvester and Allan Smith meet the requirements for early retirement. Lizbeth O’Shaughnessy met the requirements for early retirement at the time of her separation in fiscal year 2025 and will receive benefits beginning in fiscal year 2026.

Fiscal Year 2025 Nonqualified Deferred Compensation

The following table shows information for fiscal year 2025 regarding each plan under which compensation may be deferred on a basis that is not tax-qualified.

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY [1]	Aggregate Earnings in Last FY [2]	Aggregate Balance at Last FYE [3]
Sara E. Armbruster	$—	$277,801	$111,054	$1,330,783
David C. Sylvester	$—	$127,209	$172,861	$1,953,156
Allan W. Smith, Jr.	$—	$118,587	$74,042	$865,520
Steven D. Miller	$—	$53,856	$1,541	$113,453
Donna K. Flynn	$—	$47,435	$2,980	$160,979
Lizbeth S. O’Shaughnessy	$—	$72,110	$73,535	$825,321
1The amounts shown in this column are the amounts we credited to the NEOs’ accounts under our Restoration Retirement Plan for fiscal year 2025. All of such amounts are reported as compensation for the NEOs in fiscal year 2025 in the All Other Compensation column of the Summary Compensation Table.
2The amounts shown in this column are the earnings in the NEOs’ accounts under both our Deferred Compensation Plan and our Restoration Retirement Plan during fiscal year 2025. These amounts are not reported in the Summary Compensation Table because the earnings are not preferential.
3The amounts shown in this column are the combined balance of the applicable NEO’s accounts under our Deferred Compensation Plan and our Restoration Retirement Plan as of the end of fiscal year 2025. Of the amounts contributed to these plans, $542,588 for Sara Armbruster, $1,136,847 for David Sylvester, $212,699 for Allan Smith, and $387,210 for Lizbeth O’Shaughnessy were reported as compensation in Summary Compensation Tables in our proxy statements for previous fiscal years.

Deferred Compensation Plan
Under our Deferred Compensation Plan, participants may elect to defer up to 50% of their base salary and/or up to 75% of their earned MIP award into an unfunded account with our company on a tax-deferred basis. We do not make any contributions to the Deferred Compensation Plan. Funds deferred under the Deferred Compensation Plan are deemed invested in one or more investment funds selected by the participant and are payable to the participant after termination of employment in either a lump sum or installments, at the election of the participant.

Restoration Retirement Plan
Our Restoration Retirement Plan is a non-qualified defined contribution plan which is unfunded. Participants in our MIP for whom contributions to our Retirement Plan are limited by Section 401(a)(17) of the Internal Revenue Code participate in the Restoration Retirement Plan. For fiscal year 2025, we made matching contributions and an annual contribution to each participant’s bookkeeping account under the Restoration Retirement Plan at the same rate of contribution as our Retirement Plan for amounts in excess of the eligible pay caps. The participant’s account balance is fully vested after two years of employment with us. Participants select from several investment fund options for their accounts under the plan, and the rate of return is based on those selections. Following termination of employment, a participant’s account balance in the Restoration Retirement Plan, to the extent vested, is paid out to the participant either in a lump sum or installments, at the election of the participant.

Potential Payments upon Termination or Change in Control

The following table shows the estimated payments that would have been made to the NEOs if a termination of employment and/or change in control had happened on February 28, 2025, the last day of our fiscal year 2025. Because Lizbeth O’Shaughnessy was no longer employed by us as of the end of fiscal year 2025, the table reflects the amounts payable to her in connection with, and as of, the date of her termination of employment with us.

The various circumstances under which payments would have been made, have been paid or are payable are categorized as follows:
•Retirement — meaning the NEO voluntarily terminated their employment and was eligible for retirement or early retirement benefits under the applicable plan, which generally occurs when the NEO’s age plus continuous years of service equals or exceeds 80. Sara Armbruster, Steven Miller and Donna Flynn were not eligible to receive retirement or early retirement benefits as of February 28, 2025, so we do not present any information about payments that would be made upon retirement to Ms. Armbruster, Mr. Miller and Ms. Flynn.
•Death or disability — meaning the NEO died or the NEO’s employment terminated due to a “disability” or “total disability,” as defined in the applicable plans.
•Termination without cause — meaning we terminated the NEO’s employment without “cause,” as defined in the applicable plans.
•Change in control — meaning a “change in control” of our company, as defined in the applicable plans, had taken place, regardless of whether or not the NEO’s employment terminated.
•Termination after change in control — meaning the NEO’s employment terminated within two years after a change in control either (a) by us or our successor without cause or (b) by the NEO for “good reason,” as defined in the applicable plans. The amounts reflected in the following table for a termination after change in control would be reduced by those amounts which had been paid to the NEO upon the change in control which preceded their termination.

Name and Triggering Event	Severance Payment [1]	Long-Term Incentive Awards [2]	SERP [3]	Other Benefits [4]	Excise Tax Gross Up [5]	Total

Sara E. Armbruster
Death or disability	$—	$7,301,335	$1,972,959	$—	$—	$9,274,294
Termination without cause	$4,612,500	$3,959,296	$—	$45,147	$—	$8,616,943
Change in control	$—	$11,698,367	$—	$—	$—	$11,698,367
Termination after change in control	$6,918,750	$11,698,367	$1,898,973	$45,147	$4,825,664	$25,386,901

David C. Sylvester
Retirement	$—	$3,857,950	$2,101,830	$—	$—	$5,959,780
Death or disability	$—	$2,409,352	$2,101,830	$—	$—	$4,511,182
Termination without cause	$1,260,000	$3,857,950	$2,101,830	$33,359	$—	$7,253,139
Change in control	$—	$3,859,285	$—	$—	$—	$3,859,285
Termination after change in control	$2,520,000	$3,859,285	$2,101,830	$33,359	$—	$8,514,474

Allan W. Smith, Jr.
Retirement	$—	$3,678,235	$1,787,804	$—	$—	$5,466,039
Death or disability	$—	$2,296,792	$1,787,804	$—	$—	$4,084,596
Termination without cause	$1,194,300	$3,678,235	$1,787,804	$41,144	$—	$6,701,483
Change in control	$—	$3,679,532	$—	$—	$—	$3,679,532
Termination after change in control	$2,388,600	$3,679,532	$1,787,804	$41,144	$—	$7,897,080

Steven D. Miller
Death or disability	$—	$959,920	$—	$—	$—	$959,920
Termination without cause	$750,750	$522,880	$—	$52,649	$—	$1,326,279
Change in control	$—	$1,538,607	$—	$—	$—	$1,538,607
Termination after change in control	$1,501,500	$1,538,607	$—	$52,649	$—	$3,092,756

Donna K. Flynn
Death or disability	$—	$977,664	$—	$—	$—	$977,664
Termination without cause	$726,000	$530,176	$—	$56,709	$—	$1,312,885
Change in control	$—	$1,566,514	$—	$—	$—	$1,566,514
Termination after change in control	$1,452,000	$1,566,514	$—	$56,709	$—	$3,075,223

Lizbeth S. O’Shaughnessy	$—	$2,422,350	$1,952,289	$—	$—	$4,374,639
1The amounts shown in this column represent the severance payments that would be made pursuant to our Executive Severance Plan to each of the NEOs.
a.For Sara Armbruster:
i.in the event of a termination without cause, two times the sum of (a) her base salary on the date of termination plus (b) her target MIP award for the year; and
ii.in the event of a termination after change in control, three times the sum of (a) and (b).
b.For each of the other NEOs:
i.in the event of a termination without cause, the sum of (a) their base salary on the date of termination plus (b) their target MIP award for the year; and
ii.in the event of a termination after change in control, two times the sum of (a) and (b).
2The amounts shown in this column are the value of the NEOs’ unvested restricted stock units and unearned performance units that would vest or pay out under certain circumstances pursuant to the ICP.
In the case of retirement, an NEO’s unvested restricted stock units and unearned performance units continue to vest and will be earned in accordance with their terms following retirement. For David Sylvester and Allan Smith, the amounts shown in the “Retirement” row represent the sum of: (a) the number of restricted stock units held as of February 28, 2025, multiplied by the closing price of a share of our Class A Common Stock on that date, and (b) the value of the performance units held as of February 28, 2025, based on (i) the level of performance through that date compared to the performance measures for those awards, for the portions of the awards for which performance measures had been established, and (ii) the target performance, for the portions of the awards for which performance measures had not been established, in each case, using the closing price of a share of our Class A Common Stock on that date, plus the dividend equivalents that would be payable based on such level of performance.
In the case of death or disability, an NEO’s unvested restricted stock units vest, and all or a portion of the NEO’s unearned performance units may be earned at target levels depending on the timing of the death or disability relative to the grant date of the awards. The amounts shown in the “Death or disability” row represent the sum of: (a) the number of restricted stock units held as of February 28, 2025, multiplied by the closing price of a share of our Class A Common Stock on that date, and (b) the value of the performance units held as of February 28, 2025, based on the portion of the target awards that would have been earned, and using the closing price of a share of our Class A Common Stock on that date, plus the dividend equivalents that would have been earned.
In the case of termination without cause, an NEO’s unvested restricted stock units vest, but the NEO’s unearned performance units are forfeited unless the NEO is eligible for retirement. David Sylvester and Allan Smith were eligible for retirement, so the amounts shown for them in the “Termination without cause” row are the same as the amounts shown in the “Retirement” row. For Sara Armbruster, Steven Miller and Donna Flynn, the amounts shown in the “Termination without cause” row represent the number of restricted stock units held as of February 28, 2025, multiplied by the closing price of a share of our Class A Common Stock on that date.
In the case of a change in control or termination after change in control, the amounts shown reflect the amounts payable in the scenario where the acquiring company does not assume or provide substitution for the long-term incentive awards. Under the terms of the awards, the performance units would have been payable based on the greater of (a) the target level of performance or (b) the actual performance through the end of fiscal year 2025, plus the dividend equivalents that would have been earned.
For Lizbeth O’Shaughnessy, following the termination of her employment, her unvested restricted units and unearned performance units continue to vest and will be earned in accordance with the terms of the awards. The amount shown for her in this column represents the sum of: (a) the number of restricted units held as of the date of the termination of her employment, multiplied by the closing price of a share of our Class A Common Stock on that date, and (b) the value of the performance units held as of the date of termination of her employment, based on the level of performance through that date compared to the performance goals for those awards, and using the closing price of a share of our Class A Common Stock on that date, plus the dividend equivalents that would be payable on such level of performance.
3The amounts shown in this column in the “Retirement” and “Termination without cause” rows for David Sylvester and Allan Smith represent the present value of the benefits the NEO would receive under our SERP in such events, as shown in the Fiscal Year 2025 Pension Benefits table on page 57.
The amounts shown in this column in the “Death or disability” row represent the present value of the benefits each would receive under our SERP in the event of death or disability.
The amounts shown in this column in the “Termination after change in control” row are the payments that would be made to the NEO pursuant to our Executive Severance Plan with regard to our SERP in the event of a termination after change in control. These payments represent the present value of the benefits the NEO would receive under our SERP following retirement, prorated to the extent the NEO does not qualify for normal or early retirement at the time of the change in control, but with an additional three years of service and age credited in the case of our CEO or two years of service and age credited in the case of our other NEOs.
For Lizbeth O’Shaughnessy, the amount shown in this column represents the present value of the benefits she will receive under our Executive Supplemental Retirement Plan as of the date of her termination of employment.
4The amounts shown in this column in the “Termination without cause” and “Termination after change in control” rows include:
a.the estimated cost to our company of outplacement services that would be provided to the NEO for up to 18 months following termination pursuant to the Executive Severance Plan; and
b.payments that would be made under the Executive Severance Plan equal to the premiums that the NEO would need to pay to continue health plan coverage for themselves and their eligible dependents under our benefit plans for a period of 18 months and are as follows: Sara Armbruster, $36,147; David Sylvester, $24,359; Allan Smith, $32,144; Steven Miller, $43,649; and Donna Flynn, $47,709.
5The amounts shown in this column are the amounts that would be paid under the Executive Severance Plan to cover any excise taxes due by the NEOs for the payments and benefits received in connection with termination after change in control.

In addition to the amounts shown in the Potential Payments upon Termination or Change in Control table, the NEOs would or will receive:
•any base salary and vacation pay which had been earned but not yet paid or used;
•their MIP awards, restricted stock units and performance units which were earned and/or vested, but not yet paid, not as severance or an acceleration of benefits but because they were employed through the end of the applicable performance and/or vesting period;
•the vested balance of their accounts under our Retirement Plan, which is available generally to all U.S. employees and does not discriminate in favor of the NEOs;
•the vested balance of their accounts under the Restoration Retirement Plan and the balance of their accounts under the Deferred Compensation Plan, both of which are shown as of the end of fiscal year 2025 in the Fiscal Year 2025 Nonqualified Deferred Compensation table on page 58; and
•other welfare benefits, such as a death benefit in the event of death of the employee, which are available generally to all U.S. employees of Steelcase Inc.

Generally, the amounts reflected in the Potential Payments upon Termination or Change in Control table would be paid to the applicable NEO in a lump sum following termination of employment or change in control, pursuant to the terms of the applicable plans; however, portions of such amounts would be paid six months after the applicable triggering date and two years after the applicable triggering date. In addition, certain of the amounts reflected in the table are subject to forfeiture in the event the NEO competes with us or in the event of certain restatements of our financial statements. See Compensation Discussion and Analysis on page 49, under the heading “Other Programs and Practices – Clawback, Non-Compete and Other Forfeiture Provisions,” for a discussion of these conditions.

CEO Pay Ratio

For fiscal year 2025:
•the annual total compensation of the employee whose compensation was at the median of all employees of our company other than our CEO (our “median paid employee”) was $52,312; and
•the annual total compensation of Sara Armbruster, our President and CEO, was $10,173,889.

Based on this information, the ratio of the annual total compensation of our CEO to the annual total compensation of our median paid employee was approximately 194 to 1. This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

The ratio increased compared to fiscal year 2024 due, in part, to the change in our long-term incentive design in fiscal year 2025, as further described in Compensation Discussion and Analysis, on page 35, under the heading “Executive Summary – Incentive Design Changes for Fiscal Year 2025 – Implications of Long-Term Incentive Design Changes on the Summary Compensation Table.”

To identify our median paid employee for fiscal year 2025, we analyzed our employee population as of December 27, 2024, which was the end of a fiscal month within the last three months of fiscal year 2025. Our total employee population on that date was approximately 11,500. We did not exclude any entities from our employee population in our analysis. We identified our median paid employee based on gross earnings for calendar year 2024, which included gross wages, bonus payments, stock compensation vesting and taxable benefits. Compensation earned in currencies other than U.S. dollars was translated into U.S. dollars using average foreign exchange rates during calendar year 2024.

We determined the median paid employee’s annual total compensation using the methodology for calculating total compensation for the Summary Compensation Table and compared that to the annual total compensation of our CEO, as disclosed in the Summary Compensation Table.

Pay Versus Performance

We are providing the following information comparing the compensation of our NEOs to our company’s performance against several financial metrics as required by Item 402(v) of Regulation S-K. The amounts shown below as “Compensation Actually Paid” are calculated as set forth in such rule and do not necessarily reflect the amount of compensation actually paid to our NEOs.

Pay Versus Performance Table
The following table sets forth compensation information for our Principal Executive Officers (“PEOs”) and the average compensation of our other NEOs (the “Non-PEO Named Executive Officers”), along with our TSR, peer group TSR, net income, and operating income, as adjusted, for fiscal years 2021, 2022, 2023, 2024 and 2025.

	Summary Compensation Table Total for PEO [1]		Compensation Actually Paid to PEO [2]				Value of Initial Fixed $100 Investment Based On:
Fiscal Year	Sara E. Armbruster	James P. Keane	Sara E. Armbruster	James P. Keane	Average Summary Compensation Table Total for Non-PEO Named Executive Officers 1	Average Compensation Actually Paid to Non-PEO Named Executive Officers 2	Total Shareholder Return 3	Peer Group Total Shareholder Return 3	Net Income ($ in millions)	Operating Income, as adjusted ($ in millions) 4

(a)	(b)	(b)	(c)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2025	$10,173,889	$—	$10,394,025	$—	$2,777,704	$2,843,018	$89	$93	$120.7	$141.0
2024	$6,151,938	$—	$12,287,968	$—	$2,196,231	$3,623,994	$90	$97	$81.1	$130.8
2023	$4,150,404	$—	$1,987,633	$—	$1,737,005	$1,205,713	$57	$76	$35.3	$89.9
2022	$5,420,546	$6,324,983	$4,795,416	$2,788,222	$1,212,915	$822,301	$82	$108	$4.0	$19.3
2021	$—	$7,407,174	$—	$6,841,476	$1,574,431	$1,445,052	$88	$106	$26.1	$89.2
1The amounts reported in columns (b) reflect total compensation reported in the Summary Compensation Table for Sara Armbruster and James Keane for the fiscal years in which they served as our PEO. For the fiscal years reported in the table, James Keane was our PEO from the beginning of fiscal year 2021 to October 2021, and Sara Armbruster was our PEO from October 2021 to the end of fiscal year 2025.
The amounts reported in column (d) reflect the average total compensation reported in the Summary Compensation Table for the Non-PEO Named Executive Officers for the applicable fiscal years as listed below:

2025	2024	2023	2022	2021
David C. Sylvester	David C. Sylvester	David C. Sylvester	David C. Sylvester	David C. Sylvester
Allan W. Smith, Jr.	Allan W. Smith, Jr.	Allan W. Smith, Jr.	Allan W. Smith, Jr.	Lizbeth S. O’Shaughnessy
Steven D. Miller	Lizbeth S. O’Shaughnessy	Lizbeth S. O’Shaughnessy	Lizbeth S. O’Shaughnessy	Sara E. Armbruster
Donna K. Flynn	Robert G. Krestakos	Robert G. Krestakos	Robert G. Krestakos	Allan W. Smith, Jr.
Lizbeth S. O’Shaughnessy			James N. Ludwig
Eddy F. Schmitt
2The amounts reported in columns (c) and (e) represent Compensation Actually Paid to each of the PEOs and the average Compensation Actually Paid to the Non-PEO Named Executive Officers, respectively, calculated in accordance with Item 402(v) of Regulation S-K. Total compensation reported in the Summary Compensation Table is the starting point to determine Compensation Actually Paid, and then certain adjustments are made to those amounts with respect to equity-based and other compensation, as detailed below.
For equity-based awards granted during the fiscal year, the amount reported in the Stock Awards column of the Summary Compensation Table is replaced with the fair value of the awards at the end of the fiscal year or on the vesting date, if earlier. For equity-based awards made in prior fiscal years which vested during the fiscal year, the change in fair value from the end of the prior fiscal year to the vesting date is added, and for equity-based awards made in prior fiscal years that remained unvested at fiscal year end, the change in fair value from the end of the prior fiscal year to the end of the fiscal year is added. For any equity-based awards granted in a prior fiscal year that failed to meet the applicable vesting requirements during the fiscal year, the fair value at the end of the prior year is deducted. Finally, the dollar value of any dividends or other earnings paid on any equity-based awards in the fiscal year prior to the vesting date that are not otherwise included in total compensation are added.
For defined benefit and actuarial pension plans, the aggregate change in the actuarial present value of the NEO’s accumulated benefits under all such plans is replaced with the (i) service cost, calculated as the actuarial present value of the NEO’s benefits under all such plans attributable to services rendered during the fiscal year, and (ii) prior service cost, calculated as the entire cost of benefits granted (or credit for benefits reduced) in a plan amendment (or initiation) during the fiscal year that are attributed by the benefit formula to services rendered in periods prior to the amendment.
The following table reconciles Compensation Actually Paid to the Summary Compensation Table Total for Sara Armbruster and James Keane.

		2025	2024	2023	2022		2021
PEOs		Sara E. Armbruster	Sara E. Armbruster	Sara E. Armbruster	Sara E. Armbruster	James P. Keane	James P. Keane
Summary Compensation Table Total (column b)		$10,173,889	$6,151,938	$4,150,404	$5,420,546	$6,324,983	$7,407,174
–	Reported value of equity-based awards	$(6,254,266)	$(3,009,609)	$(2,347,280)	$(4,462,068)	$(5,057,410)	$(4,808,704)
+	Fiscal year-end fair value of outstanding and unvested equity-based awards granted in applicable fiscal year	$6,152,640	$6,322,413	$1,382,154	$3,723,104	$2,139,814	$4,434,838
+	Change in fair value of outstanding and unvested equity-based awards granted in prior fiscal years	$(146,790)	$1,625,793	$(1,132,864)	$(53,677)	$(516,320)	$(413,500)
+	Fair value as of vesting date of equity-based awards granted and vested in the applicable fiscal year	$625,583	$434,573	$47,312	$12,786	$111,510	$1,336,846
+	Change in fair value of equity-based awards granted in prior fiscal years that vested in the applicable fiscal year	$(541,296)	$502,522	$(413,320)	$(66,910)	$(583,160)	$(1,352,650)
+	Value of dividends or other earnings paid on equity-based awards not otherwise reflected in total compensation	$431,764	$274,759	$208,857	$118,563	$368,805	$255,437
–	Aggregate change in the actuarial present value of accumulated benefits under defined benefit and actuarial pension plans	$(123,370)	$(85,641)	$—	$—	$—	$(17,965)
+	Service cost of actuarial present value of benefits under defined benefit and actuarial pension plans	$75,871	$71,220	$92,370	$103,072	$—	$—
Total adjustments		$220,136	$6,136,030	$(2,162,771)	$(625,130)	$(3,536,761)	$(565,698)
Equals: Compensation Actually Paid (column c)		$10,394,025	$12,287,968	$1,987,633	$4,795,416	$2,788,222	$6,841,476

The following table reconciles Compensation Actually Paid to the Summary Compensation Table Total for the average of the Non-PEO Named Executive Officers:

Average for Non-PEO Named Executive Officers		2025	2024	2023	2022	2021
Summary Compensation Table Total (column d)		$2,777,704	$2,196,231	$1,737,005	$1,212,915	$1,574,431
–	Reported value of equity-based awards	$(1,366,167)	$(753,626)	$(825,775)	$(611,901)	$(760,192)
+	Fiscal year-end fair value of outstanding and unvested equity-based awards granted in applicable fiscal year	$1,359,996	$1,525,941	$450,729	$278,335	$641,759
+	Change in fair value of outstanding and unvested equity-based awards granted in prior fiscal years	$(33,059)	$226,313	$(108,729)	$(60,239)	$(66,718)
+	Fair value as of vesting date of equity-based awards granted and vested in the applicable fiscal year	$125,192	$169,511	$61,160	$14,050	$250,223
+	Change in fair value of equity-based awards granted in prior fiscal years that vested in the applicable fiscal year	$(92,493)	$195,312	$(173,205)	$(75,576)	$(222,513)
+	Value of dividends or other earnings paid on equity-based awards not otherwise reflected in total compensation	$85,349	$69,737	$64,528	$46,577	$42,306
–	Aggregate change in the actuarial prevent value of accumulated benefits under defined benefit and actuarial pension plans	$(13,504)	$(5,425)	$—	$—	$(38,770)
+	Service cost of actuarial present value of benefits under defined benefit and actuarial pension plans	$—	$—	$—	$18,140	$24,526
Total adjustments		$65,314	$1,427,763	$(531,292)	$(390,614)	$(129,379)
Equals: Compensation Actually Paid (column e)		$2,843,018	$3,623,994	$1,205,713	$822,301	$1,445,052
3The dollar amounts in columns (f) and (g) represent TSR, calculated as the value at the end of the applicable fiscal year of an assumed $100 investment in our Class A Common Stock and a peer group, respectively, on the last trading day of fiscal year 2020. The peer group consists of HNI Corporation and MillerKnoll, Inc. Prior to their merger on July 19, 2021, the peer group included both Herman Miller, Inc. and Knoll, Inc. and prior to HNI Corporation’s acquisition of Kimball International, Inc. on June 1, 2023, the peer group included both HNI Corporation and Kimball International, Inc. The returns of each company in the peer group are weighted by their relative market capitalization at the beginning of each fiscal year.
4In accordance with Item 402(v) of Regulation S-K, we determined operating income, as adjusted by the Compensation Committee, as the most important financial performance measure (that is not otherwise disclosed in this table) we used to link Compensation Actually Paid to our NEOs for fiscal year 2025 to our performance, given its impact on the determination of the change in fair value of performance shares granted to the NEOs. For fiscal year 2025, the Committee approved adjustments to operating income for (1) restructuring costs and (2) a gain on the sale of land, net of variable compensation impacts. For fiscal year 2024, the Committee approved adjustments to operating income for (1) restructuring costs and (2) a decrease in the valuation of a contingent earnout liability. For fiscal year 2023, the Committee approved adjustments to operating income for (1) restructuring costs and (2) an increase in the valuation of a contingent earnout liability. For fiscal year 2022, the Committee approved adjustments to operating income for (1) a gain from a cost-method investment and (2) the incremental increase in CEO compensation during our CEO transition period. For fiscal year 2021, operating income was not used as a financial performance measure for incentive compensation purposes, so the Committee did not approve any adjustments, but we have presented fiscal year 2021 operating income, as adjusted to exclude (1) restructuring costs and (2) a goodwill impairment charge, consistent with adjustments historically approved by the Committee.

Relationships Between Compensation Actually Paid and Performance
The following graphs provide comparisons of Compensation Actually Paid for each of Sara Armbruster and James Keane for the years in which they served as our PEO and the average of the Non-PEO Named Executive Officers with (1) our cumulative TSR and the peer group’s cumulative TSR, (2) net income and (3) operating income as adjusted, each as shown in the Pay Versus Performance Table on page 63.

Most Important Financial Performance Measures
The following are, in our assessment, the most important financial performance measures we used to link Compensation Actually Paid to our NEOs for fiscal year 2025 to our performance. Information about how we used these performance measures for compensation purposes and how each measure is calculated is provided in Compensation Discussion and Analysis beginning on page 40, under the heading “Compensation Program for Fiscal Year 2025.” The performance measures noted with an asterisk (*) are subject to adjustments as approved by the Compensation Committee each year.

Tabular List of Financial Performance Measures
Net Income *
Operating Income *
Organic Revenue Growth
Revenue *
Relative Total Shareholder Return
Return on Invested Capital *

Proposal 3 — Approval of the
Steelcase Inc. Incentive Compensation Plan

Our Incentive Compensation Plan (“ICP”), was first adopted by our Board of Directors on October 27, 1997 and approved by our shareholders on December 2, 1997. Our Board most recently amended and restated the ICP to be effective as of July 9, 2025, subject to shareholder approval at the Meeting. The amended and restated ICP, if approved by shareholders, will apply to any awards made on or after July 9, 2025. If we do not obtain requisite shareholder approval of the amended and restated ICP, the ICP in effect immediately prior to the Board’s approval (without giving effect to the proposed share increase or any of the other changes described below) will remain in effect (the “Current Plan”). The affirmative vote of a majority of the votes cast at the Meeting for this proposal is required to approve this Proposal 3.

We are asking shareholders to increase the number of shares available under the ICP by 2,000,000 shares and to extend the term of the ICP to July 9, 2035. We are requesting the additional shares because there are insufficient shares in the ICP to meet our expected future award needs after fiscal year 2027. We anticipate, based on projections, that the additional 2,000,000 shares will be sufficient to provide equity incentives through fiscal year 2027. In addition to increasing the number of shares available and extending the term of the ICP, the ICP was amended to increase the limits on non-employee directors’ compensation from $500,000 to $750,000 and the limits on non-employee director’s compensation in extraordinary circumstances from $750,000 to $1,000,000.

Our long-term incentive program aligns the interests of our employees, officers and directors with those of our shareholders. In furtherance of this objective, our Compensation Committee has considered two key metrics in making equity grants under the ICP: “historical burn rate” and “overhang.”
•Historical Burn Rate. Our burn rate is calculated as the number of restricted stock units granted and performance units earned during a period in proportion to the outstanding shares of our Class A Common Stock and Class B Common Stock as of the end of the period. Our burn rate for fiscal year 2025 was 1.5%, and our three-year average burn rate for fiscal years 2023 through 2025 was 1.6%. The following table provides details regarding the calculation of our burn rate for fiscal years 2025, 2024 and 2023.

Burn Rate	2025	2024	2023
Restricted stock units granted during fiscal year	1,186,304	1,786,505	1,241,599
Performance units earned during fiscal year	456,578	378,811	285,930
Shares issued as director compensation during fiscal year	76,477	131,013	109,090
	1,719,359	2,296,329	1,636,619

Shares of common stock outstanding as of fiscal year end	113,733,433	114,227,372	112,988,721

Burn rate	1.5%	2.0%	1.4%
•Overhang. Our overhang is the number of shares subject to equity awards outstanding, with performance units at target, plus the number of shares available for future grants in proportion to the shares of our Class A Common Stock and Class B Common Stock outstanding. As of May 12, 2025, our overhang was 8.0%. The total potential overhang including the 2,000,000 share replenishment is 9.7%.

The ICP and our other related governance practices and policies protect shareholder interests and reflect the use of certain best practices including, but not limited to, the following:

•Double Trigger Change in Control Treatment. All awards provide for “double trigger” change of control vesting, meaning that awards will not vest in connection with a change in control without a subsequent qualifying termination of employment.
•No Share Recycling. There is an express prohibition on recycling, meaning that shares tendered or withheld in payment of exercise price for awards or in satisfaction of withholding taxes will not be available again for issuance.
•No Repricing. There is an express prohibition on repricing.
•Clawback. For those participants of the ICP that also participate in our Executive Severance Plan, in the event our financial results are materially restated or the material restatement is due to fraud, the Board of Directors may review the circumstances surrounding the restatement and determine whether and which participants will forfeit the right to receive any future awards and/or repay any prior awards or cash payments received under the ICP. In addition, awards granted under the ICP will be subject to recoupment in accordance with any clawback policy that we are required to adopt pursuant to the listing standards of any national securities exchange or association on which our securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law, including our Clawback Policy adopted in 2023.
•Minimum Stock Ownership Guidelines. As more fully described in Compensation Discussion and Analysis on page 49, under the heading “Other Programs and Practices – Stock Ownership Guidelines,” we have robust minimum stock ownership requirements for our executive officers.
•No Hedging, Speculative Transactions and Stock Pledging. As more fully described in Other Corporate Governance Matters beginning on page 18, under the heading “Our Policy on Insider Trading,” we maintain trading policies that prohibit hedging or pledging of our securities by employees and directors, subject to certain exceptions as described therein.
•Minimum One-Year Vesting Period. All awards that settle in shares are subject to a minimum time-vesting period of at least twelve months, other than awards representing a maximum of five percent (5%) of the shares reserved for issuance under the ICP and other than for certain other events as determined by the Board.
•Limit on Non-Employee Directors’ Compensation. The total value of any awards granted to a non-employee director in a fiscal year, when aggregated with such director’s cash fee with respect to such fiscal year, will not exceed $750,000 in aggregate. The Board of Directors may make exceptions to increase such limit to $1,000,000 in extraordinary circumstances.

Our Board of Directors believes the existing awards under the ICP have enhanced our position in the highly competitive market for managerial and executive talent and that the continued maintenance of the ICP is necessary to meet our objectives of attracting, retaining and compensating our key employees and others.

Plan Description

The following is a summary of the material provisions of the ICP. The summary is qualified in its entirety by the specific language of the ICP, which is attached as Exhibit A.

Purposes
The purposes of the ICP are to:
•optimize the profitability and growth of our company through annual and long-term incentives that are consistent with our goals and link the personal interests of ICP participants with those of our shareholders;
•provide participants with an incentive for excellence in individual performance;

•promote teamwork among participants;
•provide flexibility for us to attract and retain the services of participants who make significant contributions to our success; and
•allow participants to share in our success.

Administration
Our Board of Directors is generally responsible for the administration of the ICP. However, the Board of Directors has delegated its administrative authority to the Compensation Committee other than with respect to awards to non-employee directors. Any awards granted under the ICP to our CEO are subject to ratification by the Board of Directors. Under the ICP, the Committee has the authority to:
•select the employees and other individuals who will participate in the ICP;
•determine the size and type of awards;
•determine the terms and conditions of any award consistent with the terms of the ICP;
•interpret the ICP and any agreement or instrument entered into under the ICP;
•establish, amend, or waive rules and regulations for the ICP’s administration; and
•amend the terms and conditions of any outstanding award as provided under the ICP.

Subject to the limitations described below, our Compensation Committee has delegated authority to our CEO to grant:
•stock options, not to exceed 5,000 shares to any one person in any one fiscal year and not to exceed 100,000 shares in the aggregate in any one fiscal year;
•awards of restricted stock, not to exceed 2,000 shares to any one person in any one fiscal year and not to exceed 40,000 shares in the aggregate in any one fiscal year; and
•awards of restricted stock units, not to exceed 2,000 shares to any one person in any one fiscal year and not to exceed 40,000 units in the aggregate in any one fiscal year.

Our CEO may not grant any awards to any of our executive officers.

Eligibility
The ICP is open to participation by all employees and directors of Steelcase Inc. and its subsidiaries or affiliates and any other person designated by the Compensation Committee. Of those eligible, the Committee determines who will receive awards. As of May 12, 2025, approximately 930 employees (including 922 employees and eight executive officers) and nine non-employee directors were eligible under the criteria to receive awards under the ICP.

Shares Available for Issuance
Upon approval of the ICP, the number of shares available for future issuance under the plan will be comprised of (i) 2,000,000 shares which will become authorized for issuance upon such approval and (ii) the remaining shares available for issuance under the Current Plan, which as of May 12, 2025 is 3,048,735 shares. The number of shares that are subject to or underlie awards which expire or are cancelled or forfeited under the Current Plan following the effective date of the ICP will be added to the ICP’s share reserve, except for shares withheld as payment of either the exercise price of an award and/or withholding taxes in respect of such an award. The maximum number of shares available for issuance under the ICP with respect to incentive stock options will be 2,000,000.

In the event of any change in our capitalization or in the event of a corporate transaction such as a merger, consolidation, separation or similar event, the ICP provides for appropriate adjustments in the number and class of shares of common stock available for issuance or grant and in the number and/or price of shares subject to awards.

Any shares subject to an award which expires or for any reason is cancelled, terminated, forfeited, fails to vest or for any other reason is not paid or settled will again be available for issuance in connection with future awards granted under the ICP. Shares surrendered or withheld as payment of either the exercise price of an award and/or withholding taxes in respect of an award will be counted against the share limits and will not again be available for issuance in connection with future awards under the ICP.

Non-Employee Director Limits
The total value of any awards granted to a non-employee director in a fiscal year, when aggregated with such non-employee director’s cash fee with respect to such fiscal year, will not exceed $750,000 in aggregate. The Board of Directors may make exceptions to increase such non-employee director limit to $1,000,000 in extraordinary circumstances. The non-employee director limits in the ICP represent increases to the limits in the Current Plan which are $500,000 and $750,000, respectively.

Minimum Vesting
The ICP provides that all awards that settle in shares are subject to a minimum time-vesting period of at least twelve months, other than awards representing a maximum of five percent of the shares reserved for issuance under the ICP, except that the Board may accelerate the vesting of awards prior to the first anniversary of the applicable grant date in the event of a participant's death, disability, retirement, leave of absence or termination of employment, or upon a divestiture, reduction in force or sale or disposition of a subsidiary or division or any other similar event, or Change in Control (as defined under the ICP), in each case, as determined by the Board.

Types of Awards
The ICP provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units and cash-based awards, phantom shares or other share-based awards. These awards are discussed in more detail below.

Stock Options
Options granted under the ICP may be incentive stock options meeting the definition of an incentive stock option under Section 422 of the Internal Revenue Code or options that do not qualify as incentive stock options (referred to as nonqualified stock options). The Compensation Committee will determine the option price, duration of the option, the number of shares to which the option pertains, termination and transferability rights and other terms and conditions of the option. The option price for each grant will be at least equal to the closing price of a share of our Class A Common Stock on the NYSE on the date of grant (the “fair market value”).

In no event can an option be exercised later than the tenth anniversary date of its grant. In the event of termination of employment, the options can be exercised in accordance with the terms of the award agreement. The maximum aggregate number of shares that can be granted in the form of stock options in any one fiscal year to any one participant is 1,000,000 shares.

Stock Appreciation Rights (“SARs”)
The Compensation Committee can grant SARs under the ICP, either in tandem with stock options or freestanding and unrelated to options. The grant price of a freestanding SAR will be the fair market value. The grant price of tandem SARs will equal the option price of the related option.

Upon exercise of a SAR, a participant will be entitled to receive payment from us in an amount determined by multiplying (1) the difference between the fair market value of a share on the exercise date and the grant price by (2) the number of shares with respect to which the SAR is exercised. The form of payment of a SAR will be determined by the Compensation Committee and may be in shares of common stock, cash, or a combination of common stock and cash. The maximum aggregate number of shares that may be granted in the form of SARs in any one fiscal year to any one participant is 1,000,000 shares.

Restricted Stock
Each grant of restricted stock under the ICP will be evidenced by an award agreement that will specify the period and type of restriction, the number of shares covered by the grant and other provisions that the Compensation Committee may determine to be appropriate. The Committee has the authority to impose any type of conditions or restrictions as it may deem appropriate, including a requirement that a participant pay a stipulated purchase price for each share of restricted stock or remain employed for a specified period, specific performance goals, restrictions under federal or state securities laws or any combination of these or other types of restrictions. The maximum aggregate number of shares that may be granted in the form of restricted stock in any one fiscal year to any one participant is 500,000 shares.

Restricted Stock Units
Each grant of restricted stock units under the ICP will be evidenced by an award agreement that will specify the vesting or performance period, the number of shares covered by the grant and other provisions that the Compensation Committee may determine to be appropriate. Participants may be granted dividend equivalents in connection with the award. The maximum aggregate number of shares that may be granted in the form of restricted stock units in any one fiscal year to any one participant is 500,000 shares.

Performance Shares
Each performance share granted under the ICP will have an initial value equal to the fair market value of a share. The Compensation Committee will set performance goals that, if met, will determine the number and/or value of performance shares that would be paid to the participant. Participants may be granted full voting rights on performance shares, and receive dividends payments, during the performance period. The maximum aggregate payout (determined at the end of the applicable performance period) with respect to awards of performance shares granted in any one fiscal year to any one participant is equal to the value of 1,500,000 shares.

Performance Units
Each performance unit granted under the ICP will have an initial value determined by the Compensation Committee at the time of grant. The Committee will set performance goals that, if met, will determine the number and/or value of performance units that would be paid to the participant. Participants may be granted dividend equivalents in connection with the award. The maximum aggregate payout (determined at the end of the applicable performance period) with respect to awards of performance units granted in any one fiscal year to any one participant is equal to the value of 1,500,000 shares.

Cash-Based Awards
Each cash-based award will have a value as may be determined by the Compensation Committee. The Committee will set performance goals that, if met, will determine the value of the cash-based awards that would be paid to the participant. The maximum aggregate payout (determined at the end of the applicable performance period) with respect to cash-based awards granted in any one fiscal year to any one participant is equal to $10,000,000.

Phantom Shares
Each phantom share granted under the ICP will have an initial value equal to the fair market value. The Compensation Committee may determine the terms and conditions of the award, including any vesting provisions. The holder of any vested phantom shares will be entitled to receive payout on the number of and value of phantom shares earned by the participant over the performance period. Participants may be granted the right to receive dividends on the phantom shares that have been earned but not yet distributed. The maximum aggregate payout (determined at the end of the applicable performance period) with respect to phantom shares granted in any one fiscal year to any one participant is 1,500,000 shares.

Other Share-Based Awards
Subject to the terms of the ICP, the Compensation Committee may grant other share-based awards under the ICP including awards under which shares are acquired or may be acquired in the future. The Committee, in its sole discretion, will determine the terms and conditions of these awards. The maximum aggregate number of shares that may be granted in the form of other share-based awards in any one fiscal year to any one participant is 500,000 shares.

Performance Criteria
The performance measure(s) to be used for purposes of awards under the ICP, the attainment of which may determine the degree of payout and/or vesting with respect to such awards, will be established by the Compensation Committee, in its sole discretion from time to time, and may include, but are not limited to the following criteria:
•earnings per share;
•net income (before or after taxes);
•return measures (including, but not limited to, assets, equity, sales, investment, return on invested capital (“ROIC”) or internal rate of return);
•cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on investment (discounted or otherwise), or cumulative cash flow per share);
•earnings before or after taxes (including, but not limited to, earnings, before all or any interest, taxes, depreciation and/or amortization (“EBIT”, “EBITA”, “EBITDA”));
•gross revenue or sales;
•operating profit (including, but not limited to, net operating profit after taxes (“NOPAT”));
•margins (including, but not limited to, gross margin, operating margin or pre-tax profit margin);
•operating expenses;
•share price (including, but not limited to, growth measures, total shareholder return (“TSR”) and relative total shareholder return);
•dividend payments;
•implementation or completion of critical projects or processes;
•strategic business criteria, consisting of one or more objectives based on meeting specified market share, market penetration, product launch, inventory goals, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology, goals relating to acquisitions, divestitures, joint ventures and similar transactions, productivity ratios, expense targets or cost reduction goals, and budget comparisons;
•personal professional objectives, including any of the foregoing performance goals, the implementation of policies and plans, the negotiation of transactions, the development of long-term business goals, management succession plans, formation of joint ventures, research or development collaborations, and the completion of other corporate transactions;
•environmental, social and governance (“ESG”) objectives; and
•any combination of, or a specified increase or decrease in, any of the foregoing.

The Compensation Committee has the discretion to adjust the determinations of the degree of attainment of the preestablished performance goals and shall make appropriate adjustments in the performance goals to reflect the impact of certain extraordinary items.

Competition
Under the ICP, if a participant, during the term of their employment or during the three-year period following termination of employment, engages in competition with us or any of our subsidiaries or affiliates, the participant will immediately forfeit the right to exercise and/or receive payment for any award, whether the award is vested or unvested. In addition, the participant must return to us (i) any gain realized from exercise of any option which vested within 12 months prior to the date the participant engaged in competition with us, (ii) all shares that have been issued to the participant in respect of an award within the twelve-month period preceding the date the participant became engaged in competition with us and (iii) any value paid in cash to the participant in respect of an award at any time within the twelve-month period preceding the date the participant engaged in competition with us. The terms of individual awards granted to participants under the ICP may contain additional or different provisions which may require forfeiture of unvested awards or the return of shares or the value of shares previously earned in the event that the participant engages in competition with us.

Change in Control
In the event that a Change in Control (as defined in the ICP) of Steelcase Inc. occurs and the participant’s employment or service is terminated by us or our successor without cause or the participant resigns with “good reason” (as defined in the ICP), in either case, during the twenty-four (24) months following such Change in Control, then:
•all options and SARs will become immediately exercisable and will remain exercisable throughout their entire term;
•any restriction periods and restrictions imposed on all outstanding awards of restricted stock, restricted stock units, performance units, performance shares, cash-based awards and other share-based awards will lapse and be settled as soon as reasonably practicable, but in no event later than ten (10) days following such termination of employment; and
•if the Change in Control does not constitute a change in ownership or effective control of Steelcase Inc. or a change in ownership of a substantial portion of the assets of Steelcase Inc. under Section 409A of the Internal Revenue Code, and if we determine any award constitutes deferred compensation subject to Section 409A, then the vesting of such award will be accelerated as of the date of termination of employment but we or our successor will pay the award on its scheduled payment date, but in no event more than 90 days following the scheduled payment date.

If outstanding awards are not assumed or substituted in connection with a Change in Control, then immediately upon the occurrence of the Change in Control,
•all options and SARs will become immediately exercisable and will remain exercisable throughout their entire term;
•any restriction periods and restrictions imposed on all outstanding awards of restricted stock, restricted stock units, performance units, performance shares, cash-based awards and other share-based awards will lapse and be settled as soon as reasonably practicable, but in no event later than ten days following the Change in Control; and
•if we determine any award constitutes deferred compensation subject to Section 409A, then to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, the vesting of the award will be accelerated as of the effective date of the Change in Control, but we or our successor will pay the award on its scheduled payment date, but in no event more than 90 days following the scheduled payment date.

Immediately prior to the Change in Control, all outstanding awards subject to performance-based vesting will:
•be converted to an award in an amount equal to the greater of (x) the applicable performance achieved through the date of the Change in Control or (y) the target level of performance;
•cease to be subject to the achievement of performance criteria; and
•vest in full at the end of the performance period provided the participant is employed by or is providing services to us or our successor on such date (during the performance period, cash-based awards will be credited with such reasonable interest rate as the Board of Directors will determine).

The awards will be considered assumed or substituted for if, following the Change in Control, (i) any adjustments necessary to preserve the intrinsic value of the participant’s outstanding awards have been made, and the acquirer or our successor, as applicable, irrevocably assumes our obligations under the ICP or (ii) such acquirer or successor replaces the participant’s outstanding awards with awards having substantially the same intrinsic value and having terms and conditions no less favorable to the participant than those applicable to the participant’s awards immediately prior to the Change in Control. In addition, the awards will be considered assumed or substituted for only if any equity based awards, after the Change in Control, relate to common stock of the acquirer or our successor which is publicly held and widely traded on an established stock exchange.

In the event of a Change in Control in which the consideration paid to our shareholders is solely cash, our Board of Directors may provide that each award under the ICP will be cancelled upon the occurrence of the Change in Control in exchange for a payment equal to the consideration paid per share in the Change in Control over the exercise or purchase price, if any, per share of the award, multiplied by the number of shares granted under the award.

Nontransferability
Except as otherwise provided in a participant’s award agreement, awards may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. In addition, except as otherwise provided in a participant’s award agreement, a participant’s rights under the ICP will be exercisable during the participant’s lifetime only by the participant or the participant’s legal representative.

Clawback Provision
Awards made under the ICP to any participant who also participates in our Executive Severance Plan may be subject to forfeiture in the event of any material restatement of our financial results. In the event of a material restatement, our Board of Directors may review the circumstances surrounding the restatement and determine whether and which participants will forfeit the right to any future awards or other equity-based compensation under the ICP or be required to repay prior awards or cash payments under the ICP determined by our Board of Directors to have been inappropriately received by the participant. In the event of a material restatement due to fraud, any participant who our Board of Directors determines participated in or is responsible for the fraud will forfeit the right to future awards or other equity-based compensation under the ICP and be required to repay any awards or cash payments made under the ICP in excess of the amounts that would have been received based on the restated financial results.

In addition to the prior paragraph, all awards made under the ICP and any other applicable compensation that a participant receives, has received or may become entitled to receive from us will be subject to recoupment in accordance with any clawback policy that we are required to adopt pursuant to the listing standards of any national securities exchange or association on which our securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law, including our Clawback Policy adopted in 2023. In addition, our Board may impose such other clawback, recovery or recoupment provisions in an award agreement as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares or other cash or property upon the occurrence of an event constituting “cause.” No recovery of compensation under our clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” as defined under any of our plans or agreements.

Prohibition on Repricing
In no event will the exercise price with respect to an award be reduced following the grant of an award, nor will an award be cancelled in exchange for a replacement award with a lower exercise price or in exchange for another type of award or cash payment without shareholder approval.

Amendment, Modification and Termination of the Plan
Our Board of Directors may amend, suspend or terminate the ICP in whole or in part, at any time. However, no amendment will be made without shareholder approval if that approval is necessary to comply with applicable tax or regulatory requirements. No termination, amendment or modification of the ICP may adversely affect in any material way any award previously granted under the ICP without the written consent of the participant holding the award. The Change in Control provisions of the ICP may not be amended, terminated or modified after a Change in Control to adversely affect any award previously granted under the ICP without the written consent of the participant holding the award.

The ICP will remain in effect, subject to the right of the Board of Directors to amend or terminate the ICP at any time, until all shares subject to it will have been purchased or acquired according to the ICP’s provisions under awards denominated in shares, and with respect to all awards, in no event may an award be granted under the ICP on or after July 9, 2035.
Federal Income Tax Consequences

The following discussion of certain relevant U.S. federal income tax effects applicable to stock options, SARs and other stock-based awards granted under the ICP is a summary only, and reference is made to the Internal Revenue Code for a complete statement of all relevant U.S. federal tax provisions.

Options
In general, no taxable income is realized by a participant upon the grant of an incentive stock option (“ISO”). If shares of common stock are issued to a participant (“option shares”) pursuant to the exercise of an ISO granted under the ICP and the participant does not dispose of the option shares within the two-year period after the date of grant or within one year after the participant’s receipt of the option shares (a “disqualifying disposition”), then, generally (1) the participant will not realize ordinary income upon exercise, and (2) upon sale of the option shares, any amount realized in excess of the exercise price paid for the option shares will be taxed to the participant as capital gain (or loss). The amount by which the fair market value of the common stock on the exercise date of an ISO exceeds the purchase price generally will constitute an item which increases the participant’s “alternative minimum taxable income.”
If option shares acquired upon the exercise of an ISO are disposed of in a disqualifying disposition, the participant generally would include in ordinary income in the year of disposition an amount equal to the excess of the fair market value of the option shares at the time of exercise (or, if less, the amount realized on the disposition of the option shares), over the exercise price paid for the option shares.

Subject to certain exceptions, an option generally will not be treated as an ISO if it is exercised more than three months following termination of employment. If an ISO is exercised at a time when it no longer qualifies as an ISO, the option will be treated as a nonqualified stock option as discussed below.

With respect to nonqualified stock options, the participant will recognize no income upon grant of the option, and, upon exercise, will recognize ordinary income to the extent of the excess of the fair market value of the shares on the date of option exercise over the amount paid by the participant for the shares. Upon a subsequent disposition of the shares received under the option, the participant generally will recognize capital gain or loss to the extent of the difference between the fair market value of the shares at the time of exercise and the amount realized on the disposition.

In general, we will receive an income tax deduction at the same time and in the same amount that is taxable to the employee as compensation, as long as the amount constitutes reasonable compensation.

SARs
The recipient of a grant of SARs will not realize taxable income, and we will not be entitled to a deduction with respect to the grant on the date of the grant. Upon the exercise of SARs, the recipient will realize ordinary income equal to the amount of cash (including the amount of any taxes withheld) and the fair market value of any shares received at the time of exercise. In general, we will be entitled to a corresponding deduction, equal to the amount of income realized, as long as the amount constitutes reasonable compensation.

Restricted Stock
A participant who receives a grant of restricted stock will not recognize any taxable income at the time of the award, provided the shares are subject to restrictions (that is, they are nontransferable and subject to a substantial risk of forfeiture). A participant’s rights in restricted stock awarded under the ICP are subject to a substantial risk of forfeiture if the rights to full enjoyment of the shares are conditioned, directly or indirectly, upon the future performance of substantial services by the participant. However, the participant may elect under Section 83(b) of the Internal Revenue Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the shares on the date of the award, determined without regard to the restrictions. If the participant does not make a Section 83(b) election within 30 days of receipt of the restricted shares, the fair market value of the shares on the date the restrictions lapse, less any amount paid by the participant for the shares, will be treated as compensation income to the participant and will be taxable in the year the restrictions lapse. We generally will be entitled to a compensation deduction for the amount of compensation income the participant recognizes as long as the amount constitutes reasonable compensation.

Restricted Stock Units, Performance Units, Performance Shares, Cash-Based Awards and Phantom Shares
The recipient of a grant of restricted stock units, performance units, performance shares, cash-based awards or phantom shares will not realize taxable income, and we will not be entitled to a deduction, with respect to a grant on the date of the grant. Upon the payout of the award, the recipient will realize ordinary income, and we generally will be entitled to a corresponding deduction, equal to the amount of cash or stock received, as long as the amount constitutes reasonable compensation.

Other Share-Based Awards
The recipient of a grant of a share-based award will not realize taxable income, and we will not be entitled to a deduction, with respect to a grant on the date of the grant. The recipient will realize ordinary income for the amount of stock received less any amount paid for the stock, and we generally will be entitled to a corresponding deduction, at such time as the shares become transferable or are not subject to a substantial risk of forfeiture, whichever occurs earlier, as long as the amount constitutes reasonable compensation.

ICP Benefits

No awards made under the ICP prior to the date of the Meeting were granted subject to shareholder approval of this Proposal 3. Future awards to be made under the ICP are subject to the discretion of the Board of Directors or the Compensation Committee, as applicable, and accordingly, are not currently determinable. The number and type of awards that have been granted under the ICP to the NEOs which were outstanding at the end of fiscal year 2025 are detailed in the Fiscal Year 2025 Outstanding Equity Awards at Fiscal Year End table in Executive Compensation, Retirement Programs and Other Arrangements on page 55. There were no awards granted under the ICP to our directors which were outstanding at the end of fiscal year 2025.

Additional Plan Information
The outstanding aggregate number of shares subject to stock options and other equity awards under the ICP since its inception through May 12, 2025, is set forth in the table below.

Name and Position	Number of Options Granted	Average Per Share Exercise Price	Number of Shares Subject to Other Stock Awards [1]	Market Value of Shares Subject to Awards [2]	Cash-Based Awards

Sara E. Armbruster	—	$—	1,276,600	$13,812,812	$—
President and Chief Executive Officer

David C. Sylvester	—	$—	400,500	$4,333,410	$—
Senior Vice President, Chief Financial Officer

Allan W. Smith, Jr.	—	$—	381,600	$4,128,912	$—
Senior Vice President, President, Americas and Chief Product Officer

Steven D. Miller	—	$—	165,000	$1,785,300	$—
Vice President, Chief Technology Officer

Donna K. Flynn	—	$—	164,700	$1,782,054	$—
Vice President, Chief People Officer

Lizbeth S. O’Shaughnessy	—	$—	167,800	$1,815,596	$—
Former Senior Vice President, Chief Administrative Officer, General Counsel and Secretary

All current executive officers as a group (excluding the NEOs)	—	$—	225,615	$2,441,154	$365,750
All current directors who are not executive officers as a group	—	$—	—	$—	$—
All nominees for election as directors as a group	—	$—	—	$—	$—
Each associate of any such directors, executive officers or nominees	—	$—	500	$5,410	$—
Each other person who received or is to receive 5% of such options, warrants, or rights	—	$—	—	$—	$—
All employees, including all officers who are not executive officers, as a group	—	$—	3,321,497	$35,938,598	$15,979,282

1Includes performance units and restricted stock units. The performance units are reflected at the target level of performance. Please see Compensation Discussion and Analysis and Executive Compensation, Retirement Programs and Other Arrangements for additional details on the awards.
2Amounts calculated based on $10.82, the closing price of a share of our Class A Common stock on May 12, 2025.

Equity Compensation Plan Information
The following table shows information regarding securities authorized for issuance under our equity compensation plans as of February 28, 2025, the end of our fiscal year 2025.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	5,153,473	[1]	n/a	[2]	5,526,211
Equity compensation plans not approved by security holders	—		n/a		—
Total	5,153,473		n/a		5,526,211
1This amount reflects the outstanding restricted stock units and the maximum number of shares that may be issued under outstanding performance units granted; however, the actual number of shares which may be issued will be determined based on the satisfaction of certain conditions, and therefore may be significantly lower.
2The weighted average exercise price excludes performance units and restricted stock units, as there is no exercise price associated with these awards. The only outstanding options, warrants or rights are performance units and restricted stock units.

The share-based awards granted under the ICP which are outstanding as of May 12, 2025 are as follows:

Total Outstanding Awards	May 12, 2025
Performance Units [1]	1,796,600
Restricted Stock Units	4,307,212
Total	6,103,812
1This amount reflects the target number of shares that may be issued under outstanding performance units awards granted. The maximum number of shares that may be issued under such awards is 3,886,680.

All of the outstanding share-based awards reflected in the tables above and on the previous page were granted under the ICP, and 3,048,735 shares remain available for future issuance under the ICP as of May 12, 2025. See Note 17 to the consolidated financial statements included in our annual report on Form 10-K for fiscal year 2025 filed with the SEC on April 18, 2025 for additional information.

As of May 12, 2025, a total of 114,643,632 shares of our Class A Common Stock and Class B Common Stock were outstanding.

Information related to performance unit activity under our ICP for the past three fiscal years is set forth in the following table:

Performance Unit Activity	2025	2024	2023
Nonvested performance units, as of beginning of fiscal year, at maximum	1,299,988	1,060,231	1,205,833
Performance units granted during fiscal year, at maximum [1]	1,887,648	1,315,664	1,125,192
Performance units earned during fiscal year	(456,578)	(378,811)	(285,930)
Performance units forfeited or not earned during fiscal year	(626,542)	(697,096)	(984,864)
Nonvested performance units, as of end of fiscal year, at maximum	2,104,516	1,299,988	1,060,231
1Performance units granted during the fiscal year, at target, were 864,065 for fiscal year 2025; 548,197 for fiscal year 2024; and 468,834 for fiscal year 2023.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE STEELCASE INC. INCENTIVE COMPENSATION PLAN.

Proposal 4 — Ratification of Independent
Registered Public Accounting Firm

The Audit Committee appoints an independent registered public accounting firm each fiscal year to audit our financial statements and internal control over financial reporting. The Committee has appointed Deloitte & Touche LLP to serve as our independent auditor for fiscal year 2026, and as a matter of good corporate governance, our Board of Directors is asking our shareholders to ratify that appointment. This vote is advisory, which means that it is not binding on our company or our Board. If our shareholders do not ratify the appointment of Deloitte & Touche LLP, the Committee will reconsider such appointment.

Deloitte & Touche LLP served as our independent auditor for fiscal year 2025 and has been our independent auditor since fiscal year 2010. Representatives of Deloitte & Touche LLP will attend the Meeting, have an opportunity to make a statement if they desire to do so and respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2026.

Fees Paid to Principal Independent Auditor

The fees billed by Deloitte & Touche LLP for fiscal year 2025 (estimated) and fiscal year 2024 (actual) for work performed for us are as follows:

Type of Fees	FY 2025 (estimated)	FY 2024 (actual)
Audit fees [1]	$2,701,000	$2,600,000
Audit-related fees [2]	22,000	—
Tax fees [3]	755,000	706,000
All other fees	—	—
Total	$3,478,000	$3,306,000
1    Consists of fees related to (1) the annual audit of our consolidated financial statements, (2) the annual audit of our internal control over financial reporting, (3) reviews of the financial statements included in our quarterly reports on Form 10-Q, (4) other services related to SEC reporting matters and (5) audits of separate financial statements of our subsidiaries and other consolidated entities.
2    Consists of fees related to a pre-implementation assessment of a new enterprise resource planning system.
3    Consists of fees related to (1) consultation and compliance services for expatriate employees and (2) corporate tax compliance, planning and consulting services, primarily related to our international subsidiaries.

Our Audit Committee determined that providing the services reflected in the above table was compatible with the maintenance of the independence of Deloitte & Touche LLP. Our Audit Committee has a policy under which it approves in advance audit, audit-related, tax and other services rendered by the principal independent auditor, subject to specific fee limits. If circumstances require hiring the independent auditor for services not previously pre-approved or that would exceed the fee limits previously set, the Committee must pre-approve the new services or fee limits. The Committee Chair may pre-approve specified services between regularly scheduled meetings of the Committee, subject to review by the full Committee at its next scheduled meeting. All of the fiscal year 2025 services and fees reflected in the above table were pre-approved by the Committee or Committee Chair.

Audit Committee Report

Management is responsible for the Company’s financial reporting process and its internal controls regarding financial reporting, accounting, legal compliance and ethics. Deloitte & Touche LLP, the Company’s independent registered public accounting firm for the fiscal year ended February 28, 2025 (the “independent auditor”), is responsible for performing independent audits of the Company’s consolidated financial statements and its internal control over financial reporting and issuing opinions on:
•the conformity of those audited financial statements with accounting principles generally accepted in the United States of America; and
•the effectiveness of the Company’s internal control over financial reporting.

Our Committee’s role is to serve as an independent and objective party to monitor these processes on behalf of the Board of Directors and to review the audit efforts of the Company’s internal and independent auditors.

In this context, we discussed with the independent auditor the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. In addition, we received the written disclosures and letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Committee concerning independence, and we reviewed, evaluated and discussed the written report and letter with that firm, as well as its independence with respect to the Company.

We discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. We also reviewed and discussed with management the Company’s audited financial statements. We met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal control, and the overall quality of the Company’s financial reporting.

Based on the review and discussions referred to above, and relying on the representations of the Company’s management and the independent auditor’s report, our Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2025 for filing with the Securities and Exchange Commission.

Audit Committee
Todd P. Kelsey (Chair)
Sanjay Gupta
Cathy D. Ross
Linda K. Williams

Exhibit A
Steelcase Inc. Incentive Compensation Plan

ARTICLE 1. Establishment, Objectives, and Duration

1.1 Establishment of the Plan. Steelcase Inc., a Michigan corporation (hereinafter referred to as the "Company"), hereby establishes an incentive compensation plan to be known as the "Steelcase Inc. Incentive Compensation Plan" (hereinafter referred to as the "Plan"), as set forth in this document. The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards, Phantom Shares and Share-Based Awards. Notwithstanding any provision in the Plan, to the extent that any Award would be subject to Section 409A of the Code, no such Award may be granted if it would fail to comply with the requirements set forth in Section 409A of the Code and any regulations or guidance promulgated thereunder.

The Plan as hereby amended and restated is effective as of July 9, 2025 (the "Effective Date"); provided, however, that the Plan as amended and restated shall be subject to the approval by the shareholders of the Company of the Plan at the annual meeting for such shareholders on July 9, 2025. This Plan shall apply to any Award granted on or after the Effective Date.

1.2 Objectives of the Plan. The objectives of the Plan are to optimize the profitability and growth of the Company through annual and long-term incentives which are consistent with the Company's goals and which link the personal interests of Participants to those of the Company's shareholders; to provide Participants with an incentive for excellence in individual performance; and to promote teamwork among Participants. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Participants who make significant contributions to the Company's success and to allow Participants to share in the success of the Company.

1.3 Duration of the Plan. The Plan shall commence on the Effective Date, as described in Section 1.1 hereof, and shall remain in effect, subject to the right of the Board of Directors to amend or terminate the Plan at any time pursuant to Article 21 hereof, until all Shares subject to it shall have been purchased or acquired according to the Plan's provisions under Awards denominated in Shares, and with respect to all Awards, in no event may an Award be granted under the Plan on or after the tenth anniversary of the Effective Date.

ARTICLE 2. Definitions

Whenever used in the Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized:

2.1 “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations of the Exchange Act.

2.2 “Award” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards, Phantom Shares or Share-Based Awards.

2.3 “Award Agreement” means an agreement entered into by the Company and each Participant setting forth the terms and provisions applicable to Awards granted under this Plan.

2.4 “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.5 “Board” or “Board of Directors” means the Board of Directors of the Company.

2.6 “Cause” means (i) the Participant’s willful and continued failure to perform substantially his or her duties with the Company or the Affiliate then employing him or her (other than any such failure resulting from incapacity due to physical or mental illness), or (ii) the Participant's willful engaging in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company; provided, that for purposes of this definition, no act or failure to act, on the Participant's part, will be considered "willful" unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that his or her action or omission was in the best interests of the Company or the Affiliate then employing the Participant.

2.7 “Cash-Based Award” means an Award granted to a Participant, as described in Article 12 herein.

2.8 “Change in Control” of the Company shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(a) any Person (other than any Initial Holder or Permitted Transferee) (i) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company's then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of paragraph (c) below, and (ii) the combined voting power of the securities of the Company that are Beneficially Owned by such Person exceeds the combined voting power of the securities of the Company that are Beneficially Owned by all Initial Holders and Permitted Transferees at the time of such acquisition by such Person or at any time thereafter; or

(b) the following individuals cease for any reason to constitute a majority of the number of Directors then serving: individuals who, on the date hereof, constitute the Board and any new Director (other than a Director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of Directors of the Company) whose appointment or election by the Board or nomination for election by the Company's shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

(c) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with or involving any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereto), at least fifty-five percent (55%) of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person (other than an Initial Holder or Permitted Transferee) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing thirty percent (30%) or more of the combined voting power of the Company's then outstanding securities; or

(d) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least fifty-five percent (55%) of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

However, in no event shall a Change in Control be deemed to have occurred, with respect to a Participant, if the Participant is part of a purchasing group which consummates the Change in Control transaction. A Participant shall be deemed "part of a purchasing group" for purposes of the preceding sentence if the Participant is an equity participant in the purchasing company or group (except for: (i) passive ownership of less than three percent (3%) of the stock of the purchasing company; or (ii) ownership of equity participant in the purchasing company or group which is otherwise not significant, as determined prior to the Change in Control by a majority of the non-employee continuing Directors).

Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership, directly or indirectly, in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

2.9 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.10 “Committee” means the Compensation Committee of the Board.

2.11 “Company” means Steelcase Inc., a Michigan corporation, including any and all Subsidiaries and Affiliates, and any successor thereto as provided in Article 25 herein.

2.12 “Competition” means directly or indirectly engaging in competition with the Company or any subdivision, subsidiary, or affiliate of the Company (collectively, the "Company Group") at any time during employment with the Company Group or during the three (3) year period following termination of employment with the Company Group, without prior approval of the administrative committee. A Plan Participant engages in competition if that person participates directly or indirectly in the manufacture, design or distribution of any products of the same type as those of the Company Group, including, but not limited to, office furniture, office systems or architectural products, or the providing of any related services, for or on behalf of any person or entity other than the Company and its authorized dealers, at any location within or without the United States of America. It is intended that this definition shall be enforced to the fullest extent permitted by law. If any part of this definition shall be construed to be invalid or unenforceable, in whole or in part, then such definition shall be construed in a manner so as to permit its enforceability to the fullest extent permitted by law.

2.13 “Director” means any individual who is a member of the Board; provided, however, that any Director who is employed by the Company or any Subsidiary or Affiliate shall be considered an Employee under this Plan and, except for purposes of the definition of "Change in Control" under this Plan, shall not be considered a Director.

2.14 “Effective Date” shall have the meaning ascribed to such term in Section 1.1 hereof.

2.15 “Employee” means any employee of the Company or its Subsidiaries or Affiliates. Except for purposes of the definition of "Change in Control" under this Plan, Directors who are employed by the Company shall be considered Employees under this Plan.

2.16 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

2.17 “Fair Market Value” shall be the closing sales price per Share for the date of grant on the principal securities exchange on which the Shares are traded or, if there is no such sale on the relevant date, then on the last previous day on which a sale was reported; if the security is not listed for trading on a national securities exchange, the fair market value of a security as determined in good faith by the Board.

2.18 “Freestanding SAR” means an SAR that is granted independently of any Options, as described in Article 7 herein.

2.19 “Good Reason” means, if the Participant is a participant under the Company's Executive Severance Plan, the definition as set forth therein and for all other Participants the occurrence, on or after the date of a Change in Control and without the affected Participant's written consent, of (i) a material reduction in the Participant's base salary and annual bonus opportunity, (ii) a material adverse alteration in the nature or status of the Participant's responsibilities, duties or title from those in effect immediately prior to the Change in Control, including without limitation, if the Participant was, immediately prior to the Change in Control, an executive officer of a public company, the Participant ceasing to be an executive officer of a public company or (iii) a relocation of the Participant's principal place of employment to a location more than fifty (50) miles from the Participant's principal place of employment immediately prior to the Change in Control; provided, that the Participant must provide written notice to the Company stating the circumstances believed to constitute Good Reason within 60 days of the initial existence of such circumstances and the Company shall have 30 days to remedy such circumstance and if not remedied, the Participant may then deliver his or her notice resignation with Good Reason with a termination of employment effective date no later than 45 days following the 30-day remedy period.

2.20 “Incentive Stock Option” or “ISO” means an option to purchase Shares granted under Article 6 herein and which is designated as an Incentive Stock Option and which is intended to meet the requirements of Code Section 422.

2.21 “Initial Holder” shall have the meaning set forth in the Second Restated Articles of Incorporation of the Company.

2.22 “Insider” shall mean an individual who is, on the relevant date, an officer, director or more than ten percent (10%) beneficial owner of any class of the Company's equity securities that is registered pursuant to Section 12 of the Exchange Act, all as defined under Section 16 of the Exchange Act.

2.23 "Non-Employee Director" shall have the meaning set forth in Article 4 herein.

2.24 “Nonqualified Stock Option” or “NQSO” means an option to purchase Shares granted under Article 6 herein and which is not intended to meet the requirements of Code Section 422.

2.25 “Option” means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article 6 herein.

2.26 “Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.27 “Participant” means an Employee, Director, or other individual designated by the Board who has been selected to receive an Award or who has an outstanding Award granted under the Plan.

2.28 “Performance Period” shall have the meaning set forth in Article 8 herein.

2.29 “Performance Share” means an Award granted to a Participant, as described in Article 10 herein.

2.30 “Performance Unit” means an Award granted to a Participant, as described in Article 11 herein.

2.31 “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock is limited in some way (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Board, at its discretion), and the Shares are subject to a substantial risk of forfeiture, as provided in Article 8 herein.

2.32 “Permitted Transferee” shall have the meaning set forth in the Second Restated Articles of Incorporation of the Company and include a Permitted Trustee solely in its capacity as a trustee of a Permitted Trust.

2.33 “Permitted Trust” shall have the meaning set forth in the Second Restated Articles of Incorporation of the Company.

2.34 “Permitted Trustee” shall have the meaning set forth in the Second Restated Articles of Incorporation of the Company.

2.35 “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, including a “group”as defined in Section 13(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company.

2.36 “Phantom Shares” means an Award granted to a Participant pursuant to Article 13 herein.

2.37 “Prior Plan” means the Incentive Compensation Plan, as amended and restated as of July 10, 2024.

2.38 “Restricted Stock” means an Award granted to a Participant pursuant to Article 8 herein.

2.39 “Restricted Stock Unit” means an Award granted to a Participant pursuant to Article 9 herein.

2.40 “Share-Based Award” means an Award granted to a Participant pursuant to Article 14 herein.

2.41 “Shares” means the shares of Class A Common Stock of the Company.

2.42 “Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with a related Option, designated as a SAR, pursuant to the terms of Article 7 herein.

2.43 “Subsidiary” means any corporation, partnership, joint venture, or other entity in which the Company has a fifty percent (50%) or greater voting interest.

2.44 “Tandem SAR” means a SAR that is granted in connection with a related Option pursuant to Article 7 herein, the exercise of which shall require forfeiture of the right to purchase a Share under the related Option (and when a Share is purchased under the Option, the Tandem SAR shall similarly be canceled).

ARTICLE 3. Administration

3.1 General. The Plan shall be administered by the Board and the Board may delegate its responsibility to the Committee. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board of Directors. The Board may delegate to the Committee any or all of the administration of the Plan; provided, however, that the administration of the Plan with respect to Awards granted to Directors may not be so delegated. To the extent that the Board has delegated to the

Committee any authority and responsibility under the Plan, all applicable references to the Board in the Plan shall be to the Committee. The Committee shall have the authority to delegate administrative duties to Employees, officers or Directors of the Company or any other committee approved by the Committee.

3.2 Authority of the Board. Except as limited by law or by the Certificate of Incorporation or Bylaws of the Company, and subject to the provisions herein, the Board shall have full power to select Employees and Directors and other individuals who shall participate in the Plan; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; construe and interpret the Plan and any agreement or instrument entered into under the Plan; establish, amend, or waive rules and regulations for the Plan's administration; and (subject to the provisions of Article 21 herein) amend the terms and conditions of any outstanding Award as provided in the Plan. Further, the Board shall make all other determinations which may be necessary or advisable for the administration of the Plan. As permitted by law (and subject to Section 3.1 herein), the Board may delegate its authority as identified herein.

3.3 Decisions Binding. All determinations and decisions made by the Board or the Committee pursuant to the provisions of the Plan and all related orders and resolutions of the Board or the Committee shall be final, conclusive and binding on all persons, including the Company, its shareholders, Directors, Employees, Participants, and their estates and beneficiaries.

ARTICLE 4. Shares Subject to the Plan and Maximum Awards

4.1 Number of Shares Available for Grants. Subject to adjustment as provided in Article 20 herein, the maximum aggregate number of Shares available for issuance under the Plan shall be (i) 2,000,000, (ii) the number of Shares that remain available for grant under the Prior Plan as of the Effective Date and (iii) the number of Shares that are subject to or underlie awards which expire or for any reason are cancelled, terminated, forfeited, fail to vest, or for any other reason are not paid or delivered in Shares under the Prior Plan following the Effective Date, except for Shares surrendered or withheld as payment of either the exercise price of an award under the Prior Plan and/or withholding taxes in respect of an award under the Prior Plan. Notwithstanding the generality of the foregoing, subject to adjustment as provided in Article 20, the maximum number of Shares available for issuance under the Plan with respect to ISOs shall be 2,000,000. Shares available under the Plan shall be now or hereafter issued or authorized but unissued. For purposes of this Article 4, if an Award entitles the holder thereof to receive or purchase Shares, the number of Shares covered by such Award or to which such Award relates shall be counted on the date of grant of such Award against the aggregate number of Shares available for granting Awards under the Plan. Shares that are subject to or underlie Awards which expire or for any reason are cancelled, terminated, forfeited, fail to vest, or for any other reason are not paid or delivered under the Plan shall again be available for issuance in connection with future Awards granted under the Plan. Shares purchased on the open market with cash proceeds generated by the exercise of an Option will not increase or replenish the number of Shares available for grant. In the event that Shares are delivered in respect of an Award, all of the Shares subject to the Award (including any Shares used to satisfy applicable tax withholding obligations) shall be considered in calculating the maximum number of Shares available for delivery under the Plan. Shares surrendered or withheld as payment of either the exercise price of an Award and/or withholding taxes in respect of such an Award shall be counted against the share limits of this Plan and shall not again be available for issuance in connection with future Awards.

4.2 Maximum Awards. Subject to adjustment as provided in Article 20, the following rules shall apply to grants of such Awards under the Plan, except as provided in Section 4.3:

(a) Stock Options: The maximum aggregate number of Shares that may be granted in the form of Stock Options, pursuant to any Award granted in any one fiscal year to any one single Participant shall be one million (1,000,000).

(b) SARs: The maximum aggregate number of Shares that may be granted in the form of Stock Appreciation Rights, pursuant to any Award granted in any one fiscal year to any one single Participant shall be one million (1,000,000).

(c) Restricted Stock: The maximum aggregate grant with respect to Awards of Restricted Stock granted in any one fiscal year to any one Participant shall be five hundred thousand (500,000) Shares.

(d) Restricted Stock Units: The maximum aggregate number of Shares that may be granted in the form of Restricted Stock Units, pursuant to any Award granted in any one fiscal year to one single Participant shall be five hundred thousand (500,000).

(e) Performance Shares: The maximum aggregate payout (determined as of the end of the applicable Performance Period) with respect to Awards of Performance Shares granted in any one fiscal year to any one Participant shall be equal to the value of one million and five hundred thousand (1,500,000) Shares.

(f) Performance Units: The maximum aggregate payout (determined as of the end of the applicable Performance Period) with respect to Awards of Performance Units granted in any one fiscal year to any one Participant shall be equal to the value of one million and five hundred thousand (1,500,000) Shares.

(g) Cash-Based Awards: The maximum aggregate payout (determined as of the end of the applicable Performance Period) with respect to Cash-Based Awards granted in any one fiscal year to any one Participant shall be $10,000,000.

(h) Phantom Shares: The maximum aggregate payout (determine at the end of the applicable Performance Period) with respect to Phantom Shares granted in any one fiscal year to any one Participant shall be equal to the value of one million and five hundred thousand (1,500,000) Shares.

(i) Other Share-Based Awards: The maximum aggregate number of Shares that may be granted in the form of other Share-Based Awards, pursuant to any Award granted in any one fiscal year to one single Participant shall be five hundred thousand (500,000).

4.3 Non-Employee Director Compensation. The Board shall determine from time to time the amount and form of compensation to be paid to Directors who are not Employees (the “Non-Employee Directors” for serving as a member of the Board. The percentage of Non-Employee Directors’ compensation to be paid in cash, Shares, or in other forms of compensation shall be determined by the Board from time to time. In addition to the annual compensation of Non-Employee Directors, the Board may also authorize one-time grants of Awards to Non-Employee Directors, or to an individual who is not an Employee upon joining the Board, on such terms as it shall deem appropriate. Subject to adjustment as provided in Article 20, the total value of any Awards granted to a Non-Employee Director in a fiscal year (calculating the value of any such Awards based on the grant date fair value of such Awards for the Company's financial reporting purposes), when aggregated with such Non-Employee Director's cash fees with respect to such fiscal year, shall not exceed $750,000 in the aggregate. The Board may make exceptions to increase such limit to $1,000,000 for individual Non-Employee Directors in extraordinary circumstances, such as where a Non-Employee Director serves as a member of a special litigation or transactions committee of the Board, as the Board may determine in its discretion, provided that the Non-Employee Director receiving such additional compensation may not participate in the decision to award such compensation involving such Non-Employee Director.

4.4 Minimum Vesting. Any Awards that settle in Shares (other than such Awards representing a maximum of five percent (5%) of the Shares reserved for issuance under the Plan, as adjusted pursuant to Article 20) shall be granted subject to a minimum time-vesting period of at least twelve (12) months, such that no such Awards shall vest prior to the first anniversary of the applicable grant date. Notwithstanding the foregoing, the Board may accelerate the vesting of awards prior to the first anniversary of the applicable grant date (a) due to the Participant's death, disability, retirement, leave of absence or termination of employment, or upon a divestiture, reduction in force or sale or disposition of a subsidiary or division or any other similar event, in each case as determined by the Board or (b) as provided in Article 19 hereof.

ARTICLE 5. Eligibility and Participation

5.1 Eligibility. Persons eligible to participate in this Plan include all Employees, Directors, and other individuals designated by the Board.

5.2 Actual Participation. Subject to the provisions of the Plan, the Board may, from time to time, select from all eligible Employees, Directors, and other individuals designated by the Board, those to whom Awards shall be granted and shall determine the nature and amount of each Award.

ARTICLE 6. Stock Options

6.1 Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Board; provided, however, that no Director shall be granted any ISO.

6.2 Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option pertains, termination and transferability rights, and such other provisions as the Board shall determine. The Award Agreement also shall specify whether the Option is intended to be an ISO within the meaning of Code Section 422, or an NQSO whose grant is intended not to fall under the provisions of Code Section 422.

6.3 Option Price. The Option Price for each grant of an Option under this Plan shall be at least equal to one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted.

6.4 Duration of Options. Each Option granted to a Participant shall expire at such time as the Board shall determine at the time of grant; provided, however, that no Option shall be exercisable later than the tenth (10th) anniversary date of its grant.

6.5 Exercise of Options. Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Board shall in each instance approve, which need not be the same for each grant or for each Participant.

6.6 Payment. Unless otherwise determined by the Board, Options granted under this Article 6 shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

The Option Price upon exercise of any Option shall be payable to the Company in full in one of the following manners: (a) in cash or its equivalent, or (b) to the extent so provided by the Board, by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Option Price or by withholding from issuance upon exercise the Shares with an aggregate Fair Market Value equal to the total Option Price, or (c) by a combination of (a) and (b).

The Board also may allow cashless exercise as permitted under Federal Reserve Board's Regulation T, subject to applicable securities law restrictions, or by any other means which the Board determines to be consistent with the Plan's purpose and applicable law.

Subject to any governing rules or regulations, as soon as practicable after receipt of a written notification of exercise and full payment, the Company shall deliver to the Participant, in the Participant's name, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s) or other appropriate documentation of acquisition of such Shares.

6.7 Restrictions on Share Transferability. The Board may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.

ARTICLE 7. Stock Appreciation Rights

7.1 Grant of SARs. Subject to the terms and conditions of the Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Board. The Board may grant Freestanding SARs, Tandem SARs, or any combination of these forms of SAR.

The Board shall have complete discretion in determining the number of SARs granted to each Participant (subject to Article 4 herein) and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such SARs.

The grant price of a Freestanding SAR shall be at least equal to one hundred percent (100%) of the Fair Market Value of a Share on the date of grant of the SAR. The grant price of Tandem SARs shall equal the Option Price of the related Option.

7.2 Exercise of Tandem SARs. Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable.

Notwithstanding any other provision of this Plan to the contrary, with respect to a Tandem SAR granted in connection with an ISO: (a) the Tandem SAR will expire no later than the expiration of the underlying ISO; (b) the value of the payout with respect to the Tandem SAR may be for no more than one hundred percent (100%) of the difference between the Option Price of the underlying ISO and the Fair Market Value of the Shares subject to the underlying ISO at the time the Tandem SAR is exercised; and (c) the Tandem SAR may be exercised only when the Fair Market Value of the Shares subject to the ISO exceeds the Option Price of the ISO.

7.3 Exercise of Freestanding SARs. Freestanding SARs may be exercised upon whatever terms and conditions the Board, in its sole discretion, imposes upon them.

7.4 SAR Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the grant price, the term of the SAR, and such other provisions as the Board shall determine.

7.5 Term of SARs. The term of a SAR granted under the Plan shall be determined by the Board, in its sole discretion; provided, however, that such term shall not exceed ten (10) years.

7.6 Payment of SAR Amount. Upon exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a) the difference between the Fair Market Value of a Share on the date of exercise over the grant price; by

(b) the number of Shares with respect to which the SAR is exercised.

At the discretion of the Board, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof. The Board's determination regarding the form of SAR payout shall be set forth in the Award Agreement pertaining to the grant of the SAR.

ARTICLE 8. Restricted Stock

8.1 Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Board, at any time and from time to time, may grant Shares of Restricted Stock to Participants in such amounts as the Board shall determine.

8.2 Restricted Stock Agreement. Each Restricted Stock grant shall be evidenced by a Restricted Stock Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock granted, and such other provisions as the Board shall determine.

8.3 Other Restrictions. The Board shall impose such other conditions and/or restrictions on any Shares of Restricted Stock granted pursuant to the Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock, restrictions based upon the achievement of specific performance goals (Company-wide, divisional, and/or individual), time-based restrictions on vesting following the attainment of the performance goals, and/or restrictions under applicable federal or state securities laws. The time period during which the performance goals must be met shall be called a “Performance Period.” The performance goals shall be established in writing by the Board.

The Company may retain the certificates representing Shares of Restricted Stock in the Company's possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied.

Except as otherwise provided in this Article 8 or otherwise determined by the Board, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall become freely transferable by the Participant after the last day of the applicable Period of Restriction.

8.4 Voting Rights. Participants holding Shares of Restricted Stock granted hereunder may be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction.

8.5 Dividends and Other Distributions. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may be credited with regular cash dividends paid with respect to the Shares while they are so held. The Board may apply any restrictions to the dividends that the Board deems appropriate.

ARTICLE 9. Restricted Stock Units

9.1 Grant of Restricted Stock Units. Subject to the terms of the Plan, Restricted Stock Units may be granted in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Board.

9.2 Award Agreement. Each Restricted Stock Unit grant shall be evidenced by an Award Agreement that shall specify the terms and conditions of such Award and such other provisions as the Board shall determine.

9.3 Vesting of Restricted Stock Units. The Board shall establish the terms and conditions of such Award, including any vesting provisions and performance goals. The performance goals shall be established in writing by the Board.

9.4 Form and Timing of Payment of Restricted Stock Units. Subject to the terms of this Plan, the Award Agreement shall set forth the time and form of payment of each Award of Restricted Stock Units. Restricted Stock Units may be settled by the delivery of Shares, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the Award Agreement. In addition, at the time of the grant of Restricted Stock Units, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the Shares (or their cash equivalent) subject to the Award of Restricted Stock Units to a time after the vesting of such Award of Restricted Stock Units.

Dividend equivalents may be credited in respect of Shares covered by an Award of Restricted Stock Units, as determined by the Board and contained in the Award Agreement. At the sole discretion of the Board, such dividend equivalents may be converted into additional Shares covered by the Award of Restricted Stock Units in such manner as determined by the Board. Unless otherwise set forth in an Award Agreement, any additional Shares covered by the Award of Restricted Stock Units credited by reason of such dividend equivalents will be subject to the same vesting and forfeiture restrictions as apply to the underlying Award of Restricted Stock Units to which they relate (including any time-based or performance-based vesting requirements).

ARTICLE 10. Performance Shares

10.1 Grant of Performance Shares. Subject to the terms of the Plan, Performance Shares may be granted at any time or from time to time, as shall be determined by the Board.

10.2 Award Agreement. Each Performance Share grant shall be evidenced by an Award Agreement that shall specify the Performance Period(s) and such other provisions as the Board shall determine.

10.3 Value of Performance Shares. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the date of grant. The Board shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the number and/or value of Performance Shares that will be paid out to the Participant. The performance goals shall be established in writing by the Board.

10.4 Earning of Performance Shares. Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Shares shall be entitled to receive payment with respect to the number and value of Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.

10.5 Form and Timing of Payment of Performance Shares. Subject to Article 17, payment of earned Performance Shares shall be made in lump-sum payments at such time or times designated by the Board following the close of the applicable Performance Period, but in no event later than 2 1/2 months following the end of the calendar year in which the Performance Period closes. Subject to the terms of this Plan, the Board, in its sole discretion, may pay earned Performance Shares in the form of cash or in Shares (or in a combination thereof) which have an aggregate Fair Market Value equal to the value of the earned Performance Shares at the close of the applicable Performance Period plus or minus any investment return from the close of the Performance Period to the date of payment as determined by the Board in its discretion. Such Shares may be granted subject to any restrictions deemed appropriate by the Board. The determination of the Board with respect to the form and timing of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

At the discretion of the Board and subject to the requirements of Section 409A of the Code, Participants may be entitled to receive any dividends declared with respect to Shares which have been earned in connection with grants of Performance Shares which have been earned, but not yet distributed to Participants (such dividends shall be subject to the same accrual, forfeiture, and payout restrictions as those that apply to dividends earned with respect to Shares of Restricted Stock, as set forth in Section 8.5 herein). In addition, Participants may, at the discretion of the Board, be entitled to exercise their voting rights with respect to such Shares.

ARTICLE 11. Performance Units

11.1 Grant of Performance Units. Subject to the terms of the Plan, Performance Units may be granted at any time or from time to time, as shall be determined by the Board.

11.2 Award Agreement. Each Performance Unit grant shall be evidenced by an Award Agreement that shall specify the Performance Period(s) and such other provisions as the Board shall determine.

11.3 Value of Performance Units. Each Performance Unit shall have an initial value that is established by the Board at the time of grant. The Board shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the number and/or value of Performance Units that will be paid out to the Participant. The performance goals shall be established in writing by the Board.

11.4 Earning of Performance Units. Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Units shall be entitled to receive payment with respect to the number and value of Performance Units earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.

11.5 Form and Timing of Payment of Performance Units. Subject to Article 17, payment of earned Performance Units shall be made in lump-sum payments at such time or times designated by the Board following the close of the applicable Performance Period, but in no event later than 2 1/2 months following the end of the calendar year in which the Performance Period closes. Subject to the terms of this Plan, the Board, in its sole discretion, may pay earned Performance Units in the form of cash or in Shares (or in a combination thereof) which have an aggregate Fair Market Value equal to the value of the earned Performance Units at the close of the applicable Performance Period plus or minus any investment return from the close of the Performance Period to the date of payment as determined by the Board in its discretion. Such Shares may be granted subject to any restrictions deemed appropriate by the Board. The determination of the Board with respect to the form and timing of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

Dividend equivalents may be credited in respect of Shares covered by an Award of Performance Units, as determined by the Board and contained in the Award Agreement. At the sole discretion of the Board, such dividend equivalents may be converted into additional Shares covered by the Award of Performance Units in such manner as determined by the Board. Unless otherwise set forth in an Award Agreement, any additional Shares covered by the Award of Performance Units credited by reason of such dividend equivalents will be subject to the same vesting and forfeiture restrictions as apply to the underlying Award of Performance Units to which they relate (including any time-based or performance-based vesting requirements).

ARTICLE 12. Cash-Based Awards

12.1 Grant of Cash-Based Awards. Subject to the terms of the Plan, Cash-Based Awards may be granted at any time or from time to time, as shall be determined by the Board.

12.2 Award Agreement. Each Cash-Based Awards grant shall be evidenced by an Award Agreement that shall specify the Performance Period(s) and such other provisions as the Board shall determine.

12.3 Vesting of Cash-Based Awards. The Board shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the value of the Cash-Based Award that will be paid out to the Participant. The performance goals shall be established in writing by the Board. Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Cash-Based Awards shall be entitled to receive payment with respect to the number and value of Cash-Based Awards earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.

12.4 Form and Timing of Payment of Cash-Based Awards. Subject to Article 17, payment of earned Cash-Based Awards shall be made in lump-sum cash payments at such time or times designated by the Board following the close of the applicable Performance Period, but in no event later than 2 ½ months following the end of the calendar year in which the Performance Period closes. The determination of the Board with respect to the form and timing of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

ARTICLE 13. Phantom Shares

13.1 Grant of Phantom Shares. Subject to the terms of the Plan, Phantom Shares may be granted to Participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Board.

13.2 Award Agreement. Each Phantom Share grant shall be evidenced by an Award Agreement that shall specify the terms and conditions of such Award and such other provisions as the Board shall determine.

13.3 Value of Phantom Shares. Each Phantom Share shall have an initial value equal to the Fair Market Value of a Share on the date of grant. The Board shall establish the terms and conditions of such Award, including any vesting provisions and performance goals. The performance goals shall be established in writing by the Board.

13.4 Earning of Phantom Shares. Subject to the terms of this Plan, the holder of any vested Phantom Shares shall be entitled to receive payout on the number and value of Phantom Shares earned by the Participant over the Performance Period, to be determined by the extent to which the corresponding performance goals have been achieved.

13.5 Form and Timing of Payment of Phantom Shares. Subject to Article 17, payment of earned Phantom Shares shall be made in a single lump sum at such time as designated by the Board, but in no event later than 2 ½ months following the end of the calendar year in which the Phantom Shares vest. Subject to the terms of this Plan, the Board, in its sole discretion, may pay earned Phantom Shares in the form of cash or in Shares (or in a combination thereof) which have an aggregate Fair Market Value equal to the value of the earned Phantom Shares at such time as designated by the Board. Such Shares may be granted subject to any restrictions deemed appropriate by the Board. The determination of the Board with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

At the discretion of the Board and subject to the requirements of Section 409A of the Code, Participants may be entitled to receive any dividends declared with respect to Shares which have been earned in connection with grants of Phantom Shares which have been earned, but not yet distributed to Participants (such dividends shall be subject to the same accrual, forfeiture, and payout restrictions as those that apply to dividends earned with respect to Shares of Restricted Stock, as set forth in Section 8.5 herein).

ARTICLE 14. Other Share-Based Awards

Subject to the terms of the Plan, the Board may grant other Share-Based Awards under this Plan, including without limitation, those Awards pursuant to which Shares are acquired or may in the future be acquired and including Awards of dividend equivalents. The Board, in its sole discretion, shall determine the terms and conditions of such other Share-Based Awards.

ARTICLE 15. Performance Measures

The performance measure(s) to be used for purposes of Awards, the attainment of which may determine the degree of payout and/or vesting with respect to such Awards, shall be based on one or more performance measures established by the Board, in its sole discretion from time to time, which may include, but are not limited to the following criteria:

(a) earnings per share;

(b) net income (before or after taxes);

(c) return measures (including, but not limited to, assets, equity, sales, investment, return on invested capital (“ROIC” or internal rate of return);

(d) cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on investment (discounted or otherwise), or cumulative cash flow per share);

(e) earnings before or after taxes (including, but not limited to, earnings before all or any interest, taxes, depreciation and/or amortization (“EBIT”, “EBITA”, “EBITDA”);

(f) gross revenues or sales;

(g) operating profit (including, but not limited to, net operating profit after taxes (“NOPAT”);

(h) margins (including, but not limited to, gross margin, operating margin or pre-tax profit margin);

(i) operating expenses;

(j) working capital;

(k) share price (including, but not limited to, growth measures, total shareholder return (“TSR”) and relative total shareholder return);

(l) dividend payments;

(m) implementation or completion of critical projects or processes;

(n) strategic business criteria, consisting of one or more objectives based on meeting specified market share, market penetration, product launch, inventory goals, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology, and goals relating to acquisitions, divestitures, joint ventures and similar transactions, productivity ratios, expense targets or cost reduction goals, and budget comparisons;

(o) personal professional objectives, including any of the foregoing performance goals, the implementation of policies and plans, the negotiation of transactions, the development of long-term business goals, management succession plans, formation of joint ventures, research or development collaborations, and the completion of other corporate transactions;

(p) environmental, social and governance (ESG) objectives; and

(q) any combination of, or a specified increase or decrease in, any of the foregoing.

Where applicable, the performance goals may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Company, a Subsidiary or Affiliate, or a division or strategic business unit of the Company, or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the Board.

The Board shall have the discretion to adjust the determinations of the degree of attainment of the preestablished performance goals. Nevertheless, the Board shall make appropriate adjustments in the performance goals under an Award to reflect the impact of the following extraordinary items not reflected in such goals: (1) any profit or loss attributable to acquisitions or dispositions of stock or assets, (2) any changes in accounting standards that may be required or permitted by the Financial Accounting Standards Board or adopted by the Company after the goal is established, (3) all items of gain, loss or expense for the year related to restructuring charges for the Company, (4) all items of gain, loss or expense for the year determined to be extraordinary or unusual in nature of infrequent in occurrence or related to the disposal of a segment of a business, and (5) all items of gain, loss or expense for the year related to discontinued operations that do not qualify as a segment of a business as defined in APB Opinion No. 30. The Board shall have full authority and discretion to, from time to time, as the Board deems necessary or appropriate, modify the accounting principles and components applied in the determination of the degree of attainment of the preestablished performance goals with respect to all Awards.

In the event that applicable tax and/or securities laws change to permit Board discretion to alter the governing performance measures without obtaining shareholder approval of such changes, the Board shall have sole discretion to make such changes without obtaining shareholder approval.

ARTICLE 16. Beneficiary Designation

Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant's lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant's death shall be paid to the Participant's estate.

ARTICLE 17. Deferrals

The Board may permit or require a Participant to defer such Participant's receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of the exercise of an Option or SAR, the lapse or waiver of restrictions with respect to Restricted Stock, the vesting of Restricted Stock Units, or the satisfaction of any requirements or goals with respect to Performance Units, Performance Shares, Cash-Based Awards, Phantom Shares and Share-Based Awards. If any such deferral election is required or permitted, the Board shall, in its sole discretion, establish rules and procedures for such payment deferrals and such deferrals shall comply with Section 409A of the Code and any regulations or guidance promulgated thereunder.

ARTICLE 18. Rights of Employees/Directors

18.1 Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company.

18.2 Participation. No Employee or Director shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

18.3 Termination of Employment/Directorship/Relationship. Each Participant’s Award Agreement shall set forth the extent to which the Participant shall have the right to exercise and/or receive payment for any Award following termination of the Participant’s employment or directorship with the Company, or termination of relationship with the Company. Such provisions shall be determined in the sole discretion of the Board, shall be included in the Award Agreement entered into with each Participant, need not be uniform among Awards and may reflect distinctions based on the reasons for termination.

18.4 Competition. In the event the Participant engages in any Competition with the Company, the Participant immediately and permanently forfeits the right to exercise and/or receive payment for any Award, whether or not vested. Except as otherwise provided in an Award Agreement, the Participant must return to the Company (a) the Participant’s gain in respect of an Award or in respect of Options or SARs exercised at any time within the twelve-month period preceding the date the Participant became engaged in Competition with the Company, (b) all Shares that have been issued to the Participant in respect of an Award within the twelve-month period preceding the date the Participant became engaged in Competition with the Company and (c) any value paid in cash to the Participant in respect of an Award at any time within the twelve-month period preceding the date the Participant engaged in Competition with the Company.

18.5 Nontransferability. Except as otherwise provided in a Participant’s Award Agreement or determined by the Board, Awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of decent and distribution. Further, except as otherwise provided in a Participant’s Award Agreement or determined by the Board, a Participant’s rights under the Plan shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s legal representative.

ARTICLE 19. Change in Control

19.1 Change in Control Treatment of Outstanding Awards. Unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges:

(a) Performance Awards. In the event that a Change in Control occurs during a Performance Period,

(i) all outstanding Awards, other than the Cash-Based Awards, subject to performance-based vesting shall, immediately prior to the Change in Control, (I) be converted to an Award with a number of Shares underlying such Award equal to the greater of (x) the number of Shares earned as determined using the applicable performance achieved through the date of the Change in Control, as determined by the Board in its sole discretion or (y) the target number of Shares, (II) cease to be subject to the achievement of performance criteria and (III) vest in full at the end of the Performance Period provided the Participant is employed by or is providing services to the Company or any Affiliate on such date; and

(ii) all outstanding Cash-Based Awards subject to performance-based vesting shall, immediately prior to the Change in Control, (I) be converted to a Cash-Based Award equal to the greater of (x) an amount of cash earned as determined using the applicable performance achieved through the date of the Change in Control, as determined by the Board in its sole discretion or (y) the target level of cash, (II) cease to be subject to the achievement of performance criteria, (III) during the remainder of the Performance Period, be credited with such reasonable interest rate as the Board shall determine (and until the Board determines otherwise, such interest rate shall equal the three-year U.S. Treasury rate, as adjusted for the Company’s credit rating as of the end of the Company's fiscal year prior to the Change in Control) and (IV) vest in full at the end of the Performance Period provided the Participant is employed by or is providing services to the Company or any Affiliate on such date.

(b) Assumption/Substitution of Awards. Unless otherwise determined by the Board and/or evidenced in an Award Agreement, with respect to each outstanding Award that is assumed or substituted in connection with a Change in Control, in the event that (1) a Change in Control occurs and (2) the Participant’s employment or service is terminated by the Company, its successor or affiliate thereof without Cause or the Participant resigns with Good Reason, in either case, on or after the effective date of the Change in Control but prior to twenty-four (24) months following such Change in Control, then:

(i) Any and all Options and SARs granted hereunder shall become immediately exercisable, and shall remain exercisable throughout their entire term;

(ii) Any restriction periods and restrictions imposed on all outstanding Awards of Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares, and Cash-Based Awards and Share-Based Awards shall lapse and be settled as soon as reasonable practicable, but in no event later than ten (10) days following such termination of employment; and

(iii) Notwithstanding anything to the contrary, if the Change in Control event does not constitute a change in ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company under Section 409A of the Code, and if the Company determines any Award constitutes deferred compensation subject to Section 409A of the Code, then the vesting of such Award shall be accelerated as of the date of termination of employment, but the Company shall pay such Award on its scheduled payment date (which may be a “separation from service” within the meaning of Section 409A of the Code), but in no event more than 90 days following the scheduled payment date.

(c) No Assumption/Substitution of Awards. Unless otherwise determined by the Board and/or evidenced in an Award Agreement, with respect to each outstanding Award that is not assumed or substituted in connection with a Change in Control, immediately upon the occurrence of the Change in Control,

(i) Any and all Options and SARs granted hereunder shall become immediately exercisable, and shall remain exercisable throughout their entire term;

(ii) Any restriction periods and restrictions imposed on all outstanding Awards of Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares, and Cash-Based Awards and Share-Based Awards shall lapse and be settled as soon as reasonable practicable, but in no event later than ten (10) days following the Change in Control; and

(iii) Notwithstanding anything to the contrary, if the Company determines any Award constitutes deferred compensation subject to Section 409A of the Code, then to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the vesting of such Award shall be accelerated as of the effective date of the Change in Control in accordance with clauses (i) and (ii) above, but the Company shall pay such Award on its scheduled payment date, but in no event more than 90 days following the scheduled payment date.

(d) Assumed/Substituted. For purposes of this Section 19.1, the Awards shall be considered assumed or substituted for if, following the Change in Control, (i) any adjustments necessary to preserve the intrinsic value of the Participant’s outstanding Awards have been made, and the Company's acquirer or successor, as applicable, irrevocably assumes the Company’s obligations under this Plan or (ii) such acquirer or successor replaces the Participant’s outstanding Awards with Awards having substantially the same intrinsic value and having terms and conditions no less favorable to the Participant than those applicable to the Participant’s Awards immediately prior to the Change in Control. In addition, the Awards shall be considered assumed or substituted for only if any equity based Awards, after the Change in Control, relate to common stock of the Company's acquirer or successor which is publicly held and widely traded on an established stock exchange. In respect of any Awards that are assumed or substituted and are converted into deferred cash awards, during the remainder of the applicable period prior to payment of such Award, the deferred cash award shall be credited with such reasonable interest rate as the Board shall determine immediately prior to the Change in Control (and until the Board determines otherwise, such interest rate shall equal the three-year U.S. Treasury rate, as adjusted for the Company's credit rating as of the end of the Company's fiscal year prior to the Change in Control).

(e) Cashout of Awards. Notwithstanding any other provision of the Plan, in the event of a Change in Control in which the consideration paid to the holders of Shares is solely cash, the Board may, in its discretion to the extent such treatment does not result in tax penalties under Section 409A of the Code, provide that each Award shall, upon the occurrence of a Change in Control, be cancelled in exchange for a payment in an amount equal to (i) the excess of the consideration paid per Share in the Change in Control over the exercise or purchase price (if any) per Share subject to the Award multiplied by (ii) the number of Shares granted under the Award.

19.2 Termination, Amendment, and Modifications of Change in Control Provisions. Notwithstanding any other provision of this Plan (but subject to the limitations of Section 21.3 hereof) or any Award Agreement provision, the provisions of this Article 19 may not be terminated, amended, or modified on or after the date of a Change in Control to affect adversely any Award theretofore granted under the Plan without the prior written consent of the Participant with respect to said Participant’s outstanding Awards; provided, however, the Board may terminate, amend, or modify this Article 19 at any time and from time to time prior to the date of a Change in Control.

ARTICLE 20. Change in Capitalization

In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code Section 368) or any partial or complete liquidation of the Company, the Board shall make such adjustment in the number and class of Shares which may be delivered under Article 4, in the number and class of and/or price of Shares subject to outstanding Awards granted under the Plan, and in the Award limits set forth in Article 4 as it determines to be appropriate and equitable, in its sole discretion, to prevent dilution or enlargement of rights; provided, however, that the number of Shares subject to any Award shall always be a whole number; provided, further, that no such adjustment shall cause any Award hereunder which is or becomes subject to Section 409A of the Code to fail to comply with the requirements of such section.

ARTICLE 21. Amendment, Modification, and Termination

21.1 Amendment, Modification, and Termination. Subject to Sections 21.3, the Board may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part; provided,

that no amendment shall be made without shareholder approval if such approval is necessary to comply with any applicable tax or regulatory requirements. Prior to such approval, Awards may be made under the Plan expressly subject to such approval.

21.2 Adjustment of Awards. The Board (or its delegate) may make adjustments in the terms and conditions of, and the criteria included in, any Award in any situation it deems appropriate, as long as the adjustment of such Award does not adversely affect the holder; provided, that no such adjustment shall be authorized to the extent that such authority would be inconsistent with the Plan’s meeting the requirements of Section 409A of the Code.

21.3 Awards Previously Granted. Notwithstanding any other provision of the Plan to the contrary (but subject to Article 19, 20, 22 and 26 hereof), no termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award.

21.4 Prohibition on Repricing. Subject to limitations imposed by Section 409A of the Code or other applicable law, in no event shall the exercise price with respect to an Award be reduced following the grant of an Award, nor shall an Award be cancelled in exchange for a replacement Award with a lower exercise price or in exchange for another type of Award or cash payment without shareholder approval.

ARTICLE 22. Clawback

If the Company’s financial results are materially restated, the Board may review the circumstances surrounding the restatement and determine whether and which Participants will be required to forfeit the right to receive any future Awards or other equity based incentive compensation under the Plan and/or repay any Awards or cash payments determined by the Board to have been inappropriately received by the Participant. If the Company’s financial results are restated due to fraud, any Participant who the Board determines participated in or is responsible for the fraud causing the need for the restatement, forfeits the right to receive any future Awards or other equity based incentive compensation under the Plan and must repay any Awards or cash payments in excess of the amounts that would have been received based on the restated financial results. Any repayments required under this Article 22 must be made by the Participant within ten (10) days following written demand from the Company. This paragraph applies only to Participants in the Plan who also participate in the Steelcase Inc. Executive Severance Plan.

In addition to the prior paragraph, all Awards granted under the Plan and any other applicable compensation the Participant receives, has received or may become entitled to receive from the Company will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company's securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law, including the Company’s Clawback Policy adopted in 2023. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired Shares or other cash or property upon the occurrence of an event constituting “cause”. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any plan or agreement with the Company.

ARTICLE 23. Withholding

23.1 Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

23.2 Share Withholding. With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock, or upon any other taxable event arising as a result of Awards granted hereunder, Participants may elect, subject to the approval of the Board, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the applicable statutory total tax which could be imposed on the transaction. All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Board, in its sole discretion, deems appropriate.

ARTICLE 24. Indemnification

To the maximum extent permitted by the Second Restated Articles of Incorporation of the Company (as may be amended or restated from time to time), the Amended By-laws of the Company (as may be amended and restated from time to time) and applicable law, each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company's approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Second Restated Articles of Incorporation of the Company (as may be amended or restated from time to time), the Amended By-laws of the Company (as may be amended and restated from time to time) and applicable law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

ARTICLE 25. Successors

All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

ARTICLE 26. Legal Construction

26.1 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

26.2 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

26.3 Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

26.4 Securities Law Compliance. With respect to Insiders, transactions under this Plan are intended to comply with all applicable conditions or Rule 16b–3 or its successors under the 1934 Act. To the extent any provision of the plan or action by the Board fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Board.

26.5 Section 409A. The intent of the parties is that payments and benefits under this Plan comply with Section 409A of the Code, to the extent subject thereto, and accordingly, to the maximum extent permitted, this Plan shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, a Participant shall not be considered to have terminated employment with the Company for purposes of this Plan unless the Participant would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Each amount to be paid or benefit to be provided under this Plan shall be construed as a separate identified payment for purposes of Section 409A of the Code, and any payments described in this Plan that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Plan (or any other plan or agreement of the Company) during the six-month period immediately following a Participant’s separation from service shall instead be paid on the first business day after the date that is six months following the Participant’s separation from service (or death, if earlier). The Plan and any Award Agreements issued thereunder may be amended in any respect deemed by the Board or the Committee to be necessary in order to preserve compliance with Section 409A of the Code. The Company makes no representation that any or all of the payments described in this Plan will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. Each Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A of the Code.

26.6 Governing Law. To the extent not preempted by federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Michigan.

ARTICLE 27. Execution

IN WITNESS WHEREOF, Steelcase Inc. has caused this Plan, captioned "Steelcase Inc. Incentive Compensation Plan," as amended and restated effective as of July 9, 2025, to be executed by its duly authorized officer this 9th day of July, 2025.

STEELCASE INC.

By: ______________________

Its: ______________________

Steelcase®

Helping the World Work Better

Steelcase is a global design and thought leader in the world of work. Along with our expansive community of brands, we design and manufacture innovative furnishings and solutions to help people do their best work in the many places where work happens.

ir.steelcase.com

©2025 Steelcase Inc. All rights reserved. All specifications subject to change without notice.
Trademarks used herein are the property of Steelcase Inc. or of their respective owners.

Steelcase

SCAN TO
VIEW MATERIALS & VOTE

Please consider the issues discussed in the Proxy Statement and exercise your right to vote by one of the following methods:

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions up until 11:59 P.M. EDT on July 8, 2025. Have your proxy card in hand when you access the web site and then follow the instructions.

During The Meeting - Go to **www.virtualshareholdermeeting.com/SCS2025**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box below marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Call the number above to transmit your voting instructions up until 11:59 P.M. EDT on July 8, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Proxy cards received and processed before 11:00 A.M. EDT on July 9, 2025 will be voted.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V74783-P33203 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

STEELCASE INC.

The Steelcase Inc. Board of Directors recommends a vote FOR each of the nominees for director in Proposal 1.

Nominees:	**For**	**Against**	**Abstain**
1a. Sara E. Armbruster	☐	☐	☐
1b. Timothy C. E. Brown	☐	☐	☐
1c. Connie K. Duckworth	☐	☐	☐
1d. Sanjay Gupta	☐	☐	☐
1e. Todd P. Kelsey	☐	☐	☐
1f. Jennifer C. Niemann	☐	☐	☐
1g. Robert C. Pew lll	☐	☐	☐
1h. Cathy D. Ross	☐	☐	☐
1i. Catherine C. B. Schmelter	☐	☐	☐
1j. Linda K. Williams	☐	☐	☐

Please sign exactly as your name appears on this proxy form. If shares are held jointly, all owners should sign. If signing for a corporation or partnership, or a trustee, guardian, attorney, agent, executor or administrator, etc., please give your full title.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

2025 Steelcase Inc. Annual Meeting of Shareholders

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V74784-P33203

Steelcase Inc.

901 44th Street SE
Grand Rapids, Michigan 49508

Proxy solicited by the Board of Directors for the Annual Meeting of Shareholders

The undersigned appoints Robert C. Pew III and Sara E. Armbruster, individually, and with full power of substitution and resubstitution, as such shareholder's proxy to vote all the outstanding shares of Class A Common Stock and/or Class B Common Stock of Steelcase Inc. held by the undersigned at the Annual Meeting of Shareholders to be held on July 9, 2025 or any adjournment thereof (the "Annual Meeting").

This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder(s) on the proposals identified on the reverse side hereof, and on any other matter properly coming before the Annual Meeting, in the discretion of the proxy. If no contrary direction is made, the shares will be voted FOR the election of all nominees under Proposal 1 and FOR Proposals 2, 3 and 4.